UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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GUITAR CENTER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GUITAR CENTER, INC. 5795 Lindero Canyon Road Westlake Village, California 91362

August 14, 2007

Dear Stockholder:

The board of directors of Guitar Center, Inc. (“Guitar Center,” “we,” “us” or “our”) has approved a merger agreement providing for the acquisition of Guitar Center by VH AcquisitionCo, Inc., an entity sponsored by a fund affiliated with Bain Capital Partners, LLC. Guitar Center entered into the merger agreement on June 27, 2007. If the merger is completed, you will receive $63.00 in cash, without interest, for each share of Guitar Center’s common stock that you own, and Guitar Center will become wholly owned by VH AcquisitionCo, Inc.

You will be asked, at a special meeting of Guitar Center’s stockholders, to consider and vote on a proposal to adopt the merger agreement. After careful consideration, our board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared the merger agreement to be advisable and in the best interests of our stockholders. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

The time, date and place of the special meeting are as follows:

5:00 p.m., local time, September 18, 2007
Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California 91362

At the special meeting, you will also be asked to consider and vote upon a proposal to adjourn the special meeting to solicit additional proxies to adopt the merger agreement if there are not sufficient votes present at the special meeting.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain additional information about Guitar Center from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting of stockholders vote for the adoption of the merger agreement. If you do not vote, it will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or submit your proxy by telephone or the Internet. If you are a stockholder of record, these actions will not limit your right to withdraw your proxy if you wish to attend the special meeting and vote in person. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Thank you in advance for your cooperation and continued support.

Leland P. Smith
Executive Vice President of Corporate Development,
General Counsel and Secretary

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed on the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 14, 2007 and is first being mailed to stockholders on or about August 15, 2007.

THIS PROXY STATEMENT IS DATED AUGUST 14, 2007 AND IS FIRST BEING
MAILED TO STOCKHOLDERS ON OR ABOUT AUGUST 15, 2007.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 18, 2007

TO THE STOCKHOLDERS OF GUITAR CENTER, INC.:

A special meeting of stockholders of Guitar Center, Inc., a Delaware corporation (“Guitar Center,” “we,” “us” or “our”), will be held at Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California  91362, on September 18, 2007, beginning at 5:00 p.m., local time, for the following purposes:

1.      Adoption of the Merger Agreement.   To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 27, 2007, among VH AcquisitionCo, Inc., VH MergerSub, Inc. and Guitar Center, Inc., pursuant to which, upon the merger becoming effective, each outstanding share of Guitar Center common stock, par value $0.01 per share, will be converted into the right to receive $63.00 in cash, without interest.

2.      Adjournment of the Special Meeting.   To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3.      Other Matters.   To transact such other business as may properly come before the special meeting or any adjournment thereof.

Only stockholders of record of our common stock as of the close of business on August 6, 2007 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of our common stock you own.   The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting of stockholders vote “FOR” the adoption of the merger agreement. If you do not vote, it will have the same effect as a vote against the adoption of the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or submit your proxy by telephone or the Internet. If you are a stockholder of record, these actions will not limit your right to withdraw your proxy if you wish to attend the special meeting and vote in person. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Stockholders of Guitar Center who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Guitar Center before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption “Appraisal Rights” beginning on page 82 and are specified in Delaware’s appraisal statute, a copy of which is attached as Annex D to the accompanying proxy statement.

By order of the board of directors,

Leland P. Smith
Secretary
August 14, 2007

i

ii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. In this proxy statement, the terms “Guitar Center,” “we,” “us” and “our” refer to Guitar Center, Inc.

The Parties to the Merger Agreement (page 13)

Guitar Center, Inc.

5795 Lindero Canyon Road

Westlake Village, California 91362

(818) 735-8800

Guitar Center, a Delaware corporation, is the leading U.S. retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment. As of August 10, 2007, our wholly owned retail subsidiary operated 213 Guitar Center stores across the U.S., with 140 primary format stores, 70 secondary format stores and 3 tertiary format stores. In addition, as of August 10, 2007, the Music & Arts division of our retail store subsidiary operated 97 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students. We are also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalogs and websites, including www.musiciansfriend.com, www.guitarcenter.com, www.wwbw.com, www.music123.com and related websites.

VH AcquisitionCo, Inc.

VH MergerSub, Inc.

c/o Bain Capital Partners, LLC

111 Huntington Avenue

Boston, Massachusetts  02199

(617) 516-2000

VH MergerSub, Inc. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of VH AcquisitionCo, Inc. (“Parent”) formed by a private equity fund sponsored by Bain Capital Partners, LLC (“Bain Capital”) in anticipation of the merger. Upon the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into Guitar Center, with Guitar Center surviving the merger as a wholly-owned subsidiary of Parent (the “surviving corporation”). Merger Sub has de minimis assets and no operations. Parent is a Delaware corporation formed by a private equity fund sponsored by Bain Capital in anticipation of the merger. Bain Capital is part of Bain Capital, LLC, a global private investment firm whose affiliates manage several pools of capital including private equity, venture capital, public equity and leveraged debt with more than $55 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 240 companies around the world, including such leading retailers and consumer companies as Toys “R” Us, Michaels Stores, Burger King, Warner Music Group, Burlington Coat Factory, Dunkin’ Brands, Shopper’s Drug Mart, Dollarama and Staples. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo.

The Special Meeting (page 14)

Time, Place and Date (page 14)

The special meeting will be held on September 18, 2007, beginning at 5:00 p.m., local time, at Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California  91362.

Purpose (page 14)

You will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 27, 2007 (the “merger agreement”), by and among Parent, Merger Sub and Guitar Center. The merger agreement provides that Merger Sub will be merged with and into Guitar Center (the “merger”), with Guitar Center as the surviving corporation. Each outstanding share of Guitar Center common stock (other than shares held in our treasury or owned by Parent, Merger Sub, any of their subsidiaries or any of our subsidiaries or shares held by our stockholders who properly demand statutory appraisal rights) will be converted into the right to receive $63.00 in cash, without interest.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date and Quorum (page 14)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on August 6, 2007, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were 29,623,367 shares of our common stock outstanding and entitled to be voted.

The holders of a majority of the shares of our common stock outstanding at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting.

Required Vote (page 14)

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date for the special meeting. Since adoption of the merger agreement requires the affirmative vote of the shares outstanding as of the record date, a failure to vote your shares of our common stock or an abstention will have the same effect as voting against the merger.

As of the record date for the special meeting, the directors and executive officers of Guitar Center beneficially owned, in the aggregate, 1,009,384 shares of our common stock, or approximately 3.4% of the then-outstanding shares of our common stock. The directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation (page 14)

Any Guitar Center stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, may submit a proxy by telephone or the Internet or may vote in person at the special meeting. If your shares are held in “street name” by your broker or another nominee, you should instruct your broker or other nominee on how to vote your shares using the instructions provided by your broker or other nominee, and if you intend to vote your “street name” shares at the special meeting, you will need to contact your broker or other nominee to do so. If you do not provide your broker or other nominee with instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Any Guitar Center stockholder of record who submits a proxy by telephone or the Internet or executes and returns a proxy card may revoke the proxy at any time before it is voted. To revoke your proxy, you must either advise our Secretary in writing, submit a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy you wish to revoke or you may attend the special meeting and vote your shares in person. Simply attending the special meeting will not revoke any proxy you may have submitted.

If you have instructed your broker or other nominee to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker or other nominee to change your vote.

When the Merger Will be Completed (page 64)

We are working to complete the merger as soon as possible. We anticipate completing the merger in the fourth quarter of 2007, subject to adoption of the merger agreement by our stockholders and the satisfaction of the other closing conditions in the merger agreement. In addition, Parent and Merger Sub are not obligated to complete the merger until the expiration of a 20 consecutive day “marketing period” during which we must provide Parent specific financial information pursuant to the merger agreement to allow Parent to complete the debt financing for the merger.

Effects of the Merger (page 65)

If the merger agreement is adopted by our stockholders and the other conditions to closing are satisfied, Merger Sub will merge with and into Guitar Center. The separate corporate existence of the Merger Sub will cease, and Guitar Center will survive the merger as a wholly owned subsidiary of Parent. Upon completion of the merger, our common stock will be converted into the right to receive $63.00 per share in cash, without interest. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as its stockholder.

Recommendation of Our Board of Directors (page 36)

After careful consideration and based in part on the recommendation of the special committee of our board of directors (the “Special Committee”), our board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared the merger agreement to be advisable and in the best interests of our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

In reaching its decision, our board of directors evaluated a variety of business, financial and market factors and consulted with legal and financial advisors. In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. See “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 55.

For the factors considered by our board of directors in reaching its decision to approve the merger agreement and the merger, see “The Merger—Reasons for the Merger” beginning on page 34.

Opinions of Goldman, Sachs & Co. and Peter J. Solomon Company, L.P. (pages 36 and 44 and Annexes B and C)

At the meeting of our board of directors on June 26, 2007, Goldman, Sachs & Co. (“Goldman Sachs”) and Peter J. Solomon Company, L.P. (“PJSC”) each delivered its oral opinion, which opinions were later confirmed in writing, to the Special Committee and our board of directors that, as of June 27, 2007, and based upon and subject to the factors and assumptions set forth in its opinion, the $63.00 per share in cash to be received by the holders of Guitar Center common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of Goldman Sachs, dated June 27, 2007, and the written opinion of PJSC, dated June 27, 2007, each of which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, are attached as Annexes B and C, respectively, to this proxy statement. Each of the written opinions of Goldman Sachs and PJSC is addressed to our board of directors, as well as to the Special Committee, and is directed only to the consideration to be received in the merger and does not constitute a recommendation to our stockholders as to how to vote at the special meeting.

Financing (page 54)

It is estimated that the total amount of funds necessary to complete the merger and the related transactions is approximately $2.2 billion, which includes approximately $1.951 billion to be paid out to our stockholders and holders of other equity-based interests in Guitar Center and approximately $150 million to refinance or repay most of Guitar Center’s currently outstanding debt, with the remainder to be applied to pay fees and expenses related to the merger, the financing arrangements and the related transactions, as well as required working capital at closing. These payments are expected to be funded by a combination of proceeds from a debt financing arranged by Parent and Merger Sub and equity contributions by an entity sponsored by Bain Capital.

In connection with the execution and delivery of the merger agreement, Parent and Merger Sub obtained commitments to provide up to $1.815 billion in debt financing, consisting of (1) a senior secured asset-based revolving facility with a maximum availability of $375 million, (2) a senior secured loan term facility in an aggregate principal amount of $800 million, (3) a senior unsecured bridge loan facility in an aggregate principal amount of up to $300 million and (4) a senior subordinated unsecured bridge loan facility in an aggregate principal amount of up to $340 million. The proceeds of the debt financing are intended to finance, in part, the payment of the merger consideration, the repayment or refinancing of most of our debt outstanding on the closing date of the merger and to pay fees and expenses related to the merger, financing and related transactions and, in the case of the asset-based revolving facility, to provide working capital and to fund general corporate requirements on and after the closing date of the merger. Parent has agreed to use its reasonable best efforts to arrange the debt financing upon the terms and subject to the conditions described in the debt financing commitments. The facilities and notes contemplated by the debt financing commitments are subject to various conditions, as described in further detail under “The Merger—Financing—Debt Financing” beginning on page 54.

In addition, Parent has obtained $605 million in equity commitments from Bain Capital Fund IX, L.P. (“Sponsor”). See “The Merger—Financing—Equity Financing” beginning on page 54.

The closing of the merger is not conditioned on Parent obtaining the proceeds of the debt financing or the equity financing. Parent, however, is not required to consummate the merger until after the completion of the marketing period, as described above under “When the Merger Will be Completed” beginning on page 3 and in further detail under the caption “The Merger Agreement—Effective Time; The Marketing Period” beginning on page 64.

Treatment of Stock Options and Stock-Based Awards (page 65)

The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase shares of Guitar Center common stock will become fully vested, deemed exercised and canceled and each holder of a canceled stock option will receive, in exchange for such cancellation of their stock options, cash equal to the excess, if any, of $63.00 over the applicable per share exercise price for each stock option held, multiplied by the number of shares subject to the option, less any applicable withholding taxes.

The merger agreement provides that each outstanding share of our other stock based grants, other than shares granted under our Employee Stock Purchase Plan, including all shares of restricted stock, restricted stock units, performance share units, deferred stock units and deferred stock, whether or not then vested, will vest pursuant to the terms of the applicable plan and the holder of such stock-based award will be entitled to receive $63.00 per share in cash. The performance shares issued under our 2005 Long Term Incentive Plan and 2006 Long Term Incentive Plan will vest at the rate of 50%, in accordance with the terms of those plans.

All rights to purchase shares of common stock under our Employee Stock Purchase Plan as of June 30, 2007 were automatically exercised on that date as provided in the plan unless such right terminated prior to that date. In accordance with the merger agreement, we suspended our Employee Stock Purchase Plan effective as of June 30, 2007, and no offering periods under our Employee Stock Purchase Plan are scheduled to commence after that date.

Interests of Our Directors and Executive Officers in the Merger (page 55)

In considering the recommendation of the board of directors that you vote “FOR” the adoption of the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder, including the following:

•       the vesting of all unvested stock options, restricted stock, performance shares and deferred stock held by our directors and executive officers will accelerate in connection with the merger and all of those outstanding awards will be cashed out;

•       our executive officers are covered by employment agreements or executive termination benefits agreements which contain change of control termination protection that would provide certain severance payments and benefits upon termination of employment under certain circumstances following the merger;

•       the merger agreement provides for indemnification arrangements for each of our and our subsidiaries’ present and former directors and officers for a period of six years following the merger, as well as insurance coverage for acts or omissions occurring at or prior to the merger; and

•       although, to our knowledge, no agreements have been entered into as of the date of this proxy statement, members of our management may enter into employment agreements with the surviving corporation and may participate in the equity of the surviving corporation.

Material U.S. Federal Income Tax Consequences (page 59)

The exchange of Guitar Center common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a stockholder who exchanges their shares of common stock for cash in the merger generally will recognize gain or loss equal to the difference between the adjusted tax basis of the shares exchanged and the amount of cash received therefor. Any such gain or loss will be capital gain or loss if the shares are held as capital assets by the stockholder, and generally will be long-term capital gain or loss if the stockholder has held the shares for more than one year as of the effective date of the merger. Long-term capital gains of a non-corporate stockholder generally are subject to a maximum U.S. federal income tax rate of 15%.

The income tax discussion set forth above may not apply to stockholders in special situations including (but not limited to) stockholders who will own, actually or constructively, an interest in the surviving corporation following the merger, stockholders who received their shares upon the exercise of stock options or otherwise as compensation, stockholders who are traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, stockholders who are not U.S. persons and stockholders who are partnerships or other pass-through entities. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the merger, including any tax consequences arising under  federal, state, local, foreign or other tax laws.

Regulatory Approvals (page 62)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Parent and Guitar Center each filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on July 12, 2007. Early termination of the statutory waiting period under the Hart-Scott-Rodino Act was granted on July 20, 2007.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Receiving Merger Consideration (page 66)

Shortly after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Guitar Center stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a properly completed and signed letter of transmittal.

No Solicitation of Transactions (page 71)

Pursuant to the merger agreement, Guitar Center immediately ceased any merger or similar discussions or negotiations with all third parties other than Parent, Merger Sub and Parent’s representatives.

However, the merger agreement provides that, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to a bona fide written proposal for a takeover proposal or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.

Conditions to the Merger (page 76)

The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•       the merger agreement must have been adopted by our stockholders;

•       the waiting period applicable to the merger under the Hart-Scott-Rodino Act must have expired or been terminated;

•       no law or order or other legal restraint or prohibition preventing the consummation of the merger must be in effect;

•       since December 31, 2006, there must have been no event, change or occurrence, individually or in the aggregate, that has had or could reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Guitar Center and its affiliates, taken as a whole;

•       each party must have performed its obligations under the merger agreement in all material respects; and

•       the representations and warranties of each of Guitar Center, Parent and Merger Sub must be true and correct as of the closing date as described under the caption, “The Merger Agreement—Conditions to the Merger” beginning on page 76.

Other than the conditions pertaining to the stockholder approval, the absence of governmental orders and the expiration or termination of the Hart-Scott-Rodino Act waiting period (which has occured), either Guitar Center, on the one hand, or Parent, on the other hand, may elect to waive conditions to their respective performance and complete the merger.

Termination of the Merger Agreement (page 77)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after our stockholders have adopted the merger agreement in the following circumstances:

•       by mutual written consent of Guitar Center and Parent;

•       by either Guitar Center or Parent, if:

•        our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof;

•        the merger has not been consummated by December 31, 2007, unless the marketing period has not ended on or prior to December 31, 2007, in which case we or Parent may extend the December 31, 2007 termination date by one additional month; or

•        any law or final and non-appealable order makes consummation of the merger illegal or otherwise prohibits the merger;

•       by Guitar Center, if:

•        Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement and such breach (if curable) is not cured by the earlier of December 31, 2007 or 30 business days after notice of such breach;

•        prior to the adoption of the merger agreement by our stockholders, our board of directors determines in good faith that the failure to accept a superior proposal would be inconsistent with its fiduciary duties to our stockholders; or

•        at any time after the marketing period, the mutual conditions to closing and Parent’s and Merger Sub’s obligations to close have been satisfied (other than the receipt of certain certificates and affidavits) and neither Parent nor Merger Sub has received the proceeds of the debt financing (or commitments for an alternative financing); or

•       by Parent, if:

•        we breach any of our representations, warranties covenants or agreements contained in the merger agreement and such breach (if curable) is not cured prior to the earlier of December 31, 2007 or 30 business days after notice of such breach; or

•        our board of directors withdraws or modifies its recommendation that our stockholders vote in favor of adopting the merger agreement, or our board of directors approves, recommends or adopts another takeover proposal.

Fees and Expenses (page 78)

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to Parent a termination fee of $58 million and/or reimburse Parent for its transaction-related expenses of up to $11.5 million.

Parent has agreed to pay us a termination fee of $58 million plus reimbursement for certain expenses if we terminate the merger agreement because, at any time after the marketing period, neither Parent nor Merger Sub has received the proceeds of the debt financing (or commitments for an alternative financing), the mutual closing conditions have been satisfied and nothing has occurred such that the closing conditions for Parent and Merger Sub (other than the receipt of certain certificates and affidavits) would not be satisfied. Parent has also agreed to reimburse us for certain expenses if the merger agreement is terminated under other circumstances. The parties have agreed that the aggregate liability of Parent and its related parties for all losses and damages arising out of the merger agreement or the transactions contemplated by the merger agreement will be capped at $100 million.

Market Price of Our Common Stock (page 84)

Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the trading symbol “GTRC.” The closing price of our common stock on NASDAQ on June 26, 2007, which was the last trading day before we announced the merger, was $50.06. On August 13, 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on NASDAQ was $54.80.

Appraisal Rights (page 82 and Annex D)

Pursuant to Section 262 of the Delaware General Corporation Law (“DGCL”), our stockholders have the right to dissent from the merger and receive a cash payment for the judicially determined fair value of their shares of our common stock. The judicially determined fair value under Section 262 of the DGCL could be greater than, equal to or less than the $63.00 per share that our stockholders are entitled to receive in the merger. Stockholders that wish to exercise their appraisal rights must not vote in favor of the adoption of the merger agreement and must strictly comply with all of the procedures required by the DGCL. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex D.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as you decide how to vote at the special meeting. Please carefully read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Guitar Center,” “we,” “our” and “us” refers to Guitar Center, Inc.

Q:             What is the proposed transaction?

A:               The proposed transaction is a merger in which Guitar Center would be acquired by Parent, an entity controlled by funds affiliated with Bain Capital, through a merger of Merger Sub, a wholly owned subsidiary of Parent, with and into Guitar Center, with Guitar Center surviving the merger as a wholly owned subsidiary of Parent.

Q:             What will I receive in the merger?

A:               Upon completion of the merger, you will receive $63.00 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $6,300.00 cash in exchange for your shares of our common stock, without interest. You will not own shares in the surviving corporation.

Q:             Where and when is the special meeting?

A:               The special meeting will take place at Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California 91362 on September 18, 2007 at 5:00 p.m., local time.

Q:             What matters will I be asked to vote on at the special meeting?

A:               You will be asked to vote on a proposal to adopt the merger agreement and a proposal for the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

Q:             What vote of our stockholders is required to adopt the merger agreement?

A:               For us to complete the merger, holders of a majority of the outstanding shares of our common stock at the close of business on the record date must vote their shares “FOR” the adoption of the merger agreement. Failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement.

Q:             How does our board of directors recommend that I vote at the special meeting?

A:               Our board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary. You should read “The Merger—Reasons for the Merger” beginning on page 34 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:             What do I need to do now?

A:               You should read this proxy statement carefully, including its annexes, and consider how the merger would affect you. If you are a stockholder of record, you should ensure that your shares are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card and returning it in the envelope provided or by submitting your proxy by telephone or the Internet. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker or other nominee how to vote your shares, as discussed below.

Q:             If my shares are held in “street name” by my broker or other nominee, will that person vote my shares for me?

A:               Yes, but only if you provide instructions to your broker or other nominee on how to vote. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. Without your specific voting instructions, your shares will not be voted, which will have the same effect as a vote against adoption of the merger agreement.

Q:             Can I change my vote?

A:               Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying our Secretary in writing or by submitting a new proxy by telephone, the Internet or mail, in each case, with a date after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not revoke your proxy).

Please note that if you hold your shares in “street name” and you have instructed your broker or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker or other nominee to change your vote.

Q:             What does it mean if I get more than one proxy card or vote instruction card?

A:               If your shares are registered under different names or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” you may receive more than one voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted at the special meeting.

Q:             Should I send my stock certificates now?

A:               No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:             What happens if I sell my shares before the special meeting?

A:               The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the $63.00 per share in cash to be received by our stockholders in the merger. In order to receive the $63.00 per share, you must hold your shares until the effective time of the merger.

Q:             Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:               Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “Appraisal Rights” beginning on page 82 and in Delaware’s appraisal statute, a copy of which is attached as Annex D to this proxy statement.

Q:             What happens if the merger is not consummated?

A:               If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, Guitar Center will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ. You should read “The Merger—Delisting and Deregistration of our Common Stock” beginning on page 59 for more information. Under specified circumstances, Guitar Center may receive a termination fee from Parent or be required to pay to Parent a termination fee and reimburse certain transaction-related expenses of Parent, as described in this proxy statement under the caption “The Merger Agreement—Fees and Expenses” beginning on page 78.

Q:             Who can help answer my questions?

A:               If you have more questions about the proposed merger, please contact our legal department at 818-735-8800. If you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, MacKenzie Partners, at 800-322-2885 (toll-free) or 212-929-5500 (collect), or write to MacKenzie Partners, 105 Madison Avenue, New York, New York 10016. If your broker or another nominee holds your shares, you should call your broker or such nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of the future tense or forward-looking terminology, such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “could,” “plan,” “intend,” “project” and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•       the satisfaction of the conditions to consummation of the merger, including the adoption of the merger agreement by our stockholders;

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay to Parent a $58 million termination fee and/or reimburse Parent’s transaction-related expenses of up to $11.5 million;

•       the amount of the costs, fees, expenses and charges related to the merger;

•       the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•       the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•       the potential adverse effect on our business, properties and operations because of certain covenants regarding the conduct of our business and other matters we agreed to in the merger agreement;

•       the risk that we may be subject to litigation, including the litigation described under “The Merger—Litigation Concerning the Merger” beginning on page 62, in connection with the merger;

•       risks related to diverting management’s attention from our ongoing business operations; and

•       other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2006. See “Where You Can Find More Information” on page 87.

We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE PARTIES TO THE MERGER AGREEMENT

Guitar Center, Inc.

Guitar Center is incorporated in the state of Delaware with its principal executive offices at 5795 Lindero Canyon Road, Westlake Village, California 91362. We are the leading U.S. retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment. As of August 10, 2007, our wholly owned retail subsidiary operated 213 Guitar Center stores across the U.S., with 140 primary format stores, 70 secondary format stores and 3 tertiary format stores. In addition, as of August 10, 2007, the Music & Arts division of our retail store subsidiary operated 97 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students. We are also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalogs and websites, including www.musiciansfriend.com, www.guitarcenter.com, www.wwbw.com, www.music123.com and related websites.

VH AcquisitionCo, Inc.

VH MergerSub, Inc.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent formed by a private equity fund sponsored by Bain Capital in anticipation of the merger. Upon the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into Guitar Center, with Guitar Center surviving the merger as a wholly owned subsidiary of Parent. Merger Sub has de minimis assets and no operations. Parent is a Delaware corporation formed by a private equity fund sponsored by Bain Capital in anticipation of the merger. Bain Capital is part of Bain Capital, LLC, a global private investment firm whose affiliates manage several pools of capital including private equity, venture capital, public equity, and leveraged debt with more than $55 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 240 companies around the world, including such leading retailers and consumer companies as Toys “R” Us, Michaels Stores, Burger King, Burlington Coat Factory, Dunkin’ Brands, Shopper’s Drug Mart, Dollarama and Staples. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on September 18, 2007, beginning at 5:00 p.m., local time, at Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California  91362, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the merger agreement. Our stockholders must adopt the merger agreement for the merger to occur. If the stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about August 15, 2007.

Record Date and Quorum

The holders of record of our common stock as of the close of business on August 6, 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 29,623,367 shares of our common stock outstanding and entitled to vote.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date for the special meeting. Each outstanding share of our common stock is entitled to one vote.

As of August 6, 2007, the record date for the special meeting, the directors and executive officers of Guitar Center beneficially owned, in the aggregate, 1,009,384 shares of Guitar Center common stock, or approximately 3.4% of the outstanding shares of Guitar Center common stock. The directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of Guitar Center common stock will be voted “FOR” the adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” by your broker or another nominee, you should instruct your broker or other nominee how to vote your shares using the instructions provided by your broker or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker or other nominee and they can give you directions on how to vote your shares. If you intend to vote your “street name” shares at the special meeting, you will need to contact your broker or other nominee to do so. Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker or other nominee non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” adoption of the merger agreement.

If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary in writing, submit a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy you wish to revoke or you may attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker or other nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker or other nominee to change your vote.

Guitar Center does not expect that any matter other than the adoption of the merger agreement (and the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Postponement or Adjournment

Although it is not currently expected, the special meeting may be postponed by Guitar Center prior to the convening of the special meeting for the purpose of soliciting additional proxies. After the special meeting has been convened, any adjournment may be made without notice (if the adjournment is not for more than 30 days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting for the purpose of soliciting additional proxies. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

Guitar Center will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Guitar Center may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Guitar Center will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Guitar Center has retained MacKenzie Partners to assist it in the solicitation of proxies for the special meeting and will pay MacKenzie Partners a fee of approximately $12,500, plus reimbursement of out-of-pocket expenses.

THE MERGER

Background of the Merger

Our board of directors and our senior management periodically review and assess strategic alternatives available to us. At a regularly scheduled meeting of the board held on August 2 and August 3, 2006, Mr. Marty Albertson, our Chairman and Chief Executive Officer, advised the board that he believed the board should consider a sale of Guitar Center based on his views of the strategic benefits of operating as a private company and the challenges that our business would likely face over the next several years as well as his perception of favorable market conditions for a going private transaction. A discussion regarding Mr. Albertson’s views ensued among our directors, and the directors and Mr. Albertson also discussed whether he had been approached by any private equity firms and whether he had shared any non-public information with any potential buyer. Mr. Albertson told the board that, while he had received inquiries from several interested private equity firms, he had not had substantive discussions with any such firms and had not shared any of Guitar Center’s non-public information with them. Following the board discussion, Mr. Albertson excused himself from the meeting and the directors of the board other than Mr. Albertson, none of whom are members of management and who we refer to as the outside directors, conducted a lengthy discussion of Mr. Albertson’s suggestion and each of the directors present presented his views on a possible sale of Guitar Center. Significant factors discussed, in addition to those raised by Mr. Albertson, included our then current relatively weak operating results, the prospect for management distraction in a sale process that was not assured of completion on satisfactory terms, whether it was an appropriate time to sell Guitar Center and whether such sale would achieve fair value for our stockholders. During their discussion, the outside directors determined that they did not believe that it was an appropriate time to sell Guitar Center, that the outside directors believed in the strategic direction of Guitar Center and its intrinsic value and that, in the outside directors’ view, there was significant upside for stockholders, notwithstanding recent negative sentiment for retail stocks, including the stock of Guitar Center (the closing price of our common stock on August 3, 2006 was $39.84 per share).

Following the discussion among the outside directors at the August 2 and August 3, 2006 board meeting, two members of the board, Messrs. George Mrkonic, our lead director, and Peter Starrett, met with Mr. Albertson, informed him of the outside directors’ determination that it was not the appropriate time to sell Guitar Center and advised him that, at that time, management should not be involved in discussions regarding any sale transaction and that our resources should be dedicated to achieving Guitar Center’s then current long term plan. Mr. Albertson indicated that he did not agree with the decision of the outside directors and Messrs. Mrkonic and Starrett agreed to communicate Mr. Albertson’s disagreement to the other directors. The outside directors’ determination that they did not believe that it was an appropriate time to sell Guitar Center or hold any discussions regarding a sale of Guitar Center was later confirmed in an e-mail to Mr. Albertson, which was followed by a phone conversation between Mr. Mrkonic and Mr. Albertson during the week of August 14, 2006.

During the first three weeks of August, due in part to recent weakness in the stock price of retailers, including Guitar Center, management received inquiries from a number of buy-out funds, hedge funds and other investors.

At a meeting of the outside directors held on August 21, 2006, Mr. Mrkonic updated the other outside directors regarding the conversations and e-mail among Messrs. Mrkonic, Starrett and Albertson following the August 2 and 3, 2006 board meeting and the ongoing inquiries from buy-out funds, hedge funds and other investors. Mr. Mrkonic then informed the outside directors that he thought that Guitar Center should consider retaining an outside financial advisory firm to analyze Guitar Center’s current situation and to provide its views as to possible strategies available to maximize the value of Guitar Center to its stockholders. Mr. Mrkonic viewed the engagement of a financial advisory firm as encompassing the advisor’s views on a wide range of possible strategic alternatives available to Guitar Center, which might include, among other strategies, an analysis of the intrinsic value of our businesses in light of the present long-term plan, a leveraged buy-out of Guitar Center, a leveraged recapitalization strategy, a reduced growth strategy combined with a use of cash flow to reduce the number of shares outstanding and a determination to stay the course of the present long-term plan. Mr. Mrkonic stated that his suggestion that Guitar Center engage a financial advisor to conduct a review should not be viewed as a suggestion that Guitar Center should change its current long-term strategic plans or goals, but rather that in light of Guitar Center’s continuing stock price weakness it would be prudent for the outside directors to consider the views of an appropriate financial expert. A discussion ensued among the outside directors, who considered in detail the advantages and disadvantages of engaging a financial advisor, the possible scope of the engagement and possible candidates. The directors reached a consensus that it would be advisable for the outside directors to engage a financial advisor to review a broad set of alternatives and that the engagement of the financial advisor should not be considered as an indication that the directors were going to change the strategic direction of Guitar Center, and, as a result, the outside directors recognized the need for a high level of confidentiality in order to avoid any market rumors that might be generated by discussions with an investment banking firm. The outside directors then requested that the chairs of the standing board committees, Messrs. Mrkonic, Kenneth Reiss and Starrett, coordinate advisor interviews and make a recommendation to the entire group of outside directors, it being deemed impracticable that all of the outside directors participate in the coordination of the selection process.

After the August 21, 2006 meeting, at the request of the board Mr. Mrkonic advised Mr. Albertson of the topics discussed at the meeting and the resulting actions that the outside directors intended to pursue. During his discussion with Mr. Mrkonic, Mr. Albertson concurred with the outside directors’ decision to retain a financial advisory firm.

In early September of 2006, Messrs. Mrkonic, Reiss and Starrett interviewed representatives of two different financial advisory firms, one of which was Goldman Sachs. At a meeting of the outside directors on September 12, 2006, the outside directors discussed the interviews and the two subject firms and their qualifications for the assignment. Although additional qualified financial advisors had been discussed at the August 21, 2006 meeting, Messrs. Mrkonic, Reiss and Starrett had concluded that for confidentiality reasons the two firms believed to be most qualified would be interviewed first and the search broadened if those meetings did not identify a qualified candidate on engagement terms deemed reasonable and appropriate by the outside directors. The outside directors discussed the respective engagement proposals of each advisory firm. Mr. Mrkonic advised the directors that each firms’ proposals had initially included an affirmative obligation of Guitar Center to hire the firm as its investment banker to execute any strategic transaction that might follow the initial review of strategic alternatives available to Guitar Center. Mr. Mrkonic, on behalf of the ad hoc selection committee, had subsequently advised each financial advisory firm that no decision had been made to pursue any particular strategic alternative, that the firms should revise their proposals to address the terms of a stand-alone engagement solely to analyze Guitar Center’s current situation and provide the firm’s view as to possible alternatives, with that initial engagement not tied in any way to any other assignment, including execution of a strategic transaction that might follow the initial review of strategic alternatives available to Guitar Center. The revisions to the initial engagement proposals removing any requirement to engage the advisory firms for a subsequent strategic transaction were deemed important by the outside directors in order to implement the outside directors’ insistence that the strategic review process and retention of the financial advisory firm should not be considered as an indication that the outside directors were going to change the strategic direction of Guitar Center or pursue any strategic transaction.

During the September 12, 2006 meeting, the outside directors also discussed the fact that Goldman Sachs had represented Guitar Center and worked closely with management in both Guitar Center’s initial public offering in 1997 and its convertible notes offering in 2003, and the need for assurance that Goldman Sachs could operate independently of management. Messrs. Mrkonic, Reiss and Starrett told the directors that they had received assurances from Goldman Sachs that Goldman Sachs would be objective and independent of management and noted that the outside directors, and not management, would be Goldman Sachs’ client and that the financial advisory team working with the outside directors would be staffed by professionals who did not have a prior relationship with Guitar Center. A discussion among the directors ensued during which several of the outside directors commented on their favorable past experiences with Goldman Sachs in situations that had been unrelated to Guitar Center. Following the discussion, the outside directors unanimously concluded that Goldman Sachs should be retained to act as the financial advisor to the outside directors on substantially the terms discussed at the meeting. Mr. Mrkonic spoke with Mr. Albertson later that day regarding the decision reached by the outside directors with respect to the retention of Goldman Sachs.

On September 19, 2006, the outside directors entered into an initial engagement letter with Goldman Sachs pursuant to which Goldman Sachs agreed to act as financial advisor to assist the outside directors in their financial analysis and consideration of the various strategic alternatives available to Guitar Center.

Goldman Sachs presented its initial analysis of strategic alternatives available to Guitar Center at a regularly scheduled meeting of the board held on November 3, 2006. Goldman Sachs’ presentation included analyses of a number of available strategic alternatives, among them remaining with the then-current business plan, possible modifications to the current business plan (particularly with respect to the timing of investment in existing and new businesses), a leveraged recapitalization strategy coupled with a potential share buyback and a sale of Guitar Center. During a break out session of the outside directors at the November 3, 2006 board meeting, Goldman Sachs presented additional detail related to its analysis. This analysis was discussed extensively among the directors and with Goldman Sachs, with topics including the Music & Arts business, growth outside of the U.S., the rate of growth inside the U.S., the capital efficiency of Guitar Center, the state of the mergers and acquisitions market for retail companies, and the alternatives available to Guitar Center to increase stockholder value.

In particular, representatives of Goldman Sachs indicated to the outside directors at the November 3, 2006 meeting that no likely strategic buyer had been identified and that Guitar Center’s current business model would not likely be attractive to a private equity acquirer because Guitar Center consumed large amounts of capital at an insufficient rate of return. Representatives of Goldman Sachs noted that elements of the current business strategy that would be of concern to a private equity buyer would include the lower productivity of recent new Guitar Center stores along with the unproven tertiary model, the uncertainties attached to international expansion and the uncertain return from the large number of acquisitions planned for Music & Arts. The representatives of Goldman Sachs indicated that, at that time, Guitar Center’s current business model would present challenges to achieving a successful sale transaction.  The representatives of Goldman Sachs then presented a separate financial analysis of possible leveraged recapitalization scenarios. As had been the case with the leveraged buy-out analysis, the ultimate value of a leveraged recapitalization of Guitar Center was somewhat constrained by the significant amounts of capital projected to be consumed by a number of Guitar Center’s initiatives, including Music & Arts. However, the board noted that the analysis did demonstrate that stockholder returns could be increased by increasing the financial leverage of Guitar Center and using a portion of the proceeds to contract Guitar Center’s share base. The Goldman Sachs representatives were excused from the meeting and an extensive discussion ensued regarding the strategic alternatives available to Guitar Center, including staying the course, modifying the current business strategy by reducing capital investment and growth, a leveraged recapitalization and an outright sale. At the end of the session, Mr. Albertson returned to the meeting and the outside directors then further discussed the available strategic alternatives with Mr. Albertson.

The outside directors met again on November 21, 2006 to discuss the board’s ongoing analysis of strategic alternatives. A representative of Latham & Watkins LLP, legal counsel to Guitar Center (“Latham”), then addressed the outside directors, reminding them that Guitar Center’s governance documents did not include a number of relatively common provisions that, while potentially having an anti-takeover effect, also would provide the board with the ability to influence significantly the timing and nature of any strategic transaction consistent with its fiduciary duties. A discussion ensued and the outside directors determined not to take any action with respect to the implementation of anti-takeover provisions at that time.

In addition, at the November 21, 2006 meeting, following a continued discussion of potential strategic alternatives available to Guitar Center, the outside directors approved the contents of a memorandum, a draft of which each of them had received prior to the November 21, 2006 meeting, that would be sent to Mr. Albertson prior to a scheduled December 6, 2006 meeting of the full board. The memorandum affirmed the outside directors’ continued belief that pursuing a transaction to sell Guitar Center at that time was not the best way to create long term value for stockholders. In addition, based on discussions at prior meetings of the outside directors and the presentations by Goldman Sachs, the memorandum noted that the outside directors did believe that Guitar Center had reached a point that would require at least a temporary pause in its pursuit of a growth strategy, including also delaying the international growth plan, and presented a detailed discussion of the challenges facing Guitar Center and potential changes to Guitar Center’s 2007 business plan designed to achieve a reduction in the rate of expansion and to improve Guitar Center’s business and capital utilization.

The memorandum approved by the outside directors at the November 21, 2006 meeting was delivered to Mr. Albertson during the last week of November. Mr. Albertson responded to the memorandum in a letter to the board dated December 1, 2006, in which he noted that he did not necessarily agree with some of the outside directors’ statements about the value of Guitar Center and that he did not believe that the board could properly exclude any specific alternative strategy. Instead, Mr. Albertson wrote that he believed that a sale of Guitar Center was an alternative that should be considered along with all others as part of the board’s ongoing obligation to act in the best interest of Guitar Center and its stockholders.

On December 6, 2006, a board meeting was held and the directors present again discussed, among other matters, the strategic alternatives available to Guitar Center, and in particular the viewpoints of the outside directors and Mr. Albertson regarding the appropriate strategic direction of Guitar Center, including as it related to domestic growth and international growth by Guitar Center, the allocation of capital, the growth of Music & Arts, working capital management and a possible leveraged recapitalization. The board conducted an in depth discussion regarding the business challenges facing Guitar Center, during which Mr. Albertson stated that he continued to believe these challenges would best be managed in a private company environment, not as a public company. During the discussion at the December 6, 2006 board meeting, in response to questions from the outside directors, Mr. Albertson indicated that if Guitar Center did not complete a going-private transaction, he would likely not stay on as CEO, but that he would stay during an appropriate transition period if fair compensation was provided. The board also had an extensive discussion regarding potential changes to Guitar Center’s business plan, including a reduced growth rate, that would address a more efficient use of capital and a likely increase in stockholder value whether or not Guitar Center remained public.

The outside directors met again on December 18, 2006 and discussed the December 6, 2006 board meeting, which had made clear several disagreements with Mr. Albertson regarding the strategic direction of Guitar Center, including in particular whether or not Guitar Center should pursue a leveraged recapitalization as a public company or consider a possible sale, the extent to which the growth rate of the Music & Arts business and related capital investment should be reduced, and when it would be appropriate for us to expand the Guitar Center business internationally. The outside directors also discussed Mr. Albertson’s statement, in response to questions from directors present at the December 6, 2006 board meeting, that if Guitar Center did not complete a going private transaction, he would likely not stay on as CEO but would stay during an appropriate transition period if fair compensation was provided. Considering Mr. Albertson’s comments and the desire of the outside directors to avoid management succession risk, the outside directors determined that they should take appropriate steps to consider strategies to maximize stockholder value in the event Mr. Albertson determined to leave Guitar Center if no sale took place. The alternatives that the board determined were appropriate to pursue included a possible sale process if an attractive valuation could be achieved, or a leveraged recapitalization of Guitar Center. The outside directors determined to seek the advice of outside advisors, including Goldman Sachs, regarding these possible strategies. The outside directors also agreed to retain a search firm to seek a potential CEO successor to Mr. Albertson to provide for the possibility that a sale process might not yield satisfactory results or the possibility that the outside directors would determine to pursue a leveraged recapitalization, and in either event Mr. Albertson might not remain as CEO.

The full board met at a regularly scheduled meeting on February 22, 2007 and representatives of Goldman Sachs presented an updated financial presentation relating to strategic alternatives available to Guitar Center. The Goldman Sachs representatives reviewed recent public company merger and acquisition activity and current market perception of Guitar Center and then-current analyst estimates for our financial performance. The Goldman Sachs representatives then led a discussion regarding revised management financial projections and the impact on earnings before interest, taxes, depreciation and amortization and free cash flow that had been created by changes in the assumptions underlying those projections. The projections had been revised to give effect to strategic decisions made to reduce the level of investment in new store growth at Guitar Center and the pace of acquisitions at Music & Arts to improve Guitar Center’s utilization of capital. Goldman Sachs detailed the assumptions that had changed for the board, including an elimination of future store growth at Guitar Center retail beyond the units presently committed and the resulting impact on capital expenditures, an increase in the penetration of proprietary products as a percentage of revenue for the Guitar Center brand, and a cessation of acquisition activity at the Music & Arts unit. Goldman Sachs then reviewed the various strategic alternatives available to Guitar Center using the amended projections. In particular, the amended plan involved projected cash flow characteristics which increased significantly the free cash flow produced by the business over management’s prior plan, which had contemplated significant investment in growth in the Guitar Center business and in the Music & Arts business.

Following a discussion among the board and its advisors at the February 22, 2007 meeting, the Goldman Sachs representatives made a series of recommendations regarding the appropriate process should the board desire to explore a possible sale of Guitar Center. The Goldman Sachs representatives indicated that they believed that a sale process could be conducted confidentially with a relatively limited group of possible buyers without compromising the expected price received, although there would be a risk of a market leak. Based on its knowledge of the industry, Goldman Sachs also indicated that the likely buyer would be a private equity firm because there were no obvious potential strategic buyers except, possibly, a large retailer of consumer electronics, which we refer to as the electronics retailer. Goldman Sachs also noted that our business model is somewhat unique and complicated, and that a narrower process would allow management time to be allocated to each interested buyer using a customary approach designed to solicit qualified buyers early in the process with an in-person management presentation which would be supervised by Goldman Sachs. The board then engaged in a discussion regarding a series of issues surrounding a potential sale of Guitar Center, including, among other topics, the anticipated reaction of Guitar Center’s current stockholder base to a sale, the anticipated reaction of current employees and vendors to a sale, and the potential financing for a sale transaction. The board then discussed with Goldman Sachs a list prepared by it identifying specific entities for the directors to consider including in a sale process. During that discussion, Mr. MacMillan disclosed to the board an affiliation with one of the potential private equity acquirors and Mr. Martin disclosed to the board an affiliation with a second potential private equity acquirer (neither of which was Bain Capital). Mr. Albertson also expressed his preference that two private equity firms (neither of which was Bain Capital) be included in the list of firms to be approached in a sale process.

Mr. Albertson then left the February 22, 2007 meeting and an executive session of the outside directors commenced. Goldman Sachs then presented additional detail relating to management’s projections and available strategic alternatives to the outside directors. The outside directors, with representatives of Goldman Sachs and Latham, reviewed in detail the updated analysis of strategic alternatives presented by Goldman Sachs, including remaining with the current business plan, possible modifications to the current business plan (particularly with respect to timing of investment in existing and new businesses), a recapitalization strategy coupled with a potential share buyback and a sale of Guitar Center. The outside directors discussed changes that had been made to Goldman Sachs’ earlier analysis, including the fact that key elements of the underlying business strategy of Guitar Center had changed as a result of recent discussions between the outside directors and management and the revised management projections, especially surrounding future growth plans and the related ability of our business to generate free cash flow, in each case with a view towards improving Guitar Center’s return on invested capital. These changes were deemed appropriate to increase stockholder value, whether Guitar Center remained public in its current form, engaged in a recapitalization or was sold.

At the February 22, 2007 executive session of the outside directors, based on the analysis conducted by Goldman Sachs, the outside directors concluded that the multiples being paid in recent transactions for quality retailers were at historic highs, and that a sale of Guitar Center at such a multiple would potentially be an attractive alternative to the challenges presently facing Guitar Center, including weak recent sales, uncertain market conditions for musical instruments products, uncertain prospects for the profitable growth of certain businesses, including Music & Arts and international expansion, and the uncertainty surrounding Mr. Albertson’s future plans and related succession matters. Among other things, Guitar Center had disseminated a press release on January 10, 2007 announcing that revenue and earnings for the fourth quarter of 2006 had been less than expected. The outside directors also recognized the potential value of a confidential sale process in light of both the potential disruption that a publicly disclosed sale process could have on Guitar Center and management and the strong desire of the outside directors to retain the flexibility to terminate the sale process and engage in an alternative strategy, such as a recapitalization. In reviewing the strategic analysis prepared by Goldman Sachs, it was observed that the revised management business plan did not contemplate any new store growth for Guitar Center, a significant change from prior strategy. The board discussed the matter with Goldman Sachs which indicated that it had inquired of management about this change, and an alternative strategy of modest store growth would likely have no or little impact on the expected sale price for Guitar Center today due to the store investment required, although the outcome would be highly dependent on the productivity of the additional stores. Goldman Sachs also confirmed its view that there would be strong interest in Guitar Center among private equity firm buyers and that the private equity firm buyers to be contacted by Goldman Sachs were a sufficient pool of buyers to create a competitive bidding environment. Goldman Sachs stated that the sale process discussed by the outside directors was, in their view, appropriate under the circumstances. It was also acknowledged that the process could be modified to add additional parties as appropriate.

During the course of the February 22, 2007 executive session of the outside directors, the outside directors discussed the advantages and disadvantages of having Goldman Sachs offer a staple financing package in a sale process, including the benefits of greater confidentiality, the availability of Goldman Sachs, Guitar Center’s long-time investment banker, to bring its familiarity with Guitar Center to bear in the financing context, the ability to set a quality floor under acquisition financing packages and the ability to have potential buyers present initial indications of interest on a level playing field using an identical financing package. The outside directors also acknowledged Goldman Sachs’ potential conflict of interest that would be created by offering a staple financing package and the need to be certain that the staple financing did not obstruct buyers from seeking the best possible financing in the market at a later date.

Following the discussion of the staple financing during the February 22, 2007 meeting of the outside directors, Goldman Sachs left the meeting and a representative of Latham then reviewed with the outside directors their fiduciary duties in light of the impending commencement of a process to consider a sale of Guitar Center. Latham then indicated that, while not legally mandated, independent special transactional committees were generally put in place to manage a sale process, particularly if the buyers were expected to include private equity firms in light of the possible actual and apparent conflicts of interest of management in such a process. Following the presentation by Latham, the outside directors determined to create a special transactional advisory committee, which we refer to as the Special Committee, consisting of the chairmen of each of Guitar Center’s standing committees, Messrs. Mrkonic (Chair), Reiss and Starrett, each of whom confirmed that they believed they were independent and had the time, interest and experience to serve as a member of the Special Committee.

The discussion at the February 22, 2007 meeting of the outside directors then turned to the sale process to be conducted and the need for the outside directors to manage the process in light of the possible conflict of interest for management. It was agreed that the Special Committee would retain its own counsel, and with the assistance of its counsel, prepare empowering resolutions for the Special Committee, begin negotiation for retention of Goldman Sachs on appropriate terms to act as a financial advisor to the Special Committee in the sale process, as the initial retention of Goldman Sachs had only contemplated an evaluation of strategic alternatives, and put in place written neutrality arrangements with management pursuant to which the management team would agree to be neutral and not favor any particular prospective buyer at the expense of another. The outside directors then held a discussion regarding the identities of potential strategic buyers of Guitar Center, which did not identify any further likely candidates other than the electronics retailer. Following the discussion of potential strategic buyers, the outside directors turned to the alternatives available to Guitar Center if the sale process did not produce a satisfactory outcome, again expressing their concern that if Mr. Albertson chose not to stay with Guitar Center in a stay-public plan, his departure would make such a plan a much less effective alternative without a satisfactory replacement. The outside directors were unanimous in their view that, in order to maximize stockholder value, as many alternatives as possible would have to be available to the outside directors, including steps to address Mr. Albertson’s possible departure. Following a description by Mr. Starrett of his preliminary contacts with an executive recruiter, the outside directors affirmed their earlier decision to retain the executive recruiter to commence a search for a new CEO in the event a sale could not be completed on attractive terms and Mr. Albertson chose not to stay with Guitar Center. The outside directors were unanimous in believing that such a highly confidential search should be conducted so that the board would be evaluating a stay-public alternative with full knowledge of the available CEO talent. The outside directors created an ad hoc subcommittee of Messrs. Starrett, Walter Rossi and Pat MacMillan to act as a search committee to supervise the activities of the executive recruiter, which we refer to as the succession committee.

At the end of the February 22, 2007 executive session of the outside directors, Mr. Albertson was invited back into the meeting and advised of the decisions reached. During the discussion, Mr. Albertson expressed his belief that the recruitment process for a possible replacement CEO was unnecessary at that time, and that even if he chose to leave Guitar Center he would provide a suitable transition period. The outside directors advised Mr. Albertson that they differed with his view, believed it important to conduct a confidential CEO search during the sale process and expected to retain an executive recruiter to commence a search in the near future.

On March 9, 2007, the outside directors met to review the status of the ongoing process of evaluating strategic alternatives. Mr. Mrkonic also reported on conversations he had recently had with two large stockholders who had been referred to Mr. Mrkonic by our CFO regarding their support for a recapitalization or similar action to increase stockholder value. At the March 9, 2007 meeting, the outside directors were also introduced to representatives of Bingham McCutchen LLP (“Bingham”), who had been retained by the Special Committee as its independent counsel. The outside directors next reviewed resolutions formally confirming the authority of the Special Committee to conduct the sale process (including the ability to not recommend a sale) and retain financial and legal advisors. The members of the

Special Committee informed the other outside directors that they had considered, but ultimately determined not to seek, additional compensation for their service on the Special Committee, and that the resolutions formally confirming the authority of the Special Committee would expressly provide that no additional compensation would be provided to the members of the Special Committee for serving thereon. Mr. Mrkonic, as chairman of the Special Committee, informed the other outside directors that the Special Committee would keep the outside directors well informed about the sale process and the Special Committee’s actions, and would hold frequent outside director meetings during the sale process.

The outside directors present at the March 9, 2007 meeting then discussed the retention of PJSC as a financial advisor to the Special Committee in order to provide advice to the Special Committee that would be independent of Goldman Sachs in connection with the sale process and the evaluation of other strategic alternatives available to Guitar Center. PJSC had been the second firm interviewed by the members of the Special Committee in connection with the initial strategic review assignment in September of 2006 and had made an impressive presentation to the members of the Special Committee at that time. Mr. Mrkonic also noted that PJSC would be able to advise the Special Committee regarding the financial benefits and detriments of staple financing to a sale process, the possible terms thereof, the possible identities of strategic buyers and other aspects of the sale process. The outside directors also discussed an engagement letter for an executive search firm in connection with the confidential CEO search.

The outside directors discussion at the March 9, 2007 meeting then turned to a neutrality agreement with three members of our senior management, Mr. Albertson, Mr. Erick Mason, our Executive Vice President and Chief Financial Officer, and Mr. Leland Smith, our Executive Vice President of Corporate Development, General Counsel and Secretary, a draft of which had been circulated to the outside directors prior to the meeting for their review. The outside directors discussed the principal terms of the neutrality agreement, including (i) a restriction on management’s ability to agree with any buyer on future employment terms and equity arrangements until definitive agreements with respect to an acquisition were signed by Guitar Center, (ii) a statement that the potential buyer, and not management, would decide how much leverage to employ, (iii) a requirement that all contact by management with bidders would be supervised by either Goldman Sachs or Bingham, (iv) a requirement that management remain neutral with respect to all bidders and refrain from offering opinions or advice to bidders regarding a proposed transaction, (v) a requirement that management would not contact or solicit any person regarding interest in investing in or acquiring the company and (vi) an agreement that Guitar Center would reimburse management’s legal fees only for review of the neutrality agreement and for no other purpose in connection with the potential acquisition, unless specifically approved by the Special Committee. Following the discussion of the terms of the neutrality agreement, the outside directors authorized Bingham to approach management and counsel to management in order to have the neutrality agreements executed. The outside directors also discussed whether to implement a bonus program to encourage management to cooperate in the sale process, but determined not to do so in consideration of the fact that management already had sufficient incentives in place to cooperate, including the potential for accelerated vesting of options and stock awards in the event a sale was consummated.

On March 19, 2007, the Special Committee met and discussed with representatives of Latham and Bingham draft engagement letters with both Goldman Sachs and PJSC, and appropriate means of structuring the fees payable to PJSC so as to incentivize PJSC to provide independent advice with respect to the various strategic alternatives available to the board. The Special Committee also discussed the need for additional detail on the proposed Goldman Sachs staple financing as well as a review of the proposed engagement terms of PJSC and also approved a final form of the management neutrality agreement. Representatives of Bingham then inquired of the Special Committee as to any relationships between the members of the Special Committee and either Goldman Sachs or PJSC. During the ensuing discussion, none of the members of the Special Committee indicated that they had any relationship with Goldman Sachs or PJSC, apart from experience with the advisors in other transactions.

Later in the day on March 19, 2007, Messrs. Albertson, Mason and Smith executed the management neutrality agreement. On March 22, 2007 the board of directors executed a unanimous written consent, in substantially the form discussed at the March 9, 2007 meeting, empowering the Special Committee to seek acquisition proposals for Guitar Center and generally manage the potential sale process (including the ability to not recommend a sale).

On March 27, 2007, the Special Committee met with Mr. Albertson in order to provide him with updates on various aspects of the sale process and to discuss the sale process generally. The Special Committee and Mr. Albertson discussed, among other matters, the formation of the Special Committee, the ongoing engagement process with Goldman Sachs and PJSC, the Special Committee’s retention of Bingham, strategic alternatives available to Guitar Center and the fact that the Special Committee was in the process of engaging a firm to conduct a search for a replacement CEO in the event that a sale transaction was not completed and Mr. Albertson did not continue as Guitar Center’s CEO.

During the first week of April, the Special Committee entered into a second engagement letter with Goldman Sachs, as well as a letter pursuant to which Goldman Sachs agreed to provide the staple financing, and an engagement letter with PJSC. The engagement letters provided that Goldman Sachs and PJSC would render financial advice in connection with the potential sale of Guitar Center and the PJSC engagement letter provided that PJSC would advise the Special Committee with respect to the strategic alternatives being considered by the board. The engagement letters also contemplated that each of Goldman Sachs and PJSC would undertake a study to enable them to render an opinion as to the fairness from a financial point of view of the financial consideration to be received by our stockholders in the event of a sale of Guitar Center. Also during the first week of April, the succession committee signed an engagement letter with an executive recruiter to commence a confidential search for a new CEO in the event a sale could not be completed on attractive terms and Mr. Albertson chose not to stay with Guitar Center.

During the last week of March and the first week of April, the Special Committee and other outside directors finalized the group of private equity firms who would initially be approached by Goldman Sachs to gauge interest in an acquisition of Guitar Center. The Special Committee and Goldman Sachs ultimately determined to initially approach nine private equity firms (two of which were expected to submit a joint bid), including Bain Capital, and gauge each of those firms’ interest in an acquisition. The nine private equity firms were selected based on their general reputation in the marketplace, their historical acquisition activity in the retail sector and the likelihood that they would have sufficient financial resources to acquire Guitar Center. On April 4, 2007, Goldman Sachs began to make initial inquiries of the nine private equity firms as to their potential interest in an acquisition of Guitar Center.

On April 5, 2007, the outside directors met for a briefing on the strategic transaction process and recent activities of the Special Committee, the succession committee and Goldman Sachs. Goldman Sachs informed the outside directors of its initial calls to the nine private equity firms and reviewed a confidential briefing memorandum that it had prepared for bidders with the outside directors. In response to a question from the outside directors, Goldman Sachs indicated that the private equity firms were being apprised that the directors believed that Guitar Center’s business was of very high quality, that the board was viewing a sale as only one of a number of possible alterative strategies, and that the board was not interested in a sale transaction unless it could achieve a very attractive value for stockholders. Goldman Sachs, Latham and Bingham outlined for the outside directors the terms of a proposed form of confidentiality agreement that each of the potential bidders would need to sign prior to being admitted into the sale process, which, among other things, prohibited potential bidders from communicating with other bidders, retaining financial advisors or financing sources on an exclusive basis or discussing with management future employment terms or equity arrangements, without the prior consent of the Special Committee.

The April 5, 2007 meeting then turned to a discussion among the outside directors and their advisors of potential strategic acquirers of Guitar Center as well as a discussion of whether additional private equity firms should be approached. The outside directors determined that they were only aware at that time of one strategic buyer, the electronics retailer, that would have both a meaningful interest in Guitar Center’s business and the financial ability to complete an acquisition. Due to the possibility of disruptive influence on management and sensitivity surrounding disclosure of confidential information to potential strategic buyers, the outside directors, after consulting with Goldman Sachs, determined to approach strategic buyers only if the process moved into the second round. If a strategic buyer was interested, the process should allow that strategic buyer to catch up with the financial buyers and have available a level playing field to pursue a possible bid. The outside directors then requested that Goldman Sachs and PJSC review potential strategic acquirers and whether any additional private equity firms should be included in the sale process and report back to the Special Committee.

At the April 5, 2007 meeting, Goldman Sachs also briefed the outside directors as to the proposed terms of a staple financing to be offered by Goldman Sachs, noting that no bidder would be required to use the staple financing, that no bidder would receive any advantage or be subjected to any disadvantage if they did or did not use the staple financing package, and that those facts would be made express to each of the possible bidders. Representatives of Goldman Sachs were then excused from the meeting, and the Special Committee noted that the question of whether or not to offer a staple financing package had been carefully considered by the Special Committee and its advisors and that a number of factors, among them the prospect of greater confidentiality early in the sale process, the utility of making available to bidders the knowledge that Goldman Sachs has of Guitar Center, and the ability to put a quality floor under bidding and thereby facilitate greater participation by bidders and drive to a higher price, were important considerations in the Special Committee’s determination to allow Goldman Sachs to present the staple financing package. The Special Committee also noted, however, that permitting a staple financing package created at least an appearance of a conflict of interest on behalf of Goldman Sachs especially in light of the very substantial financing fees that can be earned in a large leveraged buy-out transaction. In order to mitigate this concern, the Special Committee had elected to retain PJSC to provide additional independent financial advice. The Special Committee introduced representatives of PJSC to the outside directors, who then provided their views as to the proposed staple financing package, including their view that many companies have offered a staple financing package in connection with similar sales processes, that, based on a comparative study provided to the board, the terms of the proposed Goldman Sachs financing were competitive and that the staple financing should set a good and useful floor under the sale process. A discussion among the outside directors regarding the utility of the staple financing approach followed, with input from Latham, Bingham and PJSC, and, following the discussion, the outside directors agreed that the staple financing would be a beneficial feature of the sale process subject to the implementation of appropriate procedural safeguards, including allowing potential acquirers to seek other sources of debt financing in the marketplace prior to submitting final proposals, if any, to acquire Guitar Center and obtaining ongoing financial advice from PJSC. The Goldman Sachs representatives then left the meeting.

A discussion of PJSC’s role in the transaction followed at the April 5, 2007 meeting. The representatives of PJSC answered several questions from the outside directors and informed the outside directors that their firm was independent, particularly as to the terms of a potential financing of an acquisition of Guitar Center since PJSC is an advisory firm that is not in the business of arranging or providing debt financing. The representatives of PJSC then left the meeting and the outside directors’ discussion turned to the structure of the fees payable to PJSC. Mr. Starrett also updated the outside directors on the retention of the executive search firm and the procedures for the search process.

The Special Committee met on April 10, 2007 to discuss the current status of the sale process as well as whether additional bidders should be admitted into the process at that time. Following a discussion of additional private equity firms with the ability to fund an acquisition of Guitar Center and after consultation with its financial advisors, the Special Committee determined to admit three additional private equity firms to the sale process. The Special Committee’s discussion then turned to the question of which potential strategic buyers, if any, should be contacted and a review of a list of potential strategic buyers prepared by PJSC. Following discussion among the Special Committee and their advisors regarding specific possible strategic buyers and their circumstances, and the impact of the purchase of Guitar Center on a strategic buyer, the Special Committee concluded that the electronics retailer was the only likely strategic buyer, particularly in light of the expected multiple that Guitar Center expected to obtain in the bidding process. Representatives of both Goldman Sachs and PJSC indicated that they would consider international corporations to see if any additional strategic buyers could be identified.

Following the meeting of the outside directors on April 5, 2007, Guitar Center negotiated and entered into confidentiality agreements with eight of the nine private equity firms initially approached by Goldman Sachs, including Bain Capital, and, following the April 10, 2007 meeting of the Special Committee, with the additional three private equity firms who were admitted into the process. Following execution of 11 confidentiality agreements, Goldman Sachs distributed introductory informational materials to the prospective bidders and management offered presentations to all bidders and gave presentations to 10 of the 11 parties, with representatives of Goldman Sachs present at each presentation.

During the week of April 16, 2007, the Special Committee, with the input of Goldman Sachs, established procedures for the submission of initial indications of interest by each of the private equity firms, including that each indication of interest should represent the price per share or a range of prices per share that the bidder was willing to pay in cash for all of the outstanding shares of Guitar Center common stock and that the indication should be based solely on Goldman Sachs proposed staple financing in order to create a level playing field among bidders. Goldman Sachs sent an initial process letter to each of the potential bidders outlining the procedures for initial indications of interest and requesting that each of the private equity firms submit their initial indication of interest by April 27, 2007.

Seven of the 12 private equity firms initially admitted into the sale process submitted indications of interest on or about April 27, 2007. On April 30, 2007, the outside directors met to consider the indications of interest submitted by the private equity firms. Following a discussion among the outside directors and their advisors, the outside directors ultimately determined to admit the three bidders who had indicated the highest ranges of per share purchase prices, including Bain Capital, which had proposed a purchase price of $60.00 to $63.00 per share, into a second round of more detailed due diligence, including additional management meetings to be supervised by Goldman Sachs, prior to the submission of final bids. The outside directors asked Goldman Sachs to prepare invitations for each of the firms entering the second round process that would permit those firms to seek debt financing in the marketplace and to bring in financial and other advisors, provided that the bidders obtain the consent of the Special Committee for any debt financing sources or financial or other advisors retained. At the April 30, 2007 meeting, Goldman Sachs also noted that it had received inquiries from four additional private equity firms who were interested in entering into the sale process. The outside directors requested that Goldman Sachs approach each of the four additional private equity firms that had shown interest in Guitar Center and, subject to entering into a confidentiality agreement, ask each of them to submit initial indications of interest on an expedited basis. The outside directors also determined that if the initial indications of any of the four new private equity firms were in the same range of per share prices as those of the three private equity firms already admitted into the second round, those private equity firms should also be admitted. The outside directors requested that Goldman Sachs inform management of the identity of the potential buyers who would be admitted into the second round but not disclose to management the terms or relative ranking of the per share prices included in the indications of interest.

At the April 30, 2007 meeting, the outside directors then discussed inclusion of potential strategic acquirers in the sale process. The Special Committee noted that it had discussed a list of potential strategic acquirers prepared by Goldman Sachs with both Goldman Sachs and PJSC. The Special Committee informed the outside directors that it had conducted a very deliberative process with respect to potential strategic buyers and had been through Goldman Sachs’ list a number of times both on its own and with PJSC. Through that process, the Special Committee determined that only one potential strategic acquirer, the electronics retailer, had both expressed an interest in a retail musical instruments business and had sufficient financial resources to acquire Guitar Center. A discussion ensued among the outside directors and their advisors with respect to other potential strategic acquirers. None of the participants suggested any additional potential strategic acquirers who were likely to be interested in an acquisition of the Guitar Center and have the financial resources to consummate an acquisition. The Special Committee then requested that PJSC again review Goldman Sachs’ list of potential strategic buyers to see if PJSC could identify any additional potential strategic buyers. Following the discussion of potential strategic buyers, the outside directors asked Goldman Sachs to approach representatives of the identified electronics retailer to gauge its interest in executing a confidentiality agreement with Guitar Center and participating in the sale process. The Special Committee mentioned that it would discuss the potential inclusion of a strategic buyer in the process with Mr. Albertson and asked Goldman Sachs to do the same.

The succession committee then reported on the ongoing search for a possible new CEO in the event a sale transaction was not completed and Mr. Albertson did not continue as Guitar Center’s CEO. The succession committee reported that the executive search firm it had retained had begun to contact potential candidates and that, as part of the search process, it was requiring those candidates to execute a confidentiality agreement for the benefit of Guitar Center prior to disclosing Guitar Center’s identity.

The outside directors met again on May 11, 2007 for a further update on the sale process. Representatives of Goldman Sachs discussed the bidders presently engaged in the process, the bidders who still might be admitted into the process, and Goldman Sachs’ assessment of the level of interest of each current and possible participant. One element of the discussion was ongoing conversations regarding an indication in early May by an existing stockholder, which we refer to as the investment fund stockholder, that it had become aware of the potential sale process and would be interested in joining the sale process. The discussion next turned to the interest of possible strategic buyers. Goldman Sachs reported that it had made contact with the electronics retailer identified by the outside directors at the April 30 meeting and that Guitar Center was in the process of negotiating a confidentiality agreement with the electronics retailer. After discussion, it was also determined that Goldman Sachs would also approach a large manufacturer of musical instruments on a no-names basis to gauge its interest in a possible acquisition of a large musical instruments retailer.

At the May 11, 2007 meeting, PJSC also presented certain financial analyses it had prepared to the outside directors, which, under several assumptions, attempted to model possible future stock trading prices of Guitar Center. The core analysis conducted by PJSC was to demonstrate the sensitivity of Guitar Center’s possible future stock price model to a number of factors, including capital structure, cost of capital, comparable store sales, selling margin and number of stores open as of particular points of time in the future. The presentation demonstrated, among other things, that the future stock price of Guitar Center is highly sensitive to comparable store sales growth and margin expansion, and much less sensitive to the pace of new store growth. The presentation also included a leveraged recapitalization analysis based on several assumptions, including different levels of new store growth, comparative store sales growth and margin expansion. An extensive discussion ensued regarding the PJSC presentation and the possible future stock prices produced by its model. Following PJSC’s presentation, the Goldman Sachs representatives were excused from the meeting and the outside directors asked the PJSC representatives for their assessment of the process being conducted and of the financial analysis performed by Goldman Sachs to date. A general discussion of the process to date, the financial analysis and the bidders who had been approached and who remained in the process followed.

The representatives of Goldman Sachs then returned to the May 11, 2007 meeting and the discussion turned to a form of merger agreement, sponsor guarantee and equity commitment letter previously delivered to the directors that would be provided to second round bidders for comment as part of the bid process. Representatives of Bingham led the discussion and reviewed the agreement, guarantee, commitment letter and memorandums describing these documents with the directors, including the structure of the transaction, the “no shop” and fiduciary termination provisions, the financing termination provisions and rights of the company in the event of a buyer’s nonperformance. The legal advisors also reviewed the board’s fiduciary duties in connection with a sale transaction. The legal advisors sought the input of the directors on a number of specific contract terms. As to several points, at the request of the directors, the legal and financial advisors present described their views regarding the range of outcomes on each point in recent negotiated transactions that the advisors deemed comparable. Based on the input of the outside directors, the legal advisors undertook to revise the form agreement and related documents that would be provided to bidders participating in the second round process. The succession committee then updated the outside directors on the search for a possible CEO replacement.

On May 11, 2007, each of the outside directors reelected at the annual meeting was issued 2,641 shares of deferred stock under our 2004 Incentive Stock Award Plan in accordance with the standing formula plan applicable to outside directors. In connection with this grant, the directors approved a special provision in the deferred stock grant that capped the total grant value at $125,000 in the event that the grant accelerated as a result of a sale of Guitar Center within one year of the grant.

In May 2007, Guitar Center entered into confidentiality agreements with each of the additional four private equity firms discussed at the April 30, 2007 meeting, the electronics retailer and the investment fund stockholder, and received initial indications of interest from one of the additional four private equity firms and the investment fund stockholder. One of the private equity firms submitting an indication of interest and the investment fund stockholder were admitted into the second round process based on the range of per share values presented in their initial indications of interest. The electronics retailer ultimately determined that it was not interested in further exploring an acquisition of Guitar Center and elected not to submit an initial indication of interest. The large musical instruments manufacturer approached by Goldman Sachs following the May 11, 2007 meeting also indicated that it did not have an interest in exploring an acquisition of a large musical instruments retailer. During the course of May and early June 2007, the continuing potential acquirers conducted additional due diligence on Guitar Center. Representatives of Goldman Sachs were present for all of the discussions that potential acquirers had with management.

On May 29, 2007, several media outlets ran news items citing speculation that Guitar Center had hired an adviser to study a sale. Guitar Center did not respond to the market rumors, but Guitar Center did experience an increase in the trading price of its common stock.

During the last week of May 2007, one of the private equity firms admitted into the second round process revised its indication of interest significantly downward and was eliminated from the process. On June 1, 2007, the Special Committee met and discussed the remaining bidders in the process and discussed a few remaining open items on the form merger agreement and related documents with Latham and Bingham in preparation for distribution of the form merger agreement and related documents to bidders.

In the first week of June 2007, Goldman Sachs distributed a second round bidding instruction letter to participants remaining in the sale process at that time, which included three private equity firms and the investment fund stockholder, together with forms of a merger agreement, a sponsor guarantee and an equity commitment letter, each as had been reviewed by the board and approved by the Special Committee. The bid letter instructed the remaining participants in the process to submit drafts of debt financing commitments together with a markup of the merger agreement, guarantee and equity commitment letter by June 14, 2007 and to submit a full acquisition proposal by June 20, 2007, including the price per share that the bidder was willing to pay in cash for all of the outstanding shares of Guitar Center common stock. Between the time Goldman Sachs distributed the bid letter and June 11, 2007, two of the private equity firms admitted into the second round process either revised their indications of interest significantly downward or indicated that they no longer desired to make a formal bid and were eliminated from the process.

On June 11, 2007, the Special Committee met again and discussed whether to seek reassurances from Mr. Albertson that he would stay on as CEO through a transition period in the event that the board determined not to proceed with a sale of Guitar Center. The Special Committee ultimately determined to approach Mr. Albertson concerning his intentions through a conference call between the members of the Special Committee and Mr. Albertson.

On June 14, 2007, Bain Capital, the one private equity firm remaining in the sale process, submitted draft debt financing commitments and a markup of the form merger agreement, guarantee and equity commitment letter to Goldman Sachs. While the investment fund stockholder remained in the process and continued to conduct diligence on Guitar Center, it did not submit draft debt financing commitments or a markup of the transaction documents on June 14, 2007. On June 18, 2007, following discussions with members of the Special Committee, management and Goldman Sachs, representatives of Latham and Bingham conducted a conference call with Kirkland & Ellis LLP (“Kirkland”), counsel to Bain Capital, and presented to Kirkland initial impressions of Bain Capital’s draft financing commitments and Bain Capital’s markup of the transaction documents.

On June 17, 2007, at the request of Bain Capital and with the approval of the Special Committee, a telephone conversation took place involving Mr. Albertson, representatives of Bain Capital and a representative of Goldman Sachs. During the conversation, Bain Capital expressed its significant interest in acquiring Guitar Center and asked Mr. Albertson if he and senior management intended to continue with Guitar Center after an acquisition and if management would have an interest in investing in such a transaction. Mr. Albertson indicated that he intended to stay and believed senior management would. He also indicated his interest in investing in a transaction, but could not speak for the interest of other executives in doing so. No amounts or other terms of post-transaction compensation or investment were discussed. A Bain Capital representative also asked Mr. Albertson how he believed Guitar Center’s major stockholders would react to a sale transaction and Mr. Albertson indicated he believed they would react favorably.

On June 20, 2007, each of Bain Capital and the investment fund stockholder submitted their respective second round proposals for the acquisition of Guitar Center. Bain Capital’s proposal included a purchase price of $60.00 per share for all of the outstanding common stock of Guitar Center. Bain Capital’s proposal also included an executed debt financing commitment letter from J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A.. In response to Kirkland’s June 18, 2007 discussion with Latham and Bingham, Bain Capital’s proposal also included a list of revisions to Bain Capital’s initial markup of the transaction documents. Bain Capital’s proposal was not subject to any due diligence, financing or other similar conditions other than the negotiation and execution of mutually acceptable definitive documentation.

The proposal submitted by the investment fund stockholder indicated a purchase price of $60.00 to $63.00 per share. The investment fund stockholder’s proposal also indicated that the investment fund stockholder would require a period of approximately two weeks to complete confirmatory due diligence, negotiate a definitive acquisition agreement and finalize necessary financing commitments from both debt and equity financing sources.

The Special Committee spoke with Mr. Albertson by conference call on June 20, 2007, and received assurances from Mr. Albertson that if he decided to resign as CEO in the event that the board determined not to sell Guitar Center, Mr. Albertson would remain on as CEO at least for a transition period during which the board would be able to find a replacement for Mr. Albertson and during which Mr. Albertson would educate the replacement CEO with respect to Guitar Center and its business.

The outside directors met on the morning of June 21, 2007, to further analyze Guitar Center’s strategic alternatives and to consider the proposals submitted by Bain Capital and the investment fund stockholder. The meeting commenced with a review of recent operating matters by Mr. Albertson and a statement from Mr. Albertson emphasizing his belief that Guitar Center would be best suited by a strategy of moving forward into the private sector and his hope that the outside directors would receive offers for the acquisition of Guitar Center favorably. Mr. Albertson then left the meeting. Representatives of Goldman Sachs then began a discussion of the two acquisition proposals received by Guitar Center. Goldman Sachs noted that Bain Capital’s proposal was supported by committed financing and that a transaction with Bain Capital could be finalized expeditiously. In contrast, Goldman Sachs noted that the proposal submitted by the investment fund stockholder required an additional two week period before the investment fund stockholder would be prepared to enter into a transaction to acquire Guitar Center.

At the June 21, 2007 meeting, the outside directors and the representatives of Goldman Sachs then discussed the sale process generally, including the fact that Guitar Center had only received two second round acquisition proposals. Goldman Sachs noted that the board had instructed Goldman Sachs to inform potential bidders that the board was only willing to approve a sale of Guitar Center for a significant premium, and that, in Goldman Sachs’ experience, many ongoing auctions in the marketplace were coming down to one or two bidders in the final round due to the high level of buyout activity and the limited internal resources available to private equity funds. Goldman Sachs also discussed a number of concerns regarding Guitar Center’s business that had been raised by bidders who had exited the sale process, including the uncertainty of achieving forecast growth in Guitar Center’s propriety products and IT initiatives, the potential impact on cash flows of the failure to meet current forecasts, competition from big box retailers with respect to lower end merchandise, fluctuating pricing trends with respect to high end merchandise, and general softness in the retail industry, including at Guitar Center retail stores. Goldman Sachs noted that the electronics retailer who had signed a confidentiality agreement had indicated that it was not interested in acquiring Guitar Center.

The June 21, 2007 meeting continued with a discussion of the proposed financing arrangements of Bain Capital and the investment fund stockholder. Goldman Sachs noted that JPMorgan had provided a signed debt financing commitment to Bain Capital and that Bain Capital’s proposal also contemplated offering an opportunity to Lehman Brothers, Goldman Sachs and Wells Fargo to participate in the financing. The investment fund stockholder’s proposal had not included a committed financing package, although its bid letter mentioned working with Credit Suisse and Goldman Sachs to arrange for committed debt financing and a need to speak with potential equity financing sources in order to arrange the equity portion of its financing.

Following the discussion of financing packages, Goldman Sachs, PJSC and the outside directors turned to the question of how to proceed with the strategic review and negotiation process in light of the two proposals. With advice from their advisors, the outside directors ultimately decided that Goldman Sachs should contact the investment fund stockholder in order to try and determine a more definite price that the investment fund stockholder was willing to pay for Guitar Center, in light of the range of its proposal compared to Bain Capital’s full offer, and try to determine whether it would be possible to have the investment fund stockholder in a position to execute a definitive agreement with Guitar Center inside of its two week proposed timetable. The outside directors determined that Guitar Center should wait to respond to Bain Capital’s proposal until they had received a more definite indication of terms from the investment fund stockholder and that, following clarification from the investment fund stockholder, Goldman Sachs should coordinate with the Special Committee and seek more favorable terms from Bain Capital. The outside directors also instructed their advisors that management, including Mr. Albertson, should not be informed of the terms of the proposals unless and until the Special Committee authorized it. Representatives of Bingham and Latham then reviewed with the outside directors the revisions to the legal terms of Bain Capital’s proposal, and obtained the board’s input on those terms. At the end of the meeting, the outside directors confirmed that both the Special Committee and the full board would target a meeting for June 26, 2007 to consider final proposals from Bain Capital and the investment fund stockholder as well as other strategic alternatives available to Guitar Center.

After the June 21, 2007 board meeting, Goldman Sachs communicated with the investment fund stockholder regarding a need for more definite terms, including the price per share that the investment fund stockholder was willing to pay for Guitar Center’s common stock as well as an indication of whether the investment fund stockholder could be prepared to enter into definitive documentation in less then two weeks. On June 21, 2007, a representative of Goldman Sachs had a conversation with Bain Capital to advise them that the board had authorized Goldman Sachs to engage with another party.

On June 22, 2007, a representative of Bain Capital contacted Goldman Sachs to inquire about the status of the process. Shortly thereafter, Bain Capital submitted a revised proposal to acquire Guitar Center, increasing their proposed purchase price to $62.25 per share. Based on this revised proposal, the special committee authorized its advisors to provide Bain Capital with a markup of the merger agreement. Later the same day, the investment fund stockholder indicated a more definite purchase price range of $60.00 to $61.00 per share for their acquisition of Guitar Center and provided a specific timeline and a written list of comments to the form of merger agreement that had been provided to second round bidders. On the evening of June 22, 2007, representatives of Latham discussed this written list of comments to the form of merger agreement with outside counsel to the investment fund stockholder. Late in the evening on June 22, 2007, Bingham delivered a revised draft of the merger agreement, limited guarantee and equity commitment letter to Bain Capital in response to the markups submitted by Kirkland on June 14, 2007 as well as the list of revisions to Bain Capital’s initial markup of the transaction documents included in Bain Capital’s June 20, 2007 proposal.

Latham and Bingham spoke with Kirkland on June 23, 2007 regarding the revised merger agreement and the other transaction documents and late in the evening Kirkland delivered a revised markup of the merger agreement, limited guarantee and equity commitment letters.

On the morning of June 24, 2007, Mr. Mrkonic and representatives of Goldman Sachs, Latham and Bingham discussed the revised markup of the transaction documents and the process with Bain Capital and the investment fund stockholder generally. Goldman Sachs then spoke with the investment fund stockholder and Bain Capital, encouraging them to submit their best and final proposals for the board’s consideration by the end of the day on June 25, 2007. During Goldman Sachs’ conversation with the investment fund stockholder, the investment fund stockholder reaffirmed its purchase price range of $60.00 to $61.00 per share for Guitar Center and emphasized that it would need the full two week period to complete confirmatory due diligence, negotiate a definitive acquisition agreement and obtain necessary financing commitments from both debt and equity financing sources. Following Goldman Sachs’ discussions with the investment fund stockholder and Bain Capital, Latham spoke with Kirkland regarding Bain Capital’s revised markup of the merger agreement and the other transaction documents delivered by Kirkland on June 23, 2007.

On June 25, 2007, Latham spoke again with outside counsel to the investment fund stockholder regarding revisions to the investment fund stockholder’s list of comments to the initial form merger agreement. Later that day, Bain Capital submitted a final revised proposal with a further increased purchase price of $63.00 per share as well as new markups of the merger agreement and related transaction documents reflecting comments made during Kirkland’s June 24, 2007 discussion with Latham and in a form that Bain Capital would be prepared to execute. The investment fund stockholder elected not to submit a revised proposal, but indicated to Goldman Sachs in conversation that its purchase price range remained at $60.00 to $61.00 and that under no circumstances would it pay more than $61.00, and again emphasized that it believed it would be able to execute a definitive agreement after another two weeks of work.

On the morning of June 26, 2007, all of our outside directors (except Mr. Rossi who participated by phone) met in person in New York to review our strategic alternatives and to discuss the best and final proposal submitted by Bain Capital and the proposal previously received from the investment fund stockholder as modified by discussion with Goldman Sachs. Also in attendance were representatives of Goldman Sachs, PJSC, Latham and Bingham. Mr. Mrkonic and representatives of Goldman Sachs reported to the outside directors regarding the sale process, including with respect to the negotiations that had taken place with Bain Capital and the investment fund stockholder since the meeting of the outside directors on June 21, 2007 and the revised proposals received from each of them.

Goldman Sachs reviewed the terms of Bain Capital’s and the investment fund stockholder’s final proposals for the acquisition of Guitar Center. Representatives of Goldman Sachs then discussed with the Special Committee and outside directors their financial analysis with respect to Guitar Center, including a review of available alternatives, among them a sale of Guitar Center, a leveraged recapitalization or remaining with Guitar Center’s current business plan. Representatives of Latham and Bingham then reviewed with the outside directors the legal terms of the final merger agreement and related transaction documents provided by Bain Capital and Kirkland, which had been provided to outside directors prior to the meeting as well as the list of proposed changes to the draft merger agreement submitted by outside counsel to the investment fund stockholder. Latham and Bingham noted that Bain Capital had improved its proposed merger agreement terms with respect to deal certainty and a number of other terms since submission of its initial markup on June 14, 2007 and its second round proposal on June 20, 2007 and that counsel to the investment stockholder had indicated a willingness to improve the terms outlined in its list of proposed changes to the form merger agreement as well, including a willingness to improve on terms related to deal certainty. Representatives of Latham and Bingham stated their views that the legal terms of the Bain Capital merger agreement and related documents were more favorable than those of the investment stockholders in the current stage of negotiation. The representatives of Latham and Bingham next reviewed the key terms of Bain Capital’s revised merger agreement and related documents, reviewed the recent negotiations with Bain Capital, and responded to questions from the Special Committee and the other outside directors regarding the legal terms of the offer and the related definitive agreements. Latham and Bingham also discussed with all of the outside directors the fiduciary duties of directors in connection with evaluating strategic alternatives and a decision to sell Guitar Center.

Representatives of Goldman Sachs then left the meeting, and representatives of PJSC discussed their financial analysis with respect to Guitar Center, including a review of the strategic alternatives available to the Special Committee and outside directors.

Following a discussion of the PJSC presentation, the representatives of PJSC left the meeting. Mr. Starrett, chairman of the succession committee, then reviewed the results of the search for a potential CEO replacement. Mr. Starrett informed the outside directors that ten candidates had signed confidentiality agreements in connection with a search for a potential CEO replacement and, when informed that the search was for Guitar Center, seven of those candidates had expressed interest in the position of CEO of Guitar Center. Approximately half of the candidates identified by the executive recruiter retained by the succession committee had declined to sign a confidentiality agreement. Of the seven candidates who expressed an interest in serving as CEO of Guitar Center, three were current CEOs, two former CEOs, and two COOs, all of major retail businesses, some of which are larger than Guitar Center. Succession committee member Mr. Rossi had met with and interviewed one potential CEO candidate. The succession committee informed the other outside directors that it considered these candidates to have strong qualifications to serve as CEO of Guitar Center and expressed a high level of confidence that a qualified CEO could be found for Guitar Center through the search process the succession committee had initiated. The members of the succession committee and outside directors discussed the quality of the potential CEO candidates, their backgrounds and the fact that they lacked experience in the retail musical instrument business. The directors discussed the transition risk associated with retention of a new CEO, even after a transition period, if Mr. Albertson determined not to remain with Guitar Center if a sale transaction was not approved. As part of this discussion, members of the succession committee again expressed their belief that a qualified CEO could be identified to serve as CEO of Guitar Center through the search process.

Following the discussion with the succession committee, the Special Committee and outside directors convened separately with PJSC, Bingham and Latham, later joined by Goldman Sachs, to discuss the potential sale of Guitar Center.

After further discussions between the Special Committee, the other outside directors and representatives of Goldman Sachs, PJSC, Latham and Bingham, the Special Committee requested that each of Goldman Sachs and PJSC render to the Special Committee and other outside directors an opinion as to whether the financial consideration to be received by our stockholders in the proposed merger with entities sponsored by Bain Capital was fair from a financial point of view to our stockholders. Goldman Sachs and PJSC each delivered to the Special Committee and outside directors, an oral opinion, which was subsequently confirmed by delivery of written opinions each dated June 27, 2007, that, as of such date and based upon and subject to the factors and assumptions set forth in its respective written opinion, the $63.00 per share merger consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders. The full text of the written opinions of Goldman Sachs and PJSC, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken with such opinions, are attached as Annex B and Annex C to this proxy statement, respectively.

Following these presentations, the Special Committee on June 26, 2007, unanimously approved resolutions declaring the merger advisable and in the best interests of our stockholders, recommending the submission of the proposed sale of Guitar Center to entities sponsored by Bain Capital to the full board and recommending that the board approve and declare advisable and in the best interests of our stockholders the merger agreement, the merger and the other transactions contemplated by the merger agreement, and resolve to recommend that our stockholders vote to adopt the merger agreement. The full board with the exception of Mr. Albertson, who waived notice of the meeting, was then convened. Mr. Mrkonic, as chair of the Special Committee, reported to the board that the Special Committee had unanimously approved submission of the merger agreement, merger and related transactions to the full board, declared the merger agreement advisable and in the best interests of our stockholders and recommended approval thereof by the board, and recommended that the board recommend that our stockholders vote to adopt the merger agreement. Our board unanimously (with Mr. Albertson absent) then adopted resolutions approving the merger agreement with entities sponsored by Bain Capital, the merger and the other transactions contemplated by the merger agreement, declaring the merger agreement advisable and in the best interests of our stockholders, authorizing Guitar Center to enter into the merger agreement and recommending that our stockholders vote to adopt the merger agreement.

The merger agreement was executed by Guitar Center, Parent and Merger Sub on June 27, 2007. On June 27, 2007, prior to the commencement of trading on NASDAQ, Guitar Center and Bain Capital issued a joint press release announcing the merger.

Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that our stockholders vote to adopt the merger agreement, our board of directors consulted with the Special Committee and its financial and legal advisors. Our board of directors considered a number of potentially positive factors, including the following material factors:

•       the value of the cash consideration to be paid to our stockholders upon consummation of the merger;

•       the current and historical market prices of our common stock, and the fact that the $63.00 per share to be paid for each share of our common stock in the merger represents a premium of 32.8% based on the closing price of our common stock on May 25, 2007, the last trading day prior to public speculation that Guitar Center had hired a financial adviser to study a potential sale of Guitar Center, of $47.43 per share, a premium of 34.2% based on the average closing price for the one month prior to May 25, 2007 of $46.96 per share and a premium of 36.2% based on the average closing price for the three months prior to May 25, 2007 of $46.24 per share;

•       the possible alternatives to the sale of Guitar Center, including continuing to operate Guitar Center on a stand-alone basis and a leveraged recapitalization of Guitar Center, and the risks and uncertainties associated with such alternatives, compared to the relative certainty of realizing a fair cash value for our stockholders in the merger;

•       the board’s understanding of current trends in the markets and the retail sector in which Guitar Center operates;

•       the recent evaluation by the board of Guitar Center’s strategic plan, as well as the execution risks related to achieving that plan, compared to the risks and benefits of the merger;

•       the risk that our current Chief Executive Officer, Marty Albertson, who had indicated that he disagreed with the strategic direction our board of directors was taking with respect to Guitar Center, may have elected to step down or retire if we did not approve the sale;

•       the extensive sale process conducted by Guitar Center, with the assistance of our financial and legal advisors, which involved engaging in discussions with approximately 18 parties (both strategic and private equity) to determine their interest in acquiring Guitar Center, entering into confidentiality agreements with 17 parties, the receipt of 9 initial indications of interest and the receipt of final proposals to acquire Guitar Center from Bain Capital and one other party;

•       the board’s belief that, as a result of the process leading to the announcement of the merger agreement and the terms of the definitive merger agreement, the merger consideration represented a full and fair price for the shares of common stock of Guitar Center and that accepting the Bain Capital merger proposal would be in the best interests of Guitar Center’s stockholders;

•       the price proposed by Bain Capital reflected extensive negotiations between the parties and represented the highest price proposed by any party for the acquisition of Guitar Center;

•       the financial analysis of Goldman Sachs and its opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders (see “The Merger—Opinion of Goldman, Sachs & Co.” beginning on page 36 and Annex B to this proxy statement);

•       the financial analysis of PJSC and its opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders (see “The Merger—Opinion of Peter J. Solomon Company, L.P.” beginning on page 44 and Annex C to this proxy statement);

•       the terms of the merger agreement and the related agreements, including:

•        the limited number and customary nature of the conditions to the Parent’s and Merger Sub’s obligation to consummate the merger, including the absence of any financing condition;

•        the provisions of the merger agreement that allow the board to change its recommendation that our stockholders vote in favor of the adoption of the merger agreement under certain limited circumstances if required to comply with its fiduciary duties under applicable law;

•        our ability to furnish information to and conduct negotiations with third parties regarding other takeover proposals under certain limited circumstances;

•        our ability to terminate the merger agreement in order to accept a financially superior proposal, subject to paying Parent a $58 million termination fee;

•        the conclusion of the board that both the $58 million termination fee (and the circumstances when such fee could be payable) and the requirement to reimburse Parent and Merger Sub for certain transaction-related expenses if stockholders fail to adopt the merger agreement, were reasonable in light of the benefits of the merger to our stockholders, the auction process conducted by Guitar Center with the assistance of Goldman Sachs and the typical range and size of such terms in similar transactions;

•        the obligation of Parent and Merger Sub to use their reasonable best efforts (1) to obtain the debt financing and (2) if Parent and Merger Sub fail to effect the closing because of a failure to obtain the debt financing, to pay us a $58 million termination fee; and

•        our ability to seek up to an aggregate of $100 million in damages from Parent and Merger Sub in certain circumstances in which Parent or Merger Sub breach the merger agreement;

•       the limited number and customary nature of the conditions to funding set forth in the debt commitment letter obtained by Parent; and

•       the availability of appraisal rights to our stockholders who properly exercise their statutory rights (see “Appraisal Rights” beginning on page 82 and Annex D to this proxy statement).

Our board also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:

•       the possibility of disruption to our operations associated with the merger and the risk that the merger might not be completed, including as a result of a failure by Parent and Merger Sub to obtain the debt financing;

•       the fact that our stockholders will be cashed out and will not participate in any future earnings or growth of Guitar Center;

•       the restrictions on the conduct of our business under the merger agreement, which may delay or prevent Guitar Center from undertaking business opportunities that may arise pending completion of the merger;

•       the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•       the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding other transaction proposals and the requirement that we pay Parent a $58 million termination fee if our board accepts a superior proposal;

•       the requirement that we reimburse Parent for up to $11.5 million of its transaction-related expenses if our stockholders do not adopt the merger agreement; and

•       the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger.

During its consideration of the proposed merger, our board was also aware that all of our directors and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our stockholders generally, as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 55.

After taking into account all of the factors set forth above, as well as others, our board determined that the potentially positive factors outweighed the potentially negative factors. Furthermore, our board determined the merger agreement and the merger to be in the best interests of our stockholders, and declared the merger agreement advisable. Our board has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that our stockholders vote “FOR” adoption of the merger agreement at the special meeting.

The board did not assign relative weights to the above factors or the other factors considered by it. In addition, the board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board may have considered different factors than those described above and may have given different weights to different factors.

Recommendation of Our Board of Directors

On June 26, 2007, after evaluating a variety of business, financial and market factors and consulting with the Special Committee and our legal and financial advisors, and after due discussion and due consideration of the recommendation of the Special Committee, our board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared the merger agreement to be advisable and in the best interests of our stockholders.

ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Opinion of Goldman, Sachs & Co.

At the meeting of Guitar Center’s board of directors on June 26, 2007, Goldman Sachs delivered its oral opinion, which opinion was later confirmed in writing, to the Special Committee and Guitar Center’s board of directors that, as of June 27, 2007 and based upon and subject to the factors and assumptions set forth therein, the $63.00 per share in cash to be received by the holders of Guitar Center common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of Goldman Sachs, dated June 27, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Special Committee and Guitar Center’s board of directors in connection with their consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Guitar Center’s common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•       the merger agreement;

•       annual reports to stockholders and the annual reports on Form 10-K of Guitar Center for the five fiscal years ended December 31, 2006;

•       certain interim reports to stockholders and the quarterly reports on Form 10-Q of Guitar Center;

•       certain other communications from Guitar Center to its stockholders; and

•       certain internal financial analyses and forecasts for Guitar Center prepared by its management.

Goldman Sachs also held discussions with members of the senior management of Guitar Center regarding their assessment of the past and current business operations, financial condition and future prospects of Guitar Center, including their views on the risks and uncertainties associated with achieving certain internal financial forecasts of Guitar Center prepared by its management. In addition, Goldman Sachs reviewed the reported price and trading activity for Guitar Center common stock, compared certain financial and stock market information for Guitar Center with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the retail industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Guitar Center or any of its subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal.

Goldman Sachs’ opinion does not address the underlying business decision of Guitar Center to engage in the transaction contemplated by the merger agreement or the relative merits of such transaction as compared to any strategic alternatives that may be available to Guitar Center. The Goldman Sachs opinion also does not address the impact of such transaction on the solvency or viability of Guitar Center or certain affiliates of Parent or the ability of Guitar Center or certain affiliates of Parent to pay their obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming the opinion based on circumstances, developments or events occurring after such date.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Special Committee and Guitar Center’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 22, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading

Goldman Sachs reviewed the historical trading prices and volumes for Guitar Center common stock for the five-year period ended June 22, 2007. Goldman Sachs noted that during the one-year period ended June 22, 2007, Guitar Center common stock closed at a low of $36.37 on August 14, 2006 and a high of $53.63 on May 31, 2007. Goldman Sachs also noted that on June 22, 2007, Guitar Center common stock closed at $51.23, and on May 25, 2007, the last public trading date prior to public speculation that Guitar Center had hired a financial advisor to study a potential sale of Guitar Center, Guitar Center common stock closed at $47.43. In addition, Goldman Sachs compared the consideration to be received by holders of Guitar Center common stock pursuant to the merger agreement in relation to the closing prices of Guitar Center common stock for selected dates and periods during the one-year period ended June 22, 2007.

This analysis indicated that the $63.00 per share in cash to be received by holders of Guitar Center common stock pursuant to the merger agreement represented:

•       a premium of 23.0% based on the closing price on June 22, 2007 of $51.23 per share;

•       a premium of 32.8% based on the closing price on May 25, 2007 of $47.43 per share;

•       a premium of 34.2% based on the average closing price for the one month prior to May 25, 2007 of $46.96 per share; and

•       a premium of 36.2% based on the average closing price for the three months prior to May 25, 2007 of $46.24 per share.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Guitar Center to corresponding financial information, ratios and public market multiples for certain publicly traded corporations in the retail industry, including the following:

•       Advance Auto Parts, Inc.;

•       AutoZone, Inc.;

•       Barnes & Noble, Inc.;

•       Bed Bath &Beyond, Inc.;

•       Best Buy Co., Inc.;

•       Borders Group, Inc.;

•       Circuit City Stores, Inc.;

•       Dick’s Sporting Goods, Inc.;

•       Office Depot, Inc.;

•       PetSmart, Inc.;

•       Staples, Inc.; and

•       Williams-Sonoma, Inc.

Although none of the selected companies is directly comparable to Guitar Center, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Guitar Center.

Goldman Sachs calculated and compared various multiples and ratios based on recent financial data it obtained from SEC filings, Institutional Brokers’ Estimate System (“IBES”) estimates and FactSet Research Systems Inc. (“FactSet”) estimates. Each of IBES and FactSet compiles forward-looking financial estimates made by equity research analysts for U.S. publicly traded companies. The multiples and ratios of Guitar Center were calculated using the $63.00 per share in cash to be received by the holders of Guitar Center common stock pursuant to the merger agreement and information provided by Guitar Center’s management and FactSet and IBES estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information, including FactSet and IBES estimates. With respect to the selected companies, Goldman Sachs calculated the following and compared them to the results for Guitar Center:

•       enterprise value, which is the market value of common equity on a diluted basis (including outstanding stock options computed using the treasury method) plus the amount of debt less cash and cash equivalents (both prior to public speculation of a sale of Guitar Center (undisturbed) and after such speculation (disturbed)), as a multiple of latest twelve months (“LTM”) earnings before interest, taxes and depreciation and amortization (“EBITDA”); and

•       enterprise value as a multiple of projected EBITDA for calendar year 2007.

The results of these analyses are summarized as follows:

Enterprise Value as a Multiple of:
	LTM EBITDA	2007E EBITDA
Guitar Center, based on:
IBES (undisturbed)	9.4x	8.6x
IBES (disturbed)	10.2x	9.2x
IBES ($63.00 offer)	12.4x	11.3x
Retailers:
High	13.2x	11.1x
Median	8.9x	8.2x
Low	6.2x	6.2x

Goldman Sachs also calculated the selected companies’ estimated calendarized 2007 and 2008 price to earnings ratios and compared them to the results for Guitar Center. The following table presents the results of this analysis:

Price/Earnings
	2007E	2008E
Guitar Center, based on:
IBES (undisturbed)	18.0x	15.1x
IBES (disturbed)	19.5x	16.3x
IBES ($63.00 offer)	24.0x	20.0x
Retailers:
High	23.7x	22.0x
Median	17.2x	15.3x
Low	14.7x	12.4x

Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of the future stock price of Guitar Center, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings per share and its assumed price to future earnings multiple. For this analysis, Goldman Sachs used the financial forecasts for Guitar Center prepared by its management for each of the years in fiscal 2007 to 2011. Goldman Sachs first calculated implied per share values for Guitar Center common stock for each of the fiscal years 2007 to 2011 by applying price to forward earnings multiples of 15.0x to 19.0x to estimates prepared by Guitar Center’s management of fiscal years 2007 to 2011 earnings per share after giving effect to the use of excess cash to repurchase shares. Goldman Sachs then discounted those values using an equity discount rate of 11.7%. This analysis resulted in a range of implied present values per share of Guitar Center common stock of $38.46 to $64.61. Goldman Sachs conducted this same analysis based on IBES median earnings per share (“EPS”) estimates for 2007 and 2008 and calculated 2009 to 2011 using the IBES median long-term growth rate of 15.0%, the analysis of which resulted in a range of implied present values per share of Guitar Center common stock of $39.45 to $58.50.

Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of Guitar Center common stock. All cash flows were discounted to June 30, 2007, and terminal values were based upon EBITDA multiples of 2011 estimated EBITDA, in each case discounted using a mid-year convention. Forecasted financial information used in this analysis was based on Guitar Center’s projections provided by management. In performing this analysis, Goldman Sachs applied discount rates ranging from 9.0% to 13.0% and terminal EBITDA multiples ranging from 8.0x to 10.0x. This analysis resulted in a range of implied present values per share of Guitar Center common stock of $58.64 to $79.05.

Using the same projections provided by Guitar Center’s management, Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in annual sales growth and EBITDA margins from 2006 to 2011. The analysis utilized (1) a range of EBITDA margin compounded annual growth rates of 1.2% to 4.7% from 2006 to 2011, (2) a range of compounded annual sales growth rates of 4.4% to 8.4% from 2006 to 2011 and (3) a terminal EBITDA multiple of 9.0x and a discount rate of 11.0% discounted to June 30, 2007. The EBITDA margin compounded annual growth rates of 1.2% to 4.7% from 2006 to 2011 imply a range of estimated EBITDA margin in 2011 of 8.6% to 10.2%. The projections provided by Guitar Center’s management assumed an estimated EBITDA margin in 2011 of 9.8%. The sales growth rates of 4.4% to 8.4% from 2006 to 2011 represent a range of (3.0)% to 1.0% change in the annual sales growth assumption reflected in the projections provided by Guitar Center’s management. This analysis resulted in a range of implied present values per share of Guitar Center common stock of $55.45 to $72.88.

Selected Transactions Analysis

Goldman Sachs reviewed publicly available information for the following announced merger or acquisition transactions in the U.S. involving companies in the retail industries. While none of the companies participating in the selected transactions are directly comparable to Guitar Center, the companies participating in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of Guitar Center. Goldman Sachs calculated and compared the enterprise values as a multiple of the target company’s publicly reported LTM EBITDA prior to announcement of the applicable transaction. For purposes of this analysis, the enterprise value was calculated by adding the announced transaction price for the equity of the target company to the book value of the target company’s net debt based on public information available prior to the announcement of the applicable transaction. The following table sets forth the transactions reviewed (listed by acquiror/target and month and year announced).

Acquiror/Target (Announcement Date)

•       Istithmar/Barney’s New York (June 2007)

•       The Finish Line, Inc./Genesco Inc. (June 2007)

•       Kohlberg Kravis Roberts & Co./Dollar General Corporation (March 2007)

•       Apollo Management L.P./Claire’s Stores, Inc. (March 2007)

•       Ares Management LLC and Ontario Teachers’ Pension Plan/General Nutrition Centers, Inc. (February 2007)

•       Apollo Management L.P./Smart & Final Inc. (February 2007)

•       Sun Capital Partners, Inc. and Golden Gate Capital/Eddie Bauer, Inc. (November 2006)

•       Madison Dearborn Partners, LLC/The Yankee Candle Company, Inc. (October 2006)

•       Rite Aid Corporation/Eckerd Division (August 2006)

•       Texas Pacific Group and Leonard Green & Partners, L.P./PETCO Animal Supplies, Inc. (July 2006)

•       Bain Capital and The Blackstone Group/Michaels Stores, Inc. (June 2006)

•       Supervalu Inc., CVS Corporation, Cerebus Capital Management, L.P./Albertson’s, Inc. (January 2006)

•       Leonard Green & Partners, L.P./The Sports Authority, Inc. (January 2006)

•       Bain Capital/Burlington Coat Factory Warehouse Corporation (January 2006)

•       Apollo Management V, L.P./Linens’n Things, Inc. (November 2005)

•       The Bon-Ton Stores, Inc./Northern Department Store Group of Saks Incorporated (October 2005)

•       Sun Capital Partners, Inc./Shopko Stores Inc. (October 2005)

•       TPG Advisers III, Inc, TPG Advisers IV, Inc., Warburg Pincus & Co., Warburg Pincus LLC, Warburg Pincus Partners LLC/The Neiman Marcus Group, Inc. (May 2005)

•       GameStop Corp./Electronic Boutique Holdings Corp. (April 2005)

The following table presents the results of this analysis:

Selected Transactions
	Mean	Median	High	Low
Implied Transaction Value as a Multiple of LTM EBITDA	9.4x	9.6x	13.2x	6.2x

The $63.00 per share of Guitar Center common stock to be paid to Guitar Center’s stockholders in this transaction implies an enterprise value multiple of LTM EBITDA of 12.2x, based on the financial forecasts of Guitar Center prepared by its management, or 12.4x, based on IBES median LTM EBITDA estimates.

Recapitalization Analysis

Goldman Sachs analyzed certain illustrative recapitalization transactions involving Guitar Center and the theoretical value Guitar Center’s stockholders could receive in such transactions. In the illustrative recapitalization analyses, Goldman Sachs assumed that Guitar Center used net proceeds from a new debt financing of $400 million to fund a repurchase of shares at a price of $53.36 per share of Guitar Center common stock as of June 30, 2007. The theoretical post-recapitalization trading value of shares of Guitar Center common stock not purchased in a tender offer was based upon price to forward earnings multiples of 15.0x to 19.0x to estimates prepared by Guitar Center’s management of fiscal years 2007 to 2011 earnings per share after giving effect to the incremental interest expense and fully diluted share count related to the recapitalization, after giving effect to the use of excess cash to repurchase shares, and after giving effect to the use of cash from incremental borrowings, to maintain an adjusted debt to LTM EBITDAR ratio of approximately 4.0x, to repurchase shares. Goldman Sachs then discounted those values using an equity discount rate of 13.0%. The implied per share values consisted of a pro rata portion of cash from the initial repurchase of shares and of the discounted theoretical post-recapitalization trading value of shares. This analysis resulted in a range of implied per share values of $41.32 to $65.20 per share of Guitar Center common stock. Goldman Sachs conducted this same analysis based on IBES median EPS estimates for 2007 and 2008 and calculated 2009 to 2011 using the IBES median long-term growth rate of 15.0% after giving effect to the incremental interest expense and fully diluted share count related to the recapitalization, the analysis resulted in a range of implied per share values, inclusive of the cash tender amount paid to stockholders, of $42.16 to $60.19 per share of Guitar Center common stock.

Leveraged Buyout Analysis

Goldman Sachs performed an illustrative analysis of the range of internal rates of return a financial buyer may earn if Guitar Center were acquired in a leverage buyout transaction that closed as of September 30, 2007 at a price of $63.00 per share of Guitar Center’s common stock. Forecasted financial information used in this analysis was based on Guitar Center’s projections provided by management. The analysis utilized (1) a range of EBITDA margin compounded annual growth rates of 1.2% to 4.7% from 2006 to 2011, (2) a range of compounded annual sales growth rates of 4.4% to 8.4% from 2006 to 2011 and (3) a terminal EBITDA multiple of 9.0x. The EBITDA margin compounded annual growth rates of 1.2% to 4.7% from 2006 to 2011 imply a range of estimated EBITDA margin in 2011 of 8.6% to 10.2%. The projections provided by Guitar Center’s management assumed an estimated EBITDA margin in 2011 of 9.8%. The sales growth rates of 4.4% to 8.4% from 2006 to 2011 represent a range of (3.0)% to 1.0% change in the annual sales growth assumption reflected in the projections provided by Guitar Center’s management. This analysis resulted in a range of implied internal rates of return of 7.1% to 27.4%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Guitar Center or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Special Committee and Guitar Center’s board of directors as to the fairness from a financial point of view of the $63.00 per share in cash to be received by the holders of Guitar Center common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Guitar Center, Purchaser, Merger Sub, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between Guitar Center and Bain Capital and was approved by Guitar Center’s board of directors. Goldman Sachs provided advice to the Special Committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Special Committee or Guitar Center’s board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction contemplated by the merger agreement.

As described above, Goldman Sachs’ opinion to the Special Committee and Guitar Center’s board of directors was one of many factors taken into consideration by the Special Committee and Guitar Center’s board of directors in making their determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to the Special Committee in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Goldman Sachs and its affiliates have provided certain investment banking and other financial services to Guitar Center from time to time. In addition, Goldman Sachs and its affiliates also have provided certain investment banking and other financial services to Bain Capital and its affiliates and portfolio companies from time to time, including having acted as lead arranger in connection with the leveraged recapitalization of Brenntag AG, a former portfolio company of Bain Capital, in January 2006; as co-financial advisor to Brenntag AG in connection with its sale in September 2006; and as financial advisor to Houghton Mifflin Holding Company, Inc., a former portfolio company of Bain Capital, in connection with its sale in December 2006. In addition, an affiliate of Goldman Sachs may provide financing to Purchaser in connection with its acquisition of Guitar Center. Goldman Sachs and its affiliates also may provide investment banking and other financial services to Guitar Center and its affiliates and Bain Capital and its affiliates and portfolio companies in the future. In connection with the above-described investment banking and other financial services, Goldman Sachs and its affiliates have received, and may receive in the future, compensation.

Goldman Sachs is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Guitar Center and its affiliates and Bain Capital and its affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of Guitar Center and its affiliates and affiliates and portfolio companies of Bain Capital for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman Sachs have also co-invested with Bain Capital and its affiliates from time to time and may do so in the future. Affiliates of Goldman Sachs have invested and may in the future invest in limited partnership units of affiliates of Bain Capital.

The Special Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement. Pursuant to a letter agreement dated April 1, 2007, the Special Committee engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Guitar Center has agreed to pay Goldman Sachs a transaction fee of 0.685% of the aggregate consideration paid in such transaction, or approximately $14 million, payable upon consummation of the transaction. Guitar Center has also agreed to reimburse Goldman Sachs’ expenses and indemnify it against certain liabilities arising out of its engagement.

Opinion of Peter J. Solomon Company, L.P.

Pursuant to an engagement letter dated April 2, 2007, the Special Committee engaged PJSC to act as one of its financial advisors with respect to the merger and, if requested, to render to the Special Committee an opinion as to the fairness, from a financial point of view, of the merger consideration proposed to be received by the holders of Guitar Center’s common stock in connection with the merger. On June 26, 2007, PJSC rendered its oral opinion to the Special Committee and Guitar Center’s board of directors, which opinion was subsequently confirmed by delivery of a written opinion, to the effect that, based upon and subject to various assumptions made, matters considered and limitations set forth in such opinion, as of June 27, 2007, the $63.00 in cash per share merger consideration proposed to be received by the holders of Guitar Center’s common stock in connection with the merger was fair, from a financial point of view, to such holders.

The full text of PJSC’s opinion, which sets forth assumptions made, procedures followed, matters considered, and the limitations on and the scope of the review by PJSC in rendering PJSC’s opinion, is attached as Annex C to this proxy statement. PJSC’s opinion was directed only to the fairness, from a financial point of view, of the $63.00 in cash per share merger consideration proposed to be received by the holders of Guitar Center’s common stock in connection with the merger, was provided to the Special Committee and Guitar Center’s board of directors in connection with their evaluation of the merger, did not address any other aspect of the merger and did not, and does not, constitute a recommendation to any holder of Guitar Center’s common stock or any other person as to how such holder or person should vote or act on any matter relating to any part of the merger. The summary of PJSC’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of Guitar Center’s common stock are encouraged to read PJSC’s opinion attached as Annex C to the proxy statement carefully and in its entirety.

In connection with PJSC’s opinion, PJSC:

•       reviewed certain publicly available financial statements and other information concerning the business, financial condition and operations of Guitar Center, including analyst research reports;

•       reviewed certain internal financial statements and other financial and operating data concerning Guitar Center prepared by the management of Guitar Center;

•       reviewed certain financial projections for Guitar Center prepared by the management of Guitar Center;

•       discussed the past and current operations, financial condition and prospects of Guitar Center with the management of Guitar Center;

•       reviewed the reported prices and trading activity of Guitar Center’s common stock;

•       compared the financial performance and condition of Guitar Center and the reported prices and trading activity of Guitar Center’s common stock with that of certain other comparable publicly traded companies;

•       reviewed publicly available information regarding the financial terms of certain transactions PJSC considered comparable, in whole or in part, to the merger; and

•       reviewed a draft of the merger agreement dated as of June 25, 2007.

PJSC assumed and relied upon the accuracy and completeness of the information that is publicly available or that was provided to PJSC for the purposes of PJSC’s opinion and PJSC did not assume any responsibility for independent verification of such information. With respect to Guitar Center’s financial projections, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Guitar Center.

PJSC further relied upon the assurances of management of Guitar Center that they are not aware of any facts that would make the information and projections provided by them and that are meaningful to PJSC’s analysis inaccurate, incomplete or misleading. PJSC did not conduct a physical inspection of the facilities or property of Guitar Center. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of Guitar Center, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of the merger or the transaction structure on any person or entity.

PJSC assumed that the final form of the merger agreement will not differ in any respects material to PJSC’s analysis from the last draft of the merger agreement reviewed by PJSC. PJSC further assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Guitar Center and that would be in any respect meaningful to PJSC’s analysis and that Parent will obtain the necessary financing to effect the merger in accordance with the terms of financing commitments in the forms provided by Parent. PJSC further assumed that all representations and warranties set forth in the merger agreement and all related agreements are and will be true and correct in all material respects as of all of the dates made or deemed made and that all parties to the merger agreement and all agreements related thereto will comply with all covenants of such party thereunder. PJSC is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessments of Guitar Center and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters.

PJSC’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of the date of PJSC’s opinion and PJSC did not assume any responsibility to update or revise PJSC’s opinion based on circumstances or events occurring after the date of such opinion. In particular, PJSC did not express any opinion as to the prices at which shares of Guitar Center’s common stock may trade at any future time. Furthermore, PJSC’s opinion did not address Guitar Center’s underlying business decision to undertake any part of the merger. PJSC’s opinion does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise except as expressly identified in such opinion. PJSC did not express any opinion as to the impact of the merger on the solvency or viability of Guitar Center or the ability of Guitar Center to pay its obligations when they become due. In addition, PJSC was not asked to address, and PJSC’s opinion did not address, the fairness to, or any consideration payable to, the holders of any class of securities, creditors or other constituencies of Guitar Center other than the holders of Guitar Center’s common stock.

In arriving at its opinion, PJSC was not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving Guitar Center or any of its assets.

The following summarizes the significant financial analyses performed by PJSC and reviewed with Guitar Center’s board of directors on June 26, 2007 in connection with the delivery of PJSC’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

Analysis of Selected Publicly Traded Comparable Companies

PJSC performed a comparable companies analysis which attempted to determine (1) what a range of Guitar Center’s estimated valuation would be if Guitar Center’s common stock traded in the valuation range of certain comparable companies and (2) what a range of Guitar Center’s estimated valuation would be if Guitar Center’s common stock traded in such range and was to receive a premium to this valuation consistent with premiums received by other publicly traded companies in cash acquisitions valued between $1.5 billion and $3.0 billion since January 1, 2005 for U.S. acquirors and targets, as reported by Mergerstat. PJSC reviewed and compared selected financial data of Guitar Center with similar data using publicly available information for the following publicly traded companies in the music and electronics industry, which have operations that, for purposes of PJSC’s analysis, PJSC deemed similar to certain operations of Guitar Center based on PJSC’s experience:

•       Best Buy Co., Inc.

•       GameStop Corp.

•       RadioShack Corp.

•       Barnes & Noble, Inc.

•       Circuit City Stores, Inc.

•       Borders Group, Inc.

•       Steinway Musical Instruments, Inc.

PJSC also reviewed and compared selected financial data of Guitar Center with similar data using publicly available information for the following publicly traded companies, which have operations that, for purposes of PJSC’s analysis, PJSC deemed relevant to certain operations of Guitar Center based on PJSC’s experience:

•       Target Corp.

•       Lowe’s Companies, Inc.

•       Walgreen Co.

•       Kohl’s Corp.

•       Starbucks Corp.

•       Best Buy Co., Inc.

•       Staples, Inc.

•       Bed Bath & Beyond

•       Whole Foods Market, Inc.

•       Chico’s FAS, Inc.

•       Dick’s Sporting Goods Inc.

For each of these companies, PJSC calculated and compared various financial multiples and ratios, including, among others:

•       enterprise value as a multiple of each of:

•        LTM net sales;

•        LTM EBITDA; and

•        LTM earnings before interest and taxes (“EBIT”); and

•       Guitar Center’s stock price per share on June 22, 2007 ($51.23) as a multiple of:

•        EPS for the twelve month period ended March 31, 2007;

•        projected EPS for the 2007 fiscal year; and

•        projected EPS for the 2008 fiscal year.

The enterprise value of a company is calculated by adding its short and long-term debt to its equity value (on a fully-diluted basis), the value of any preferred stock (at liquidation value) and the book value of any minority interest, and from the resulting sum, subtracting the value of its cash and cash equivalents.

For purposes of this analysis, PJSC obtained the projected EPS, EBITDA and EBIT estimates for the public comparable companies by using the mean of Wall Street analysts’ estimates as reported by First Call Investment Research on June 22, 2007 for the selected companies.

Based on this data, as of June 22, 2007, PJSC developed a summary valuation analysis based on a range of trading valuation multiples and ratios for the selected comparable companies. This analysis resulted in the following ranges of implied multiples and ratios:

Enterprise Value as a Ratio of:	Range of Implied Trading Multiples
LTM Net Sales	60.0% - 130.0%
LTM EBITDA	8.0x - 11.0x
LTM EBIT	11.0x - 15.5x

Equity Value as a Ratio of:	Range of Implied Trading Multiples
LTM EPS	17.0x - 24.0x
2007P EPS—Management	16.0x - 22.0x
2007P EPS—Street	16.0x - 22.0x
2008P EPS—Management	14.0x - 19.0x
2008P EPS—Street	14.0x - 19.0x

PJSC then calculated a range of implied equity values per share of Guitar Center’s common stock using the range of multiples and ratios from the selected companies and applying them to Guitar Center’s financial statistics, both excluding and including a “control premium.” For this calculation, Guitar Center’s historical financial statistics were obtained from Guitar Center’s historical financial statements, and Guitar Center’s projected financial statistics were provided by Guitar Center’s management. The per share values were based on the number of shares outstanding as of May 31, 2007, plus dilutive shares including performance shares, deferred shares and restricted stock and stock options accounted for by the treasury stock method. PJSC used a control premium of 25.7%, which was the median control premium paid (five days prior to announcement) in cash acquisitions valued between $1.5 billion and $3.0 billion since January 1, 2005 for U.S. acquirors and targets, as reported by Mergerstat.

Based on this analysis, PJSC derived reference ranges of implied equity values per share of Guitar Center’s common stock of $41.00 to $61.00 excluding a control premium and $52.00 to $77.00 including a control premium. PJSC noted that the merger consideration was $63.00 per share.

Analysis of Selected Precedent Transactions

To analyze the $63.00 per share merger consideration relative to the consideration received by stockholders in selected other similar precedent transactions, PJSC prepared an analysis of selected precedent transactions in the retail industry that, for purposes of PJSC’s analysis, PJSC deemed similar to the merger based on PJSC’s experience.

The list of transactions reviewed, referred to below by the acquiror and target in the transaction and date of announcement, respectively, was:

•       Finish Line, Inc.—Genesco, Inc. (June 2007)

•       Apollo Management, L.P.—Claire’s Stores, Inc. (March 2007)

•       Kohlberg Kravis Roberts & Co.—Dollar General Corp. (March 2007)

•       Ares Management LLC—GNC Corp. (Apollo Management) (February 2007)

•       Dick’s Sporting Goods Inc.—Golf Galaxy, Inc. (November 2006)

•       Madison Dearborn Partners, LLC—The Yankee Candle Company, Inc. (October 2006)

•       Leonard Green / Texas Pacific Group—PETCO Animal Supplies, Inc. (July 2006)

•       Bain Capital, LLC / The Blackstone Group L.P.—Michaels Stores, Inc. (June 2006)

•       Leonard Green & Partners, L.P.—The Sports Authority, Inc. (January 2006)

•       Bain Capital, LLC—Burlington Coat Factory Warehouse Corp. (January 2006)

•       Apollo Management, L.P.—Linens ‘n Things, Inc. (November 2005)

•       Texas Pacific Group / Warburg Pincus LLC—The Neiman Marcus Group, Inc. (May 2005)

•       Gamestop Corp.—The Electronics Boutique, Inc. (April 2005)

•       KKR & Co. / Bain Capital, LLC / Vornado Realty Trust—Toys “R” Us, Inc. (March 2005)

•       Jones Apparel Group, Inc.—Barneys, Inc. (November 2004)

•       Dick’s Sporting Goods, Inc.—Galyan’s Trading Company, Inc. (June 2004)

PJSC calculated the enterprise value in each of these transactions as a multiple of LTM net sales, LTM EBITDA and LTM EBIT and the equity value in each of these transactions as a multiple of LTM net income. PJSC used publicly available data for the precedent transactions collected from SEC filings and news articles. For forward data, PJSC used data obtained from equity research reports. This analysis resulted in the following ranges of multiples and ratios:

Enterprise Value as a Ratio of:	Range of Implied Trading Multiples
LTM Net Sales	50.0% - 150.0%
LTM EBITDA	8.0x - 12.0x
LTM EBIT	10.0x - 16.0x

Equity Value as a Ratio of:	Range of Implied Trading Multiples
LTM EPS	18.0x - 25.0x

PJSC then calculated a range of implied equity values per share of Guitar Center’s common stock using the multiples and ratios from the precedent transactions and applied them to Guitar Center’s financial statistics. For this calculation, Guitar Center’s historical financial statistics were obtained from Guitar Center’s historical financial statements and Guitar Center’s projected financial statistics were provided by Guitar Center’s management. The LTM financial statistics for Guitar Center were as of March 31, 2007. The per share values were based on the number of shares outstanding as of May 31, 2007, plus dilutive shares including performance shares, deferred shares and restricted stock and stock options accounted for by the treasury stock method.

Based on this analysis, PJSC derived a reference range of implied equity values per share of Guitar Center’s common stock of $40.00 to $62.00. PJSC noted that the merger consideration was $63.00 per share.

Discounted Cash Flow Analysis

PJSC performed a discounted cash flow analysis to calculate theoretical per share value of Guitar Center’s common stock based on the value of the forecasted future free cash flows of Guitar Center provided by its management for the second half of fiscal year 2007 and fiscal years 2008 to 2011, in each case discounted using an end of year convention.

In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with management of Guitar Center’s prospects and risks. PJSC believed it appropriate to utilize discount rates ranging from 11% to 13%, and EBITDA terminal value multiples ranging from 8.0 times to 10.0 times EBITDA. PJSC determined to use these discount rates because they equaled the range of weighted average cost of capital of Guitar Center and other companies deemed comparable to Guitar Center by PJSC in its professional judgment.

Based on this analysis, PJSC derived a reference range of implied equity values per share of Guitar Center’s common stock of $55.00 to $70.00. PJSC noted that the merger consideration was $63.00 per share.

Miscellaneous

In arriving at its opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create an incomplete view of the process underlying PJSC’s opinion.

In performing its analyses, PJSC relied on numerous assumptions made by the management of Guitar Center and made numerous judgments of its own with regard to current and future industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Guitar Center. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness, from a financial point of view, to the holders of Guitar Center’s common stock of the $63.00 per share merger consideration proposed to be received by the holders of Guitar Center’s common stock in connection with the merger and were provided to the Special Committee in connection with the delivery of PJSC’s opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which may be higher or lower than the $63.00 per share merger consideration and which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither Guitar Center nor PJSC nor any other person assumes responsibility for their accuracy.

With regard to the comparable public company analysis and the precedent transactions analysis summarized above, PJSC selected such public companies on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is identical to Guitar

Center or the merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the acquisition or public trading value of the selected companies and transactions to which Guitar Center and the merger were being compared. The consideration in the merger was determined through arm’s length negotiations between Bain Capital and the Special Committee and was approved by Guitar Center’s board of directors based in part on the recommendation of the Special Committee. PJSC did not recommend any specific consideration to the Special Committee or Guitar Center’s board of directors or opine that any given consideration constituted the only appropriate consideration for the merger. In addition, as described elsewhere in this proxy statement, PJSC’s opinion was one of many factors taken into consideration by the Special Committee and Guitar Center’s board of directors in evaluating the merger. Consequently, the PJSC analyses described above should not be viewed as determinative of the views of Guitar Center’s board of directors with respect to the merger.

As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. The Special Committee selected PJSC to deliver an opinion with respect to the fairness from a financial point of view to the holders of Guitar Center’s common stock of the $63.00 in cash per share merger consideration proposed to be received by such holders in connection with the merger on the basis of such experience.

The financial advisory services PJSC provided to the Special Committee in connection with the merger were limited to the delivery of its opinion and certain other financial advisory services requested by the Special Committee. PJSC received a fee of $2 million for its services, $1.5 million of which was payable upon the delivery of PJSC’s opinion and the remaining $500,000 of which is payable in ten monthly installments of $50,000 commencing on April 2, 2007. If any portion of the $500,000 has not been paid as of the closing of the merger, such remaining amount will be payable to PJSC upon the closing. In addition, Guitar Center has agreed to reimburse PJSC for its out-of-pocket expenses, including fees and disbursements of its counsel, incurred in connection with its engagement and to indemnify PJSC and certain related persons against liabilities and expenses, including liabilities under the federal securities laws, relating to or arising out of its engagement.

PJSC has not received compensation during the last two years for providing investment banking services to Guitar Center, its affiliates, Bain Capital or its affiliates.

Illustrative Leveraged Recapitalization Analysis

As noted above under the caption “—Background of the Merger” beginning on page 16, at its June 26, 2007 meeting to consider Bain Capital’s merger proposal, the board of directors considered a leveraged recapitalization transaction as a possible alternative to a sale transaction. To facilitate the board of directors’ consideration, PJSC provided an illustrative leveraged recapitalization analysis for discussion at that meeting, which estimated the theoretical value that Guitar Center’s stockholders might receive in such a scenario. In this leveraged recapitalization analysis, PJSC assumed that Guitar Center used the proceeds from new debt borrowings to finance a common stock repurchase program.  A summary of PJSC’s leveraged recapitalization analysis is set forth below.

In approving the merger, the board of directors ultimately did not view a leveraged recapitalization of Guitar Center as a compelling alternative to Bain Capital’s merger proposal due to the board of directors’ assessment of the significant risks and uncertainties associated with the execution of Guitar Center’s strategic plan, coupled with the risks and uncertainties of a recapitalization strategy, including the risk that our current Chief Executive Officer might resign or retire if the board of directors pursued a recapitalization strategy, and the board of directors’ view (based in part on the analysis of PJSC) of the relative stock values which might be achieved in a recapitalization, evaluated in light of those risks and uncertainties, compared to the relative certainty of realizing a fair cash value for our stockholders in the merger at a price which represents a significant premium over our historical market prices.

In the illustrative leveraged recapitalization analysis, PJSC used certain management projections and estimates, as adjusted by PJSC to, among other things, include public company costs, proceeds from the exercise of stock options and shares repurchased with excess cash flow, which are referred to herein as the “management base case.” The management projections and estimates underlying the management base case are summarized below under the caption “—Projected Financial Information” beginning on page 52. PJSC also performed analyses using the management base case, as adjusted to, among other things, assume that Guitar Center opens 15 new stores each year for 2008 through 2011 and that new store rollouts utilize the store economics as provided by Guitar Center’s management, which we refer to herein as the “new store case.” In performing these analyses, PJSC performed various sensitivity analyses to both the management base case and the new store case by varying comparable store sales and gross margins.  In one sensitivity case, which is referred to herein as the “sensitivity case”, PJSC (i) decreased comparable store sales and gross margins for existing Guitar Center stores by 1% as compared to the management base case, and (ii) with respect to the new store case, decreased gross margins for new stores by 1%.

PJSC considered various leveraged recapitalization scenarios, including a scenario where stock was initially repurchased using leverage of 4.0x LTM adjusted debt to earnings before interest, taxes and depreciation, amortization and rental expenses, with Guitar Center making additional repurchases in subsequent years to maintain a leverage ratio of approximately 2.0x LTM debt to EBITDA through 2011. PJSC analyzed this scenario under the management base case and the new store case, each as adjusted to reflect the sensitivity case. These analyses resulted in a range of theoretical implied blended values of Guitar Center’s stock of $45.29 to $66.65 for the management base case, $45.29 to $60.02 for the management base case, as adjusted to reflect the sensitivity case, $45.91 to $67.64 for the new store case and $45.91 to $60.72 for the new store case, as adjusted to reflect the sensitivity analysis. These theoretical blended values of Guitar Center’s stock were based upon price to forward earnings multiples of 15.0x, 17.0x and 19.0x and were discounted using an equity discount rate of 13.0%.

The illustrative leveraged recapitalization analyses described above were performed by PJSC on a preliminary basis solely for the benefit and use of the board of directors in its assessment at the June 26, 2007 meeting of potential leveraged recapitalization alternatives to a sale transaction.  No portion of the leveraged recapitalization analysis was incorporated into or formed any part of the analyses that PJSC performed for purposes of its fairness opinion.  PJSC did not give or otherwise render any opinion, whether written or oral, to the board of directors regarding any potential leveraged recapitalization. The analyses performed by PJSC for purposes of its fairness opinion and described in this proxy statement, and the related assumptions, limitations, qualifications and other conditions referred to therein, are described or referred to above under the caption “—Opinion of Peter J. Solomon Company, L.P.” beginning on page 44.

In preparing the leveraged recapitalization analyses, PJSC assumed and relied upon the accuracy and completeness of the information that is publicly available or that was provided to PJSC for the purposes of PJSC’s analyses and PJSC did not assume any responsibility for independent verification of such information.  With respect to Guitar Center’s financial projections, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Guitar Center. PJSC further relied upon the assurances of management of Guitar Center that they are not aware of any facts that would make the information and projections provided by them and that are meaningful to PJSC’s analysis inaccurate, incomplete or misleading. PJSC did not conduct a physical inspection of the facilities or property of Guitar Center. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of Guitar Center, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of a leveraged recapitalization on Guitar Center or any other entity or person. PJSC’s analyses were necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of the date of PJSC’s analyses and PJSC did not assume any responsibility to update or revise PJSC’s analyses based on circumstances or events occurring after the date of such analyses.

In performing its analyses, PJSC relied on numerous assumptions made by the management of Guitar Center and made numerous judgments of its own with regard to current and future industry performance, general business, economic, market and financial conditions, the amount of leverage, interest rates, discount rates and other matters, many of which are beyond the control of Guitar Center.  Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions, the amount of leverage and other factors that generally influence the price of securities.  The analyses performed by PJSC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.  Such analyses were prepared solely as a part of PJSC’s leveraged recapitalization presentation to the board of directors in connection with the board of directors’ consideration of a leveraged recapitalization transaction as a possible alternative to a sale transaction. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither Guitar Center nor PJSC nor any other person assumes responsibility for their accuracy.

Projected Financial Information

Guitar Center does not as a matter of course publicly disclose detailed long-term forecasts or internal projections as to future revenues, earnings or financial condition (see the discussion regarding forward-looking statements based on estimates and assumptions under the caption “Cautionary Statement Regarding Forward-Looking Information” beginning on page 12). However, we have set forth below a summary of the financial projections prepared in March 2007 by senior management of Guitar Center referenced in this proxy statement, as this information was made available to the board of directors, the Special Committee, Goldman Sachs, PJSC and potential purchasers, including Bain Capital, and their respective financing sources prior to execution and delivery of the merger agreement. This information was not prepared with a view towards public disclosure, but rather for purposes of the board’s consideration of various strategic alternatives and as a means of facilitating Goldman Sachs’ and PJSC’s analyses and potential purchasers’ due diligence investigations.

The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The projections cover multiple years and such information by its nature becomes less reliable with each successive year. The financial projections were prepared solely for internal use or for the use of potential bidders, our board of directors, the Special Committee and our advisors in connection with the potential transaction and not with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

You are cautioned not to place undue reliance on the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections. The inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. We undertake no obligation to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The financial projections as of March 2007, which were provided to Goldman Sachs, PJSC and potential purchasers, included the following estimates of Guitar Center’s future financial performance:

Guitar Center, Inc.
Projected Consolidated Statement of Operations Data
(March 2007)
($ in millions, except per share amounts)

	Year Ended December 31,
	2007	2008	2009	2010	2011
GC Retail(1)	$1,642	$1,732	$1,793	$1,854	$1,967
Direct Response(2)	511	559	589	617	646
Music & Arts	172	185	195	206	219
International/Other	15	32	45	53	68
Net Sales	$2,341	$2,508	$2,623	$2,731	$2,899
YoY Growth	15.3%	7.1%	4.6%	4.1%	6.2%
Gross Profit	$688	$757	$805	$848	$910
% Margin	29.3%	30.2%	30.7%	31.1%	31.4%
Adjusted EBITDA(3)(4)	$203	$247	$269	$285	$305
% Margin	8.7%	9.9%	10.2%	10.5%	10.5%
Add: Rent Expense	$65	$64	$66	$67	$71
% of Sales	2.8%	2.6%	2.5%	2.5%	2.4%
Adjusted EBITDAR(5)	$268	$311	$334	$353	$375
% Margin	11.4%	12.4%	12.7%	12.9%	12.9%
Effective Tax Rate	39.5%	39.0%	39.0%	39.0%	39.0%
Net Income	$78	$111	$127	$143	$158
Diluted EPS	$2.56	$3.52	$3.94	$4.28	$4.61

Projections exclude estimated accounting, consulting and other expenses associated with being a public company for 2008-2011.

(1)          The projections assume an increase in comparative store sales for Guitar Center retail stores of 2.0% for 2007, 4.0% for 2008, 3.6% for 2009, 3.4% for 2010 and 3.3% for 2011.

(2)          Direct Response division inclusive of Woodwind & Brasswind.

(3)          The projections assume capital expenditures of $75 for 2007, $44 for 2008, $28 for 2009, $30 for 2010 and $44 for 2011.

(4)          Adjusted EBITDA is calculated without employee stock option plan expense and Long-Term Incentive Plan expense.

(5)          Adjusted EBITDAR is Adjusted EBITDA without rent expense.

Financing

It is estimated that the total amount of funds necessary to complete the merger and the related transactions is approximately $2.2 billion, which includes approximately $1.951 billion to be paid out to our stockholders and holders of other equity-based interests in Guitar Center and approximately $150 million to refinance or repay most of Guitar Center’s currently outstanding debt, with the remainder to be applied to pay fees and expenses related to the merger, the financing arrangements and the related transactions, as well as required working capital at closing. These payments are expected to be funded by a combination of equity contributions by entities sponsored by Bain Capital and proceeds from a debt financing arranged by Parent and Merger Sub.

Parent has obtained equity financing commitments and Parent and Merger Sub have obtained debt financing commitments for the transactions contemplated by the merger agreement. After giving effect to contemplated draws under the new debt commitments, we currently expect total new debt outstanding at the close of the merger to be approximately $1.6 billion, which amount may be increased in respect of certain drawings under the asset-based revolving facility described below on the closing date for working capital purposes.

Equity Financing

Sponsor has delivered an equity commitment letter for $605 million to Parent, which constitutes the equity portion of the merger financing. The equity commitment letter provides that the equity funds will be contributed solely to finance the payment of a portion of the merger consideration and for no other reason. The equity commitment is subject to the satisfaction or waiver at the closing of the conditions precedent to the obligations of Parent and Merger Sub to consummate the merger and the consummation of the merger. The terms of the equity commitment letter will expire automatically on the valid termination of the merger agreement or in the event we or our affiliates assert a claim against the Sponsor under the limited guarantee or in connection with the merger agreement or any of the transactions contemplated by the merger agreement.

Debt Financing

In connection with the execution and delivery of the merger agreement, Parent and Merger Sub entered into a debt financing commitment letter with J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. to provide up to $1.815 billion in debt financing, consisting of (1) a senior secured asset-based revolving facility with a maximum availability of $375 million, (2) a senior secured loan term facility in an aggregate principal amount of $800 million, (3) a senior unsecured bridge loan facility in an aggregate principal amount of up to $300 million and (4) a senior subordinated unsecured bridge loan facility in an aggregate principal amount of up to $340 million. The proceeds of the debt financing are intended to finance, in part, the payment of the merger consideration, the repayment or refinancing of most of our debt outstanding on the closing date of the merger and to pay fees and expenses related to the merger, financing and related transactions and, in the case of the asset-based revolving facility, to provide working capital and to fund general corporate requirements on and after the closing date of the merger.

The debt financing commitments will expire if not drawn on or prior to January 31, 2008. The facilities contemplated by the debt financing commitments are subject to customary closing conditions, including:

•       the consummation of the merger;

•       the absence of a material adverse change with respect to Guitar Center since December 31, 2006, to the extent such change constitutes a “company material adverse effect” for purposes of the merger agreement;

•       the execution of definitive credit documentation consistent with the term sheets for the debt facilities;

•       funding of equity contributions required to consummate the merger from Sponsor;

•       the absence of any amendments or waivers to the merger agreement to the extent material and adverse to the lenders which have not been approved by the lead arrangers (not to be unreasonably withheld or delayed) for the debt financing;

•       the absence of indebtedness after giving effect to the merger, other than the debt financing and other specified indebtedness;

•       the receipt of specified financial statements of Guitar Center; and

•       receipt of customary closing documents.

Although the debt financing described in this proxy statement is not subject to lenders’ due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the closing conditions or for other reasons. As of the date of this proxy statement, to Guitar Center’s knowledge, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated. To Guitar Center’s knowledge, the documentation governing the debt financing facilities has not been finalized, and accordingly, their actual terms may differ from those described in this proxy statement.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as stockholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. In considering the recommendation of our board of directors to vote “FOR” the adoption of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the differing interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. Except as described below, to our knowledge, such persons have no material interest in the merger that differs from the interests of Guitar Center’s other stockholders generally.

Treatment of Stock Options Held by Our Directors and Executive Officers

As of August 10, 2007, there were approximately 917,898 shares of our common stock subject to outstanding stock options granted under our equity incentive plans to our current directors and executive officers. Each stock option to purchase our common stock outstanding immediately prior to the merger, whether or not then exercisable or vested, will become fully vested and will be deemed to be exercised and canceled at the effective time of the merger, and each holder of such stock option will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of:

•       the total number of shares of our common stock subject to such option, multiplied by

•       the excess, if any, of $63.00 over the exercise price per share of common stock to such option.

The following table summarizes the outstanding vested and unvested stock options held by our directors and executive officers as of August 10, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options, less applicable withholding taxes:

		Weighted Average Per
	No. of Shares	Share Exercise Price of
	Underlying Vested and	Vested and Unvested	Resulting
Name	Unvested Options	Options	Consideration
Directors
Pete Starrett	38,123	$20.16	$1,633,095
George Mrkonic	27,286	18.55	1,212,809
Larry Livingston	9,666	19.51	420,367
Ken Reiss	5,250	32.88	158,130
Executive Officers
Marty Albertson	602,000	$22.06	$24,647,140
Erick Mason	106,073	28.24	3,686,827
Robert Eastman	95,500	33.12	2,853,523
Leland Smith	27,000	43.56	524,940
Kenny O’Brien	7,000	53.78	64,540

Treatment of Deferred Stock, Restricted Stock and Performance Shares Held by Our Directors and Executive Officers

As of August 10, 2007, there were approximately 120,079 shares of our common stock underlying awards of deferred stock, restricted stock and performance shares held by our current directors and executive officers under our equity incentive plans. Under the terms of the merger agreement, at the effective time of the merger, all deferred stock, restricted stock and performance shares outstanding immediately prior to the merger will become vested in accordance with the terms of the applicable plan and related agreements and will be converted into the right to receive $63.00 per share, without interest.

The following table summarizes the deferred stock, restricted stock and performance shares held by our directors and executive officers as of August 10, 2007, and the consideration that each of them are expected to receive pursuant to the merger agreement in connection with the cancellation of such awards:

	Deferred/Restricted	Performance	Total	Total
Name	Stock	Shares	Shares	Consideration
Directors
Larry Livingston	7,266	—	7,266	$457,758
Pat MacMillan	5,088	—	5,088	320,554
Bob L. Martin	4,994	—	4,994	314,622
George Mrkonic	7,266	—	7,266	457,758
Kenneth Reiss	7,266	—	7,266	457,758
Walter Rossi	7,266	—	7,266	457,758
Peter Starrett	7,266	—	7,266	457,758
Paul Tarvin	4,719	—	4,719	297,297
Executive Officers
Marty Albertson	—	38,400	38,400	$2,419,200
Robert Eastman	—	7,637	7,637	481,131
Erick Mason	—	7,637	7,637	481,131
Kenny O’Brien	—	7,637	7,637	481,131
Leland Smith	—	7,637	7,637	481,131

Change in Control Severance Agreements

We have entered into agreements with our executive officers which will require us to provide benefits with respect to certain terminations of employment and/or a change in control of Guitar Center. The merger would constitute a change in control under these agreements.

Under the terms of Mr. Albertson’s employment agreement, if Mr. Albertson is terminated without cause or resigns with reasonable justification, he will be entitled to receive his base salary, target annual cash bonus and continuation of his benefits through the second anniversary of such termination or resignation. However, if the termination or resignation occurs within two years after the consummation of a sale of Guitar Center, Mr. Albertson will be entitled to receive his target base salary, annual cash bonus and continuation of his benefits through the third anniversary of such termination or resignation.

Upon a change in control, our executive officers may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code (the “Code”), which imposes a 20% excise tax on certain excess parachute payments. We have agreed to pay Mr. Albertson a gross-up payment such that, after the payment of any income, excise or other tax on the gross-up payment, he retains an amount sufficient to pay all excise taxes pursuant to Section 4999 of the Code. The calculation of the amount of any excise tax and any related gross-up payments involves complex calculations and requires that certain assumptions be made with respect to the amounts in question. The amount shown below is based on what we believe are reasonable assumptions available to us as of the date of this proxy statement; however, these assumptions have not been analyzed or approved by Mr. Albertson. The actual methodology used to calculate a gross-up may vary from our assumptions.

The following table shows the potential payments to which Mr. Albertson is entitled if his severance benefits were triggered in connection with the merger:

Payment
Cash Severance	$4,630,500
Unvested Stock Option Spread(1)	196,691
LTIP Payment(2)	2,419,200
Welfare Benefit Values	70,323
Perquisite Benefit Values	101,478
Excise Tax & Gross-Up	—
Aggregate Payments	$7,418,192

(1)          Reflects the value of stock options that would vest on August 10, 2007, assuming $63.00 stock price.

(2)          Reflects the value of 38,400 performance shares (50% of the target for 2005-2007 performance period) issued under the 2005 Long Term Incentive Plan, assuming a $63.00 per share stock price.

Under the terms of Mr. Eastman’s employment agreement, if there is a change of control of Guitar Center while Mr. Eastman is employed by Musician’s Friend, Inc., all stock options issued to Mr. Eastman after June 1, 2003 will fully vest and/or all restrictions on shares of restricted stock then held by Mr. Eastman will immediately lapse.

Our board of directors has also adopted a form of executive severance agreement which covers certain officers of Guitar Center and its subsidiaries. This form of agreement provides that in the event of a change of control of Guitar Center during the term of the officer’s employment, the vesting of equity awards then held by such officer will be accelerated and/or all restrictions of shares of restricted stock or restricted stock units then held by such officer (excluding unissued equity interests) will immediately vest.

The value of accelerated vesting of equity awards held by our executive officers is shown above on page 56. In addition, the terms of Mr. Eastman’s employment agreement, as well as the executive severance agreement, provide for certain severance benefits if the executive is terminated without cause or resigns for reasonable justification, but the amount of such benefits is not increased if such termination occurs in connection with a change in control of Guitar Center.

Benefit Arrangements with the Surviving Corporation

Pursuant to the merger agreement, the parties have agreed that Parent will, or will cause the surviving corporation to, provide our current employees with base salary, wages and benefits for a period of 18 months after the merger that are no less favorable in the aggregate than those that we provide (excluding equity-based compensation or equity-based benefits) prior to the merger and to honor all material contracts and commitments, including severance plans and policies adopted by our board of directors, of any of our current or former employees or directors that have been made available to Parent.

From and after the effective time of the merger, Parent will, or will cause the surviving corporation to, provide credit for our current employees under any benefit plan maintained by Parent, the surviving corporation or any of their subsidiaries for amounts paid and expenses incurred by a current employee under our benefit plans and to waive any limitations as to pre-existing, waiting period or actively-at-work conditions with respect to participation and coverage requirements under any welfare benefit plan maintained by Parent, the surviving corporation or any of their subsidiaries.

See “The Merger Agreement—Employee Benefits” beginning on page 73.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, the certificate of incorporation and bylaws of the surviving corporation and the comparable organizational documents of its subsidiaries must contain provisions, for a period of six years after the merger, that are no less favorable with respect to the indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in our certificate of incorporation and bylaws. Parent must, and will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law, each of our and our subsidiaries’ present and former directors and officers (which we refer to as an indemnified party) against any costs or expenses (including attorney’s fees and expenses), judgments, fines, inquiries, losses, claims, settlements, damages or liabilities incurred in connection with any threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) any and all matters pending, existing or occurring at or prior to the consummation of the merger, and (ii) the fact that such persons is or was a director or officer of Guitar Center or its subsidiaries.

The merger agreement also provides that, at or prior to the effective time of the merger, we must purchase a six year prepaid directors’ and officers’ liability insurance policy that is no less favorable (in terms of amount, terms and conditions of coverage) than our and our subsidiaries’ current directors’ and officers’ liability insurance policies in effect on June 27, 2007. However, we will not be obligated to pay for such policy an aggregate amount in excess of 300% of the annual premium currently paid by us.

See “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 73.

Arrangements with Parent

Bain Capital has informed us that it is its intention to retain members of our existing management team with the surviving corporation after the merger is completed. Members of management currently are engaged in discussions with representatives of Bain Capital regarding revised terms of employment. In addition to revised terms of employment, Bain Capital has informed us that they anticipate offering members of management the opportunity to co-invest with Bain Capital, and that they also intend to set up equity-based incentive compensation plans for management of the surviving corporation. Although we believe members of our management team are likely to enter into new arrangements regarding employment with, and the right to purchase or participate in the equity of, the surviving corporation or Parent, such matters are subject to further negotiations and discussion and no terms or conditions have been finalized. Any such new arrangements are expected to be entered into prior to the completion of the merger.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the merger agreement, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D to this proxy statement. See “Appraisal Rights” beginning on page 82.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of our common stock.

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ.

Material U.S. Federal Income Tax Consequences

The following discussion describes the material U.S. federal income tax consequences of the merger to U.S. holders of our common stock. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder  judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this proxy statement. These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion. We have not requested a ruling from the IRS with respect to the U.S. federal income tax consequences described in this proxy statement and, accordingly, we cannot assure you that the IRS will not take a contrary position regarding the tax consequences of the merger. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction or the U.S. federal estate or gift tax laws. Accordingly, this discussion is not a comprehensive description of all of the tax consequences that may be relevant to any particular holder of our common stock.

This discussion assumes that holders hold shares of our common stock as capital assets and does not address the tax consequences that may be relevant to a particular holder subject to special treatment under U.S. federal income tax law, including but not limited to:

•       U.S. expatriates;

•       foreign persons;

•       banks of other financial institutions;

•       tax-exempt organizations;

•       tax-qualified retirement plans;

•       regulated investment companies;

•       passive foreign investment companies;

•       insurance companies;

•       traders in securities that elect mark-to-market;

•       brokers or dealers in securities or foreign currencies;

•       persons subject to the alternative minimum tax;

•       persons who hold shares of our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; and

•       partnerships or other entities treated as partnerships for U.S. federal income tax purposes and partners in such partnerships.

This discussion does not address the U.S. federal income tax consequences of the merger to holders who acquired our common stock through stock option or stock purchase plan programs or in other compensatory arrangements, nor does it address the receipt of cash in connection with the cancellation of any stock options, restricted stock units, deferred stock and performance awards or other compensatory stock-based awards, or any other matters relating to equity compensation or benefit plans. Except as expressly set forth below, this discussion generally does not address the U.S. federal income tax consequences of the merger to holders who actually or constructively hold an equity interest in the surviving corporation following the merger. This discussion also does not address the U.S. federal income tax consequences to holders who exercise statutory appraisal rights under Delaware law.

YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL TAX CONSEQUENCES OF THE MERGER TO YOU, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, a U.S. holder is any beneficial owner of our common stock who is treated for U.S. federal income tax purposes as:

•       an individual citizen or resident of the U.S.;

•       a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•       an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•       a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of its partners generally will depend on a partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger.

Characterization of the Merger

For U.S. federal income tax purposes, Merger Sub should be disregarded as a transitory entity, and the merger of Merger Sub with and into Guitar Center should be treated as a taxable transaction to holders of our common stock and should not be treated as a taxable transaction to Guitar Center.

We intend to take the position that, as a result of the merger, holders of our common stock should be treated for U.S. federal income tax purposes as if they (a) sold a portion of their stock for cash and (b) had a portion of their stock redeemed by Guitar Center for cash.

Due to the lack of legislative, judicial or other interpretive authority on this matter, it is unclear how the allocation of proceeds between the deemed sale and deemed redemption portions of the transaction should be determined. We intend to take the position that (a) the portion of our common stock that is converted, by reason of the merger, into the cash proceeds provided by Parent is being sold for cash and (b) we are redeeming that portion of our common stock that is converted, by reason of the merger, into the cash proceeds of indebtedness incurred by Merger Sub and assumed by us in connection with the merger. There can be no assurance, however, that the IRS will agree with such allocation.

Holders of our common stock should consult their tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the merger.

Sale of Common Stock

To the extent that a U.S. holder is considered to have sold our common stock, the holder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the deemed sale of stock (that is, the cash proceeds properly allocated to such sale) and the holder’s adjusted tax basis allocated to such stock. Gain or loss recognized on a sale of our common stock must be determined separately for each identifiable block of common stock (i.e., shares of stock acquired at the same cost in a single transaction). Any such gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year as of the effective date of the merger. Long-term capital gains of non-corporate U.S. holders generally will be subject to U.S. federal income tax at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

Redemption of Common Stock

The deemed redemption of our common stock from U.S. holders who surrender all of their shares of common stock for cash in the merger, and who do not actually or constructively own any interest in the surviving corporation following the merger, should be treated as a sale or exchange, subject to the same treatment as set forth above under the caption “—Sale of Common Stock.”

Under Section 302 of the Code, the deemed redemption of our common stock from U.S. holders who will own, actually or constructively, an interest in the surviving corporation following the merger (for example, holders who own an interest in Parent or entities which own an interest in Parent) in most cases should be treated as a sale of stock, but, under certain circumstances, could be treated as a distribution that may be taxable as a dividend for U.S. federal income tax purposes. Due to the fact-intensive nature of the determination of tax consequences under Section 302 of the Code, such holders of our common stock should consult their tax advisers concerning the tax consequences of the merger to them in light of their particular circumstances.

Information Reporting and Backup Withholding

Payments made to certain U.S. holders in the merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). Certain holders (including corporations) generally are not subject to backup withholding. To avoid backup withholding,

U.S. holders that do not otherwise establish an exemption should complete and return the substitute Form W-9 that each holder will receive with the letter of transmittal following completion of the merger. The substitute Form W-9 will require a U.S. holder to provide its taxpayer identification number and certify that such holder is a U.S. person, the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. A U.S. holder who fails to provide its correct taxpayer identification number or falsely certifies that it is not subject to backup withholding may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO A PARTICULAR HOLDER DEPENDING ON THE PARTICULAR HOLDER’S PARTICULAR SITUATION. THIS DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX CONSIDERATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF OUR COMMON STOCK. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF OUR COMMON STOCK PURSUANT TO THE MERGER, INCLUDING ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Regulatory Approvals

Under the merger agreement, we and the other parties to the merger agreement have agreed to use reasonable best efforts to complete the transactions contemplated by the merger agreement as promptly as practicable, including obtaining all necessary governmental approvals. The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Parent and Guitar Center each filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on July 12, 2007. Early termination of the statutory waiting period under the Hart-Scott-Rodino Act was granted on July 20, 2007.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation Concerning the Merger

On June 28, 2007, purported shareholder class actions styled Terri Connors and Dennis Connors v. Guitar Center, Inc., et al. (Case No. BC373422), Lou Ann Murphy v. Guitar Center, Inc., et al. (Case No. BC373523) and K Family LLC v. Guitar Center, Inc., et al. (Case No. BC373520), were filed in the Superior Court of California in Los Angeles County on behalf of the holders of our common stock in connection with the merger. The complaints names as defendants Guitar Center and its board of directors. The complaints allege that Guitar Center’s directors breached their fiduciary duties by adopting the merger agreement and approving the merger. The complaints purport to seek declaratory relief, an injunction preventing completion of the merger, the recovery of unspecified damages, other equitable relief and plaintiffs’ attorneys’ fees.

On July 2, 2007, another purported shareholder class action styled Nina Weitman v. Guitar Center, Inc., et al. (Case No. BC373633), was filed in the Superior Court of California in Los Angeles County on behalf of the holders of our common stock in connection with the merger. The complaint names as defendants Guitar Center, its board of directors and Bain Capital. The complaint alleges that Guitar Center’s directors breached their fiduciary duties by adopting the merger agreement and approving the merger, and that Bain Capital aided and abetted a breach of fiduciary duty. The complaint purports to seek declaratory relief, an injunction preventing completion of the merger, the recovery of unspecified damages, other equitable relief and plaintiffs’ attorneys’ fees.

On July 6, 2007, a purported shareholder class action styled Mary Benton v. Guitar Center, Inc., et al. (Case No. 3075-VCS), was filed in the Court of Chancery of the State of Delaware in and for New Castle County on behalf of the holders of our common stock in connection with the merger. The complaint names as defendants Guitar Center, its board of directors, Parent and Merger Sub. The complaint alleges that Guitar Center’s directors breached their fiduciary duties by adopting the merger agreement and approving the merger, and that Parent and Merger Sub aided and abetted a breach of fiduciary duty. The complaint purports to seek declaratory relief, an injunction preventing completion of the merger, the recovery of unspecified damages, other equitable relief and plaintiffs’ attorneys’ fees. On July 30, 2007, the plaintiff in the Benton case filed an amended complaint, a motion for a preliminary injunction seeking to prohibit the proposed transaction and a motion for expedited discovery. The preliminary injunction motion has been scheduled for a hearing before the Court of Chancery on September 7, 2007.

On July 19, 2007, the four cases filed in the Superior Court of California were consolidated under the caption In re Guitar Center, Inc. Shareholder Litigation, Lead Case No. BC373422. A consolidated complaint was filed on August 2, 2007. On August 10, 2007, plaintiff Lou Ann Murphy filed a notice of withdrawal from the litigation. The remaining plaintiffs and their counsel and have filed competing motions for appointment as lead plaintiff and lead counsel. The defendants have filed a joint motion seeking to stay the Los Angeles County Superior Court litigation pending the parallel Delaware litigation. The defendants’ motion to stay and the competing motions for appointment as lead counsel and lead plaintiff are scheduled to be heard on August 17, 2007.

On August 10, 2007, Lou Ann Murphy (who was formerly a plaintiff in the California litigation) filed a shareholder class action complaint styled Lou Ann Murphy v. Guitar Center, Inc., et al. (Case No. 3157) in the Court of Chancery of the State of Delaware in and for New Castle County on behalf of the holders of our common stock in connection with the merger. The complaint names as defendants Guitar Center, its board of directors, Parent and Merger Sub. The complaint alleges that Guitar Center’s directors breached their fiduciary duties by adopting the merger agreement and approving the merger, and that Parent and Merger Sub aided and abetted a breach of fiduciary duty. The complaint purports to seek declaratory relief, an injunction preventing completion of the merger, the recovery of unspecified compensatory damages, other equitable relief and plaintiffs’ attorneys’ fees.

We believe that each of these lawsuits is without merit and intend to defend the actions vigorously.

THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. The following section describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement is a commercial document that establishes and governs the legal relations between us, Parent and Merger Sub with respect to the transactions described in this proxy statement.

Effective Time; The Marketing Period

The effective time of the merger will occur at the time that a certificate of merger is filed with the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as provided in the certificate of merger). So long as the marketing period (discussed below) has expired, the closing date will occur no later than the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as we, Parent and Merger Sub may agree). In the event that all conditions have been satisfied but the marketing period has not expired, then the parties are not required to effect the closing until the earlier of:

•       a date during the marketing period specified by Parent on no less than five business days’ notice to us; and

•       the final day of the marketing period.

The “marketing period” is defined in the merger agreement as the first period of 20 consecutive days after September 4, 2007 (and ending on a business day) following the adoption of the merger agreement by our stockholders, throughout which:

•       Parent shall have received certain financial statements and financial data of a type customarily included in private placement memoranda relating to private placements under Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X) regarding Guitar Center (collectively, the “required financial information”); and

•       the mutual closing conditions have been satisfied and nothing has occurred and no condition exists such that any of the conditions to the obligations of Parent and Merger Sub to close would not be satisfied (other than the receipt of certain certificates or affidavits) as of any day (assuming the closing were to be scheduled for such date) during such 20 consecutive day period.

However, if the financial statements contained in the required financial information made available to Parent on the first day of such 20 consecutive day period are as of a date earlier than the number of days specified in Rule 3-12(g) of Regulation S-X prior to any date during such 20 consecutive day period, then the marketing period will not commence until Parent has received financial statements that are as of a date less than the number of days specified in Rule 3-12(g) of Regulation S-X on each day of such 20 consecutive day period.

The purpose of the marketing period is to allow Parent a reasonable and appropriate period of time during which it can market and place the permanent debt financing contemplated by the debt financing commitments for the purpose of financing the merger. Throughout the marketing period, Parent and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable in connection with obtaining the financing required to consummate the merger. See “—Financing; Cooperation of Guitar Center” begining on page 74.

Structure

Upon the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will be merged with and into us, the separate corporate existence of Merger Sub will cease and we will survive the merger as a wholly owned subsidiary of Parent.

If the merger is completed, our common stock will be delisted from NASDAQ, deregistered under the Exchange Act and no longer be publicly traded, and we will not file periodic reports with the SEC on account of our common stock. We will be a privately held corporation and our current stockholders will cease to have any ownership interest in us or rights as our stockholders. Therefore, our current stockholders will not participate in our future earnings or growth and will not benefit from any future appreciation in our value.

Treatment of Stock and Options

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $63.00 in cash, without interest, other than shares of our common stock:

•       held in our treasury immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•       held by any of Parent, Merger Sub, any subsidiary of Parent or Merger Sub or any of our subsidiaries immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration; and

•       held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares shall be entitled to payment of the fair value of such shares in accordance with Delaware law.

From and after the effective time of the merger, each stock certificate or book-entry representing shares of our common stock will represent only the right to receive the merger consideration of $63.00 in cash per share, without interest. The merger consideration paid upon surrender of each stock certificate or book-entry shares will be paid in full satisfaction of all rights pertaining to the shares of our common stock formerly represented by each such stock certificate or book-entry.

Stock Options and Other Awards

At the effective time of the merger, each outstanding option to purchase shares of our common stock, whether or not then exercisable or vested, will become fully vested and will be deemed to have been exercised and cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock subject to such option multiplied by the excess, if any, of $63.00 over the per share exercise price of the common stock subject to such option, without interest and less applicable withholding taxes.

Additionally, all other stock-based compensation granted under our stock plans (other than the Employee Stock Purchase Plan) or under any individual consultant, employee or director agreement, including all shares of restricted stock, restricted stock units, performance share units, deferred stock units and deferred stock, whether or not then vested, will vest at the effective time of the merger on the terms set forth in the applicable stock plan, and the holder of such stock-based award will be entitled to receive a cash payment equal to the number of outstanding shares subject to such stock based award multiplied by

$63.00, without interest. The performance shares issued under our 2005 Long Term Incentive Plan and 2006 Long Term Incentive Plan will vest at the rate of 50%, in accordance with the terms of these plans.

With respect to rights to purchase our common stock granted under the Employee Stock Purchase Plan, each such right outstanding as of June 30, 2007 was automatically exercised on that date in accordance with the Employee Stock Purchase Plan, unless earlier terminated. We have taken reasonably necessary actions to provide that the Employee Stock Purchase Plan will terminate at the effective time of the merger and that no offering period will commence under the Employee Stock Purchase Plan between July 1, 2007 and December 31, 2007 or any subsequent period, unless the merger agreement is terminated in accordance with the merger agreement before the start of any such subsequent period.

Exchange and Payment Procedures

At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with a bank or trust company reasonably satisfactory to us (the “paying agent”) cash in an amount sufficient to pay the merger consideration due to each holder of shares of our common stock. Within two business days after the effective time of the merger, the surviving corporation will cause the paying agent to mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will explain how to surrender your common stock certificates or book entry shares you may hold in exchange for the merger consideration to which you are entitled.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent until after the merger and without a properly completed and signed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a properly completed and signed letter of transmittal and any other documents as may reasonably be required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is presented to the paying agent (or, in the case of book-entry shares, upon adherence to the instructions in the letter of transmittal), accompanied by all documents required to effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). Each of the surviving corporation, Parent and the paying agent will be entitled to deduct and withhold from the consideration payable under the merger agreement such amounts as it is required to deduct withhold with respect to the payment of such consideration under any applicable tax laws. To the extent such withheld amounts are withheld and paid to the appropriate tax authorities, such amounts will be treated for all purposes under the merger agreement as having been paid to the holders of our common stock, stock options, stock-based awards or rights under the Employee Stock Purchase Plan, as applicable.

At the effective time of the merger, our stock transfer books will be closed and there will be no further registration of transfers of outstanding shares of our common stock. If, after the close of business on the day on which the effective time of the merger occurs, certificates are presented to the surviving corporation, paying agent or Parent for transfer or any other reason, they will be canceled and exchanged for the merger consideration, without interest.

None of Parent, Guitar Center, the surviving corporation or the paying agent will be liable to any stockholder entitled to any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the stockholders for 12 months after the effective time of the merger will be delivered to the surviving corporation upon demand, and any stockholders who have not complied with the exchange procedures thereafter may look only to the surviving corporation for payment of their claim for the merger consideration, without any interest thereon.

The letter of transmittal and instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Parent, post a bond in an amount that Parent directs as indemnity against any claim that may be made with respect of the missing certificate.

Representations and Warranties

The merger agreement contains representations and warranties by each of the parties to the merger agreement. The representations and warranties made by us, Parent and Merger Sub are qualified and subject to important limitations agreed to by us, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties were made as of specific dates and in some cases may be subject to important exceptions, limitations and supplemental information contained in the confidential disclosure schedule we provided to Parent and Merger Sub in connection with the signing of the merger agreement and may be additionally subject to standards of materiality applicable to us, Parent and Merger Sub that may be different from those that are applicable to you or generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocation risk between us, Parent and Merger Sub, rather than to establish matters as facts. While we do not believe that the disclosure schedules contain information that securities laws require us to disclose, other than information that has already been so disclosed, the disclosure schedules contain information that may modify, qualify or create exceptions to the representations and warranties set forth in the merger agreement. The disclosure schedules contain certain information that has been included in our prior public disclosures and may contain additional non-public information. Information concerning the subject matter of our representations and warranties may have changed since the date of the merger agreement, and subsequent information may or may not be fully reflected in our public disclosures, except to the extent required by law. The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in our reports, statements and filings publicly filed with the SEC.

We make various representations and warranties in the merger agreement, including with respect to, among other things:

•       organization, standing and qualification to do business;

•       our capital structure;

•       our subsidiaries and our equity interests in them;

•       affiliate transactions;

•       our authority to enter into and consummate the transactions contemplated by the merger agreement;

•       consents and approvals required for the transactions contemplated by the merger agreement;

•       the absence of a “company material adverse effect” since December 31, 2006;

•       compliance with applicable laws;

•       reports filed with the SEC, our financial statements, the absence of undisclosed liabilities and our internal controls;

•       our material contracts and indebtedness;

•       matters relating to employee benefit plans and labor and employment matters;

•       the absence of litigation;

•       environmental matters;

•       intellectual property matters;

•       tax matters;

•       insurance matters;

•       real estate matters;

•       the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement;

•       the fairness opinions of Goldman Sachs and PJSC;

•       anti-takeover statutes; and

•       the absence of undisclosed brokers’ fees.

Many of our representations and warranties are qualified by a “material adverse effect” standard. For the purposes of the merger agreement, a “company material adverse effect” means any event, change or occurrence, individually or in the aggregate, that has had or could reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Guitar Center and our subsidiaries, taken as a whole. However, the following items are not considered in determining whether a “company material adverse effect” has occurred or is likely or expected to occur:

•       any change in the price or trading volume of our common stock, in and of itself;

•       any failure by us to meet any projections or forecasts for any period, in and of itself;

•       the public announcement or the pendency of the merger agreement or any of the transactions contemplated by the merger agreement, including the impact on our or our subsidiaries’ relationships with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties;

•       any actions required to be taken by us or any of our subsidiaries in order to obtain any approval or authorization for the consummation of the merger under antitrust or competition laws;

•       changes in any analyst’s recommendations, any credit rating or any other recommendations as to us or any of our subsidiaries, in an of itself;

•       changes generally affecting the retail industry generally (to the extent that such changes do not have a materially disproportionate negative effect on us or our subsidiaries, taken as a whole, as compared to other companies that operate in the same industries);

•       changes generally affecting the economy or financial markets generally (to the extent that such changes do not have a materially disproportionate negative effect on us or our subsidiaries, taken as a whole, as compared to other companies that operate in the same industries);

•       changes in law or U.S. generally accepted accounting principles (to the extent that such changes do not have a materially disproportionate negative effect on us or our subsidiaries, taken as a whole, as compared to other companies that operate in the same industries); and

•       acts of God, calamities, national or international political or social conditions or the occurrence of any military or terrorist attack (to the extent that such acts do not have a materially disproportionate negative effect on us or our subsidiaries, taken as a whole, as compared to other companies that operate in the same industries).

The merger agreement also contains various representations and warranties made to us by Parent and Merger Sub, including with respect to, among other things:

•       their organization, standing and qualification to do business;

•       Parent’s ownership of Merger Sub and the absence of any liabilities or agreements or prior business activities;

•       their authority to enter into and consummate the transactions contemplated by the merger agreement;

•       consents and approvals that need to be obtained in connection with the transactions contemplated by the merger agreement;

•       the absence of any required stockholder votes (other than the vote of Parent as the sole stockholder of Merger Sub) to approve the merger agreement;

•       debt and equity financing commitments;

•       the limited guaranty by Sponsor of the obligations of Parent and Merger Sub under the merger agreement;

•       the solvency of the surviving corporation after the effective time of the merger;

•       their lack of ownership in our common stock;

•       the absence of litigation;

•       the absence of undisclosed broker’s fees; and

•       the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, between June 27, 2007 and the effective time of the merger, we will, and will cause each of our subsidiaries to, in all material respects, conduct its business substantially in the ordinary course of business consistent with past practice, subject to certain exceptions or unless Parent gives its prior written consent, and we will not take or permit the following actions:

•       amend our certificate of incorporation or bylaws or the governing documents of our subsidiaries;

•       issue, sell, pledge or encumber, or agree to issue, sell, pledge or encumber, any shares of capital stock or any securities convertible into, or options, warrants or rights to acquire, any such shares of capital stock (except pursuant to existing contracts or pursuant to the vesting and/or exercise of stock options, stock-based awards, Employee Stock Purchase Plan rights, warrants and other contractual rights outstanding as of June 27, 2007 or permitted by the merger agreement to be granted after that date);

•       declare, set aside, make or pay any dividend or other distribution with respect to any capital stock (other than dividends by our subsidiaries to us or one of our wholly-owned subsidiaries);

•       reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of our capital stock;

•       acquire or make an investment outside of the ordinary course of business in, or any assets, loans or debt securities of, another person;

•       except for indebtedness incurred under our existing credit facilities, owing by one of our subsidiaries to us or another subsidiary or incurred to refinance any existing indebtedness in an amount not to exceed such indebtedness, incur any indebtedness or issue any debt securities or assume, guarantee or endorse any indebtedness of another person (other than one of our wholly-owned subsidiaries) in excess of $10 million or grant any lien in any material assets to secure such indebtedness;

•       other than sales of inventory or other assets in the ordinary course of business or pursuant to existing contracts, sell any material business organization or division or any assets;

•       sell or exclusively license, or abandon, fail to maintain or allow to expire, any material intellectual property;

•       authorize any new material capital expenditures in excess of 110% of our budgeted capital expenditures in the aggregate;

•       enter into any new material line of business outside of our existing business segments;

•       pay, discharge, settle or satisfy any material claims, liabilities or obligations (other than the performance of contractual obligations, payments in the ordinary course of business or that have been disclosed in the most recent financial statements filed with the SEC or made available to Parent or the settlement of certain claims or litigation up to $5 million);

•       adopt or amend any material benefit plan, increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not provided for in any existing benefit plan, other than (1) as reasonably necessary to comply with applicable law, (2) in the ordinary course of business (excluding certain directors and officers), (3) in connection with entering into or extending any employment agreement in the ordinary course of business with any person (excluding our directors and certain officers), (4) general salary increases in the ordinary course of business (excluding our directors and certain officers), (5) the termination or amendment of any benefit plan that may be subject to section 409A of the Internal Revenue Code and that do not materially increase the cost of maintaining such benefit plan (excluding our directors and certain officers);

•       adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger or among our wholly-owned subsidiaries);

•       other than in the ordinary course of business consistent with past practice or as required by law:

•        make, change or rescind any material tax election;

•        change any annual tax accounting period;

•        adopt or change any material method of tax accounting;

•        file any material amended tax return;

•        enter into any closing agreement with respect to material taxes;

•        settle any material tax claim;

•        surrender any right to claim a material refund of taxes; or

•        consent to any extension or waiver of the limitation period with respect to any material tax claim or assessment; or

•       knowingly agree or commit to do any of the foregoing which would reasonably be expected to result in any of the closing conditions to the merger not to be satisfied.

Stockholders Meeting

The merger agreement requires us to call and hold a meeting of our stockholders to vote upon the adoption of the merger agreement as promptly as reasonably practicable but, subject to certain exceptions, no later than 75 days after this proxy statement is cleared by the SEC. Unless the merger agreement has been terminated prior to the meeting of stockholders, we are required to submit the merger agreement to a vote of stockholders even if our board has approved, endorsed or recommended another takeover proposal or withdraws, modifies or amends its recommendation prior to the special meeting, as described in “—No Solicitation of Transactions” below.

No Solicitation of Transactions

We have agreed that we will not, and will cause our subsidiaries and instruct our and our subsidiaries’ representatives not to:

•       directly or indirectly initiate, solicit or knowingly facilitate or encourage any inquiries, proposals or offers with respect to any takeover proposal or any inquiry, proposal or offer that could reasonably be expected to result in a takeover proposal;

•       enter into any agreement with respect to a takeover proposal; or

•       engage in any negotiations or discussions, or provide any information to any third party, with respect to a takeover proposal.

In addition, we have agreed to, and to cause our subsidiaries and instruct our and our subsidiaries’ representatives to, immediately cease any discussions or negotiations existing on June 27, 2007 with any person with respect to any takeover proposal and to use our reasonable best efforts to obtain the return or destruction of any confidential information previously furnished to such person.

For purposes of the merger agreement, a “takeover proposal” means any written inquiry, proposal or offer from a third party relating to, in a single transaction or series of related transactions:

•       a merger, reorganization, consolidation, share exchange, business combination, recapitalization, spin-off, split-off, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of Guitar Center (or any of our subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets (based on fair market value) of Guitar Center and our subsidiaries, taken as a whole); or

•       the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 20% of our common stock or the consolidated total assets (based on fair market value) of Guitar Center and our subsidiaries.

We have agreed that if we receive any takeover proposal we will promptly (and in any event within three business days) advise Parent of the identity of the person making the takeover proposal and provide a written summary or copies of the material terms of the takeover proposal. We have also agreed to keep Parent reasonably informed (including any change to the material terms) and not to enter into any agreement that would prohibit us from providing such information to Parent. We have further agreed that neither we nor any of our subsidiaries will terminate, waive, amend or modify any provision of any existing standstill or confidentiality to which we or any of our subsidiaries are a party, unless our board determines that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

However, in response to a bona fide takeover proposal received by us after June 27, 2007 that was not solicited in violation of the non-solicitation obligations described above and that our board of directors determines in good faith (after consultation with outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a superior proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, we may, prior to obtaining the requisite vote of our stockholders at the special meeting:

•       provide access to our properties, contracts, personnel, books and records and provide information, data and draft agreements with respect to us and our subsidiaries to the person making the takeover proposal and its representatives, so long as:

•        we enter into a confidentiality agreement with such person containing terms substantially similar to, and no less favorable than, those set forth in the confidentiality agreement between us and Bain Capital); and

•        we promptly provide the same information to Parent (if we have not already done so); and

•       participate in discussions or negotiations with such person and its representatives.

In addition, if our board of directors has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to our stockholders under applicable law, our board of directors may, prior to obtaining the requisite vote of our stockholders at the special meeting:

•       withdraw, not continue to make or modify, or publicly propose to take such action, its recommendation to our stockholders to vote in favor of the adoption of the merger agreement;

•       approve, recommend or adopt, or publicly propose to take such action, a superior proposal (so long as we have given Parent five days prior written notice and our board of directors considers in good faith any written proposals by Parent to revise the merger agreement); or

•       enter into an agreement regarding a superior proposal (so long as we have given Parent five days prior written notice, our board of directors considers in good faith any written proposals by Parent to revise the merger agreement and we have terminated the merger agreement and pay the termination fee to Parent).

For purposes of the merger agreement, a “superior proposal” means a bona fide takeover proposal (for this purpose, substituting “50%” for each reference to “20%” in the definition of “takeover proposal”) which our board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) is reasonably likely to be consummated and, if consummated, would be more favorable from a financial point of view to our stockholders than the merger, taking into account such factors as our board of directors deems appropriate, including the third party making the takeover proposal and the legal, financial, regulatory and other aspects of such takeover proposal.

Notwithstanding anything to the contrary in the merger agreement, neither we nor our board of directors are prohibited from:

•       taking and disclosing to our stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or

•       making any disclosure to our stockholders if, in the good faith judgment of our board, such disclosure would be reasonably necessary under applicable law.

Employee Benefits

The parties have agreed that Parent will, or will cause the surviving corporation to:

•       provide our current employees with base salary and wages and benefits for a period of 18 months after the effective time of the merger, in each case, that are no less favorable in the aggregate than those that we provide (excluding equity-based compensation or equity based benefits) as of immediately prior to the effective time of the merger; and

•       honor all material contracts and commitments, including severance plans and policies adopted by our board of directors, of any of our current or former employees or directors as in effect immediately prior to the effective time of the merger.

From and after the effective time of the merger, Parent will, or will cause the surviving corporation to, provide credit for our current employees under any benefit plan maintained by Parent, the surviving corporation or any of their subsidiaries for amounts paid and expenses incurred by a current employee under our benefit plans and to waive any limitations as to pre-existing, waiting period or actively-at-work conditions with respect to participation and coverage requirements under any welfare benefit plan maintained by Parent, the surviving corporation or any of their subsidiaries.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, the certificate of incorporation and bylaws of the surviving corporation and the comparable organizational documents of its subsidiaries must contain provisions. for a period of six years after the effective time of the merger, no less favorable with respect to the indemnification, advancement of expenses and exculpation of former or present directors, officers, employees and agents than are set forth in our certificate of incorporation and bylaws. Parent must, and will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law, each of our and our subsidiaries’ present and former directors, officers, employees and agents (which we refer to as an indemnified party) against any costs or expenses (including attorney’s fees and expenses), judgments, fines, inquiries, losses, claims, settlements, damages or liabilities incurred in connection with any threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) any and all matters pending, existing or occurring at or prior to the consummation of the merger, and (ii) the fact that such persons is or was an officer, director, employee, fiduciary or agent of us or our subsidiaries.

The merger agreement also provides that, at or prior to the effective time of the merger, we must purchase a six year prepaid directors’ and officers’ liability insurance policy that is no less favorable (in terms of amount, terms and conditions of coverage) than our and our subsidiaries’ current directors’ and officers’ liability insurance policies in effect on June 27, 2007. However, we will not be obligated to pay for such policy an aggregate amount in excess of 300% of the annual premium currently paid by us.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of the parties to the merger agreement has agreed to use its reasonable best efforts to do all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement, including to cause all closing conditions to be satisfied as soon as practicable. In particular, the parties have agreed to use reasonable best efforts to make necessary filings and obtain necessary governmental consents and approvals, including those required under the Hart-Scott-Rodino Act (which has been obtained), to defend any lawsuit challenging the merger and the other transactions contemplated by the merger agreement and to execute and deliver any additional documents necessary to complete the merger.

The parties have agreed to give each other the opportunity to review in advance, and consult with, any filings or written materials to a governmental entity in connection with the merger and the other transactions contemplated by the merger agreement. The parties have also agreed to promptly provide copies of any written communications with a governmental entity to refrain from participating  in any substantive meeting or discussion with a governmental entity in connection with the proposed transactions without consulting with the other party in advance and, to the extent permitted, giving the other party the opportunity to attend and participate. Each party is also required to respond as reasonably practicable to any inquiries received by a governmental entity in connection with antitrust and regulatory matters and may not extend any waiting period or agree to refile under the Hart-Scott-Rodino Act without the prior written consent of the other parties and or enter into an agreement not to consummate the merger or the other transactions contemplated by the merger agreement with the Federal Trade Commission or the Antitrust Division.

Financing; Cooperation of Guitar Center

Parent and Merger Sub have agreed to use, and to cause their respective representatives to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the debt financing upon the terms and subject to the conditions described in the debt commitment letters (or any alternative financing), including:

•       obtaining rating agency approvals;

•       maintaining the debt commitment letters and the equity commitment letter in effect and satisfying on a timely basis all conditions applicable to Parent and Merger Sub set forth in such commitment letters; and

•       negotiating and entering into the definitive agreements with respect to the debt financing upon the terms and subject to the conditions contained in the debt commitment letters (or, in the case of an alternative financing, satisfying all commitments applicable to Parent and Merger Sub in such definitive agreements that are within their control and, if necessary, borrowing pursuant to the debt commitment letters in the event any “flex” provisions are exercised).

Parent is required to promptly notify (and in any event within three business days) our board of directors of any known material breach or termination of the debt commitment letters and the equity commitment letter or any other circumstance that would reasonably be likely to prevent, delay or impede the consummation of the financing. In the event any portion of the debt financing becomes unavailable upon the terms and subject to the conditions set forth in the debt financing letters, Parent is required to use its reasonable best efforts to arrange, as promptly as reasonably practicable (but no later than the last day of the marketing period), alternative financing sufficient to consummate the transactions contemplated by the merger agreement from alternative sources on terms that are not less beneficial to Parent and Merger Sub and that would not reasonably be expected to prevent, delay or impede the consummation of any remaining financing contemplated by the debt commitment letters and the equity commitment letter or the transactions contemplated by the merger agreement. In addition, Parent has agreed that, in the event that on the last day of the marketing period:

•       all or any portion of the debt financing structured as high yield financing has not been consummated;

•       subject to limited exceptions, all closing conditions contained in the merger agreement have been satisfied or waived; and

•       the bridge facilities contemplated by the debt financing letters (or alternative financing) is available upon the terms and subject to the conditions described in the debt financing letters (or alternative financing);

then Parent will borrow and use, or will cause Merger Sub to borrow and use, the proceeds of the bridge financing to replace the high yield financing no later than the last day of the marketing period. See “—Effective Time; The Marketing Period” beginning on page 64 for a discussion of the marketing period. If the financing set forth in the debt commitment letters and the equity commitment letter has not or cannot be obtained, Parent and Merger Sub will still be obligated to consummate the merger if the mutual closing conditions and the closing conditions for Parent and Merger Sub are satisfied or waived.

Parent is also required to keep our board of directors reasonably informed of the status of its efforts to obtain the debt and equity financing. In addition, without the written consent of our board of directors, Parent may not, and may not permit Merger Sub to, agree or permit any cancellation, modification or waiver under the debt commitment letters and the equity commitment letter (except to add additional lenders or that result in terms not less beneficial to Parent or Merger Sub and that would not reasonably be expected to prevent, delay or impede the consummation of the financings or the transactions contemplated by the merger agreement).

We have agreed to, and have agreed to cause our subsidiaries and instruct our representatives to, use reasonable best efforts to cooperate as may be reasonably requested by Parent in connection with obtaining the debt financing set forth in the debt commitment letters (or an alternative financing), as long as such cooperation does not significantly interfere with our or our subsidiaries’ ongoing operations. Such cooperation includes:

•       participating in meetings, presentations, due diligence sessions and rating agency sessions with prospective lenders;

•       assisting with the preparation of rating agency presentations, offering documents, bank information memoranda and other marketing documents;

•       permitting lenders to evaluate our current assets, cash management and accounting systems and policies and to establish bank and other accounts, blocked account agreements and lock box arrangement in connection with collateral arrangements and facilitating the pledge of collateral and the execution of definitive financing documents (as long as no rights or obligations are effective until the effective time of the merger);

•       furnishing to Parent and its debt financing sources with the required financial information (see “—Effective Time; Marketing Period” beginning on page 64); and

•       using its reasonable best efforts to obtain accountants’ comfort and consent letters, legal opinions, officer’s certificates (including a solvency certificate) and other customary documents contemplated by the debt commitment letters.

However, in connection with such cooperation:

•       none of our and our subsidiaries’ officers, directors or employees will be required to execute any documents, including any registration statement filed with the SEC, any pledge or security documents or any other definitive financing documents that will be effective prior to the effective time of the merger;

•       we and our subsidiaries’ will not be required to issue any private placement memoranda or prospectus (and no such private placement memoranda or prospectus shall reflect us or any of our subsidiaries as the issuer for any time prior to the effective time of the merger); and

•       we and our subsidiaries will not be required to indemnify any person prior to the effective time of the merger in connection with the financing contemplated by the debt commitment letters or the equity commitment letter.

Parent has agreed, if the merger agreement is terminated under certain circumstances, to reimburse us for all documented and reasonable out-of-pocket costs incurred by us or our subsidiaries in connection with our cooperation. Parent and Merger Sub have agreed, on a joint and several basis, to indemnify and hold harmless us, our subsidiaries and our and our subsidiaries’ representatives for and against all liabilities, losses, damages and claims suffered or incurred by any of us in connection with the arrangement of the debt financing or any information used in connection therewith (other than information provided by us, our subsidiaries or our respective representatives).

Conditions to the Merger

The respective obligations of the parties to effect the merger are subject to the satisfaction or waiver of the following mutual conditions at or prior to the effective time of the merger:

•       the merger agreement has been adopted by our stockholders;

•       the waiting period (and any extension thereof) applicable to the merger under the
Hart-Scott-Rodino Act has expired or been terminated; and

•       no law or order issued by any governmental entity is in effect preventing the consummation of the merger or the other transactions contemplated by the merger agreement (but no party may assert that this closing condition has not been satisfied unless such party has used its reasonable best efforts to resist, appeal or resolve such law or order and has otherwise complied with certain provisions of the merger agreement).

The obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction or waiver of the following conditions by Parent at or prior to the effective time of the merger:

•       there has been no event or change, individually or in the aggregate, since December 31, 2006 that has had or could reasonably be expected to have a “company material adverse effect;”

•       certain of our representations and warranties (disregarding any exception is such representations and warranties relating to materiality or a “company material adverse effect”) relating to our capitalization must be true and correct as of the closing date as if made at and as of such date (and this condition will be satisfied as long as any breach or inaccuracy would not result in an aggregate increase in the merger consideration or any consideration otherwise payable pursuant to any repurchase or cancellation of any of our options, stock-based awards or other equity interests by more than $3.15 million);

•       our remaining representations and warranties set forth in the merger agreement (disregarding any exception in such representations and warranties relating to materiality or a “company material adverse effect”) must be true and correct as of the closing date as if made at and as of such time (except for those representations and warranties which address matters only as of an earlier date, which must have been true and correct as of such earlier date and where such failure to be true has not had and would not reasonably be expected to have, individually or in the aggregate, a “company material adverse effect”);

•       we must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by us at or prior to the closing;

•       Parent must have received a certificate of one of our officers confirming the satisfaction of the foregoing conditions relating to representations, warranties, agreements and covenants and the absence of a “company material adverse effect”; and

•       we must have delivered to Parent an affidavit related to certain tax matters.

Our obligation to effect the merger is further subject to the satisfaction or waiver of the following conditions by us at or prior to the effective time of the merger:

•       the representations and warranties of Parent and Merger Sub set forth in the merger agreement (disregarding any exception in such representations and warranties relating to materiality or a “company material adverse effect”) must be true and correct as of the closing date as if made at and as of such time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date and where such failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under the merger agreement or would not prevent the consummation of the merger;

•       Parent and Merger Sub must have performed or complied in all material respects with all material agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the closing date; and

•       we must have received a certificate of an officer of Parent confirming the satisfaction of the foregoing conditions relating to representations, warranties, agreements and covenants

None of us, Parent or Merger Sub may rely on the failure of any condition to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after our stockholders have adopted the merger agreement in the following circumstances:

•       by mutual written consent of us and Parent;

•       by either us or Parent, if:

•        the stockholder approval is not obtained at our stockholders’ meeting or any adjournment or postponement thereof at which the adoption of the merger agreement has been voted on;

•        the merger has not been consummated by December 31, 2007, unless the marketing period has not ended on or prior to that date, in which case we or Parent may extend the December 31, 2007 termination date by one additional month, but such right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the consummation of the merger to occur by December 31, 2007; or

•        any law prohibits or makes illegal the consummation of the merger or any governmental entity issues an order enjoining us, Parent or Merger Sub from consummating the merger and such order has become final and non-appealable, but such right to terminate the merger agreement will not be available to any party who has not used its reasonable best efforts to resist, appeal or resolve such order or whose breach of any provision of the merger agreement has been the cause of, or resulted in, the imposition of such order or the failure of such order to be resisted or resolved;

•       by us, if:

•        Parent or Merger Sub breaches any of the representations, warranties covenants or agreements contained in the merger agreement that would give rise to the failure of certain conditions to closing and such breach (if curable) has not been cured prior to the earlier of December 31, 2007 and 30 business days after Parent or Merger Sub receives notice of such breach from us, but this right will not be available to us if we are in material breach of any of our covenants or agreements in the merger agreement;

•        prior to the receipt of our stockholder approval of the merger agreement, our board of directors determines in good faith (after consulting with outside legal counsel) that the failure to accept a superior proposal would be inconsistent with its duties to our stockholders, as long as we have complied in all material respects with our obligations not to solicit transactions and we pay the termination fee of $58 million to Parent; or

•        at any time after the marketing period, neither Parent nor Merger Sub has received the proceeds of the debt financing (or commitments for an alternative financing), the mutual closing conditions have been satisfied and nothing has occurred such that the closing conditions for Parent and Merger Sub (other than the receipt of certain certificates and affidavits) would not be satisfied;

•       by Parent, if:

•        we breach any of the representations, warranties covenants or agreements contained in the merger agreement that would give rise to the failure of certain conditions to closing and such breach (if curable) has not been cured prior to the earlier of December 31, 2007 and 30 business days after we receive notice of such breach from Parent, but this right will not be available to Parent if Parent or Merger Sub are in material breach of any of their covenants or agreements in the merger agreement; or

•        if our board of directors withdraws or modifies its recommendation to our stockholders to vote in favor of adopting the merger agreement, or approves or recommends a superior proposal or recommends or adopts a takeover proposal or recommends that our stockholders tender their shares in any tender offer or exchange offer that is a takeover proposal.

Fees and Expenses

Payable by Guitar Center

If the merger agreement is terminated under certain conditions described below, we must pay a termination fee of $58 million to Parent.

We must pay the termination fee to Parent if:

•       prior to stockholder approval of the merger agreement, we terminate the merger agreement because we receive a superior proposal and our board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to accept such superior proposal would be inconsistent with its fiduciary duties to our stockholders under applicable law, and we have complied in all material respects with the requirements in the merger agreement relating to takeover proposals;

•       Parent terminates the merger agreement because, prior to obtaining stockholder approval for the merger agreement, our board of directors withdraws or modifies its recommendation to our stockholders to vote in favor of adopting the merger agreement or approves or recommends a superior proposal or recommends or adopts a takeover proposal or recommends that our stockholders tender their shares in any tender offer or exchange offer that is a takeover proposal; or

•       the merger agreement is terminated because the stockholder approval is not obtained at our stockholders’ meeting or any adjournment or postponement thereof at which the adoption of the merger agreement has been voted on, if, prior to the date of such termination, a third party has publicly made a bona fide takeover proposal that has not been retracted or rescinded prior to such termination and within 12 months of such termination, we enter into a definitive agreement with respect to a takeover proposal or a takeover proposal is consummated.

If the merger agreement is terminated because of the events described in the last bullet point, we are further required, in addition to paying the termination fee, to reimburse Parent and Merger Sub for reasonable out-of-pocket costs and expenses incurred in connection with the merger agreement of up to $11.5 million. This amount will be credited on a dollar-for-dollar basis against any subsequent termination fee that may be payable by us to Parent.

For purposes of determining whether a termination fee is payable by us, a “takeover proposal” means any written inquiry, proposal or offer from a third party relating to, in a single transaction or series of related transactions:

•       a merger, reorganization, consolidation, share exchange, business combination, recapitalization, spin-off, split-off, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of Guitar Center (or any of our subsidiaries whose business constitutes 50% or more of the net revenues, net income or assets (based on fair market value) of Guitar Center and our subsidiaries, taken as a whole); or

•       the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 50% of our common stock or the consolidated total assets (based on fair market value) of Guitar Center and our subsidiaries.

This termination fee (less any previously paid expenses of Parent) is the sole and exclusive remedy of Parent, Merger Sub and their affiliates against us, our subsidiaries and our representatives for any loss or damage suffered as a result of the breach of any representation, warranty or covenant in the merger agreement by us, our subsidiaries or our respective representatives and the failure of the merger to be consummated. Upon payment of the termination fee, none of us, our subsidiaries and our respective representatives will have any further liability or obligation to Parent, Merger Sub or any other person relating to or arising out of the merger agreement and the transactions contemplated by the merger agreement.

Payable by Parent

Parent has agreed to pay us a termination fee of $58 million (plus any documented and reasonable out-of-pocket fees and expenses incurred in connection with our and our subsidiaries’ cooperation with Parent’s efforts to obtain debt financing) if we terminate the merger agreement because, at any time after the marketing period, neither Parent nor Merger Sub has received the proceeds of the debt financing (or commitments for an alternative financing), the mutual closing conditions have been satisfied and nothing has occurred such that the closing conditions for Parent and Merger Sub (other than the receipt of certain certificates and affidavits) would not be satisfied.

If the merger agreement is terminated for the reason described above and neither Parent nor Merger Sub are in breach of the merger agreement (other than Parent’s obligation to deposit the merger consideration with the paying agent) and our closing conditions would otherwise be satisfied, this termination fee (and the payment of our debt cooperation expenses) is our sole and exclusive remedy against Parent, Merger Sub and their affiliates and representatives for any breach of any representation, warranty or covenant in the merger agreement by Parent, Merger Sub and their representatives and the failure of the merger to be consummated. Upon payment of the termination fee and our expenses, none of Parent, Merger Sub or their representatives will have any further liability or obligation to us or any other person relating to or arising out of the merger agreement and the transactions contemplated by the merger agreement. However, in no event are Parent, Merger Sub or their representatives subject to any liability in excess of $100 million (including the termination fee and our expenses) for all losses or damages arising out of the merger agreement or the transactions contemplated by the merger agreement.

In addition, Parent must pay our debt cooperation expenses if Parent or Merger Sub breaches any of the representations, warranties covenants or agreements contained in the merger agreement that would give rise to the failure of certain conditions to closing and such breach (if curable) has not been cured prior to the earlier of December 31, 2007 and 30 business days after Parent or Merger Sub receives notice of such breach from us, as long as we are not in material breach of any of our covenants or agreements in the merger agreement.

Limited Guarantee

Pursuant to a limited guarantee, dated as of June 27, 2007, Sponsor has guaranteed the payment of the obligations of Parent and Merger Sub under the merger agreement to pay any termination fee payable to us and any obligation of Parent and Merger Sub resulting from their (or their representatives’) breach or non-performance of any representation, warranty or covenant in the merger agreement, up to the maximum aggregate liability of $100 million. Except for any action brought against Parent and Merger Sub to perform their payment obligations as provided under the merger agreement that, to the extent permitted by applicable law, is brought simultaneously against Sponsor with respect to Sponsor’s failure to perform or discharge such obligations under the limited guarantee, our and our affiliates’ rights under the limited guarantee constitute our sole and exclusive remedy against Sponsor, Parent and Merger Sub with respect to any liabilities or obligations in connection with the merger agreement, the equity commitment letter and the transactions contemplated thereby. The limited guarantee terminates on the earlier of the effective time of the merger and June 27, 2008 (unless we have commenced a legal proceeding for amounts payable by Sponsor under the limited guarantee or by Parent or Merger Sub under the merger agreement, in which case the limited guarantee terminates upon either a final, non-appealable resolution of such proceeding and payment of the obligations or a written agreement between us and Sponsor terminating the limited guarantee).

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time prior to the effective time of the merger by an instrument in writing signed by Parent, Merger Sub and us, except that, after the approval of the merger agreement by our stockholders, no amendment that, by law or in accordance with the rules of any relevant stock exchange, requires further approval by our stockholders may be made without further stockholder approval.

At any time before the effective time of the merger, the parties may, to the extent permitted by applicable law:

•       extend the time for the performance of the obligations or other acts of the other parties to the merger agreement;

•       waive any inaccuracies in the representations and warranties by the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•       waive compliance with any of the agreements or conditions contained in the merger agreement.

The failure of any party to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Specific Performance

Parent is entitled to an injunction or injunctions to prevent breaches of the merger agreement by us and to enforce specifically the terms and provisions of the merger agreement in any court of the State of Delaware or any federal court sitting in the State of Delaware.

PROPOSAL TO ADJOURN THE SPECIAL MEETING

Adjournment Proposal

If at the special meeting of stockholders the number of shares of our common stock represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal under Delaware law, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Vote Required and Board Recommendation

The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote, exceed the votes cast against the proposal. No proxy that is specifically marked “AGAINST” adoption of the merger agreement and approval of the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote in favor of the adoption of the merger agreement. Any proxy or vote against the adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 5795 Lindero Canyon Road, Westlake Village, California 91362, Attention: General Counsel. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its share of our common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock owned by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for U.S. federal income tax purposes and possibly state, local and foreign income tax purposes as well.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex D to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, Guitar Center stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed on NASDAQ under the trading symbol “GTRC.” The following table sets forth the high and low sales prices per share of our common stock on NASDAQ for the periods indicated.

	High	Low
Fiscal Year Ended December 31, 2005
First Quarter	$60.58	$50.84
Second Quarter	62.06	47.17
Third Quarter	65.00	53.88
Fourth Quarter	62.20	48.20
Fiscal Year Ended December 31, 2006
First Quarter	$57.05	$46.79
Second Quarter	54.34	44.47
Third Quarter	46.24	36.37
Fourth Quarter	47.35	41.59
Fiscal Year Ending December 31, 2007
First Quarter	$48.73	$40.98
Second Quarter	54.84	44.59
Third Quarter (through August 13, 2007)	60.64	54.80

The closing price of our common stock on NASDAQ on June 26, 2007, which was the last trading day before we announced the merger, was $50.06. On August 13, 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on NASDAQ was $54.80. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

As of August 10, 2007, there were 29,623,367 shares of our common stock outstanding.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The information in the following table sets forth the ownership of our common stock as of August 10, 2007 by (i) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of our common stock; (ii) each named executive officer; (iii) each of our directors; and (iv) all of our directors and executive officers, as a group. As of August 10, 2007, there were 29,623,367 shares of our common stock outstanding.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(1)	Percentage Ownership(1)
Sageview Capital LLC(2)	2,564,121	8.7%
55 Railroad Avenue Greenwich, CT 06830
Bamco, Inc.(3)	1,731,500	5.8%
767 Fifth Avenue New York, NY 10153
Hoplite Capital Management, LLC(4)	1,536,345	5.2%
810 Seventh Avenue, 39th Floor New York, NY 10022
Marty Albertson(5)	657,627	2.2%
Erick Mason(6)	101,420	*
Robert Eastman(6)	85,805	*
Peter Starrett(6)	49,680	*
George Mrkonic(6)	38,843	*
Leland Smith(6)	21,499	*
David Robson	11,943	*
Larry Livingston(6)	11,223	*
Kenneth Reiss(6)	8,807	*
Walter Rossi	8,557	*
Kenny O’Brien(6)	6,244	*
Paul Tarvin	5,412	*
Pat MacMillan	1,338	*
Bob L. Martin	1,004	*
All Executive Officers and Directors as a group (14 persons)(7)	1,009,384	3.4%

*                    Represents less than 1% of the issued and outstanding shares.

(1)          Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to restrictions, options and warrants which are currently exercisable, or will become exercisable within 60 days of August 10, 2007, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is care of our address at 5795 Lindero Canyon Road, Westlake Village, California 91362.

(2)          Based solely on a Schedule 13G filed on February 14, 2007 with the SEC.

(3)          Based solely on a Schedule 13D/A filed on March 9, 2007 with the SEC.

(4)          Based solely on a Schedule 13G/A filed on March 23, 2007 with the SEC.

(5)          Represents: (i) 55,626 shares of common stock held by a trust for the benefit of Mr. Albertson and his spouse for which Mr. Albertson and his spouse serve as co-trustees; and (ii) 602,001 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of August 10, 2007, granted to Mr. Albertson by us.

(6)          Includes shares of common stock which the following officers and directors have the right to acquire by exercise of options either currently or within 60 days following August 10, 2007: Mr. Mason, 96,823; Mr. Eastman, 83,500; Mr. Starrett, 38,123; Mr. Mrkonic, 27,286; Mr. Smith, 20,250; Mr. Livingston, 9,666; Mr. Reiss, 5,250; and Mr. O’Brien, 5,250.

(7)          The amount stated includes an aggregate of 897,149 shares of common stock which may be acquired upon the exercise of options either currently or within 60 days of August 10, 2007 and 8,669 shares of restricted stock where the restriction will lapse within 60 days of August 10, 2007.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

The SEC has approved a rule concerning the delivery of annual reports and proxy statements. It permits a single set of these reports to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who share a single address, only one proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, we will deliver promptly a separate copy of this proxy statement to any stockholder at a shared address to which a single set of such documents was delivered upon written or oral notice to our Secretary at Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California 91362, Telephone: (818) 735-8800. In addition, if any stockholder who agreed to householding wishes to receive a separate proxy statement in the future, he or she may telephone toll-free (800) 542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who are currently receiving multiple copies of annual reports, proxy statements or Notices of Internet Availability of Proxy Materials and who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting in 2008. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2008 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2008 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the board of directors proposals to be considered for submission to the stockholders at the 2008 annual meeting. Your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class U.S. mail, postage prepaid, to our Secretary at Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California 91362 and must be received no later than December 15, 2007. Your notice must include:

•       your name and address and the text of the proposal to be introduced;

•       the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and

•       a representation that you intend to appear in person or by proxy at the meeting to introduce the proposal specified in your notice.

Our Amended and Restated Bylaws also provide for separate advance notice procedures which must be complied with to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. These procedures require, among other things, notice must be delivered to our Secretary at the our headquarters not earlier than the 90 days prior to the special meeting and not later than 60 days prior to the special meeting or 10 days following the first announcement of the date of the special meeting and the nominees proposed by the board of directors to be elected at such meeting. The chairman of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Amended and Restated Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. We do not incorporate the contents of our website into this proxy statement.

This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC.

Guitar Center SEC Filings (File No. 001-10811)	Period and Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2006, filed on March 1, 2007
Quarterly Report on Form 10-Q	Quarters ended March 31, 2007, filed on May 10, 2007, and June 30, 2007, filed on August 9, 2007
Current Reports on Form 8-K	Filed on May 1, 2007, May 5, 2007, June 5, 2007, June 27, 2007, July 27, 2007 and August 7, 2007
Proxy Statement on Schedule 14A, for our 2007 Annual Meeting of Stockholders	Filed on April 10, 2007

In addition, we incorporate by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to our Secretary at

Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California 91362, Telephone: (818) 735-8800 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

If you are a stockholder of record and you have questions, you may also contact our proxy solicitor, MacKenzie Partners, at 800-322-2885 (toll-free) or 212-929-5500 (collect).

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 14, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

The merger agreement, as amended, is a commercial document that establishes and governs the legal relations between Guitar Center, Parent and Merger Sub with respect to the transactions described in the proxy statement. The representations, warranties and covenants made by Guitar Center, Parent and Merger Sub in the merger agreement are qualified and subject to important limitations agreed to by Guitar Center, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to Guitar Center, Parent and Merger Sub that may be different from those that are applicable to stockholders.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VH ACQUISITIONCO, INC.,

VH MERGERSUB, INC.

and

GUITAR CENTER, INC.

Dated as of

JUNE 27, 2007

A-i

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of June 27, 2007, by and among VH AcquisitionCo, Inc., a Delaware corporation (“Parent”), VH MergerSub, Inc., a Delaware corporation and a wholly-owned direct Subsidiary of Parent (“Merger Sub”), and Guitar Center, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that it is in the best interests of the Company and its stockholders, and has declared it advisable, to enter into this Agreement and Plan of Merger (this “Agreement”) with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and the Company Board has approved this Agreement, upon the terms and subject to the conditions set forth herein, and recommended adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has unanimously approved and declared advisable this Agreement;

WHEREAS, Parent, on its own behalf and as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Bain Capital Fund IX, L.P. (the “Sponsor”) has entered into (a) an Equity Commitment Letter (the “Equity Commitment Letter”) pursuant to which the Sponsor has, among other matters, and subject to the terms thereof, committed to provide equity financing to Parent in connection with the transactions contemplated by this Agreement and (b) a Limited Guarantee (the “Limited Guarantee”) in favor of the Company pursuant to which the Sponsor has, among other matters, and subject to the terms thereof, guaranteed certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article 1.
Defined Terms and Interpretation

Section 1.1               Certain Definitions.   For purposes of this Agreement, the term:

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to a specific Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” shall mean any day that is not a Saturday, Sunday, or a legal holiday under the Laws of the State of New York or the State of California.

“Company Material Adverse Effect” shall mean any event, change or occurrence, individually or in the aggregate with any other events, changes or occurrences, that has had or could reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences alone or in combination (or the reasonably foreseeable effects or consequences thereof) constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur: (a) any change in and of itself (as distinguished from any change or event giving rise or contributing to such change) in the market price or trading volume of the Company Common Stock, (b) the public announcement or pendency of this Agreement or any of the transactions contemplated herein, including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other Third Parties with whom the Company or any Company Subsidiary has any relationship, (c) any failure in and of itself (as distinguished from any change or event giving rise or contributing to such failure) by the Company to meet any projections or forecasts for any period, (d) changes in and of themselves (as distinguished from any change or event giving rise or contributing to such changes) in any analyst’s recommendations, any credit rating or any other recommendations or ratings as to the Company or any Company Subsidiary, (e) changes or developments generally affecting the retail industry generally or affecting the economy or financial or securities markets generally, (f) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack, (g) changes in Law or GAAP (or any interpretation thereof) or (h) any actions taken or required to be taken by the Company or the Company Subsidiaries in order to obtain any approval or authorization for the consummation of the Merger under applicable antitrust or competition Laws; provided, however, that clauses (e), (f), and (g) shall not include, and thus the determination of “Company Material Adverse Effect” shall not exclude, such events, changes, or occurrences that have a materially disproportionate negative effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other companies that operate in the same industries in which the Company and the Company Subsidiaries operate.

“Equity Interest” shall mean any share, capital stock, partnership, membership, unit or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefore.

“Knowledge” shall mean (a) in the case of the Company, the actual knowledge of the Persons listed in Section 1.1 of the Company Disclosure Schedule and (b) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of the Persons listed in Section 1.1 of the Parent Disclosure Schedule.

“Law” shall mean any domestic or foreign law, statute, code, ordinance, rule, regulation or Order.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent, Merger Sub or any other Person shall mean any corporation, limited liability company, partnership or other legal entity of which the Company, the Surviving Corporation, Parent, Merger Sub or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean a bona fide Takeover Proposal (for this purpose, substituting “50 percent” for each reference to “20 percent” in the definition of Takeover Proposal) which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) (a) is reasonably likely to be consummated and (b) if consummated, would result in a transaction more favorable from a financial point of view to the holders of Company Common Stock than the transactions provided for in this Agreement (including any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Takeover Proposal), in each case with respect to clauses (a) and (b), taking into account such factors as the Company Board deems appropriate, including the Third Party making such Takeover Proposal and the legal, financial, regulatory, and other aspects of such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances (and, for the avoidance of doubt, a Superior Proposal may be a transaction where the consideration per share to be received by the holders of Company Common Stock is comprised of cash and/or other property or securities).

“Takeover Proposal” shall mean any inquiry, proposal or offer, in each case made in writing, from any Third Party, relating to, in a single transaction or series of related transactions, (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, spin-off, split-off, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of the Company (or any Company Subsidiary whose business constitutes 20 percent or more of the net revenues, net income or assets (based on fair market value) of the Company and the Company Subsidiaries, taken as a whole) or (b) the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 20 percent of (i) the Company Common Stock or (ii) the consolidated total assets (based on fair market value) of the Company and the Company Subsidiaries, in each case other than the Merger.

“Third Party” shall mean any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

Section 1.2               Terms Defined Elsewhere.   The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Recitals
“Alternative Financing”	Section 6.13
“Antitrust Division”	Section 6.5.1
“Bankruptcy and Equity Exceptions”	Section 4.3.1
“Book-Entry Shares”	Section 3.2.2
“Certificate of Merger”	Section 2.3
“Certificates”	Section 3.2.2
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“COBRA”	Section 4.9.5
“Code”	Section 3.2.7
“Commitments”	Section 5.6
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 6.4.2
“Company Benefit Plan”	Section 4.9.1
“Company Board”	Recitals
“Company Bylaws”	Section 4.4.1
“Company Certificate”	Section 4.4.1
“Company Common Stock”	Section 3.1.1
“Company Disclosure Schedule”	Article 4

“Company ESPP”	Section 3.5.2
“Company ESPP Right”	Section 3.5.2
“Company Expenses”	Section 6.14
“Company Financial Advisors”	Section 4.18
“Company Financial Statements”	Section 4.6.2
“Company Leased Premises”	Section 4.16
“Company Material Contract”	Section 4.10.1
“Company Options”	Section 3.5.1
“Company Owned Properties”	Section 4.16
“Company Permits”	Section 4.5
“Company Preferred Stock”	Section 4.2.1
“Company Properties”	Section 4.16
“Company Recommendation”	Section 4.3.2
“Company Representatives”	Section 6.3.1
“Company SEC Filings”	Section 4.6.1
“Company Stock-Based Award”	Section 3.5.1
“Company Stockholders’ Meeting”	Section 6.2.2
“Company Stock Plans”	Section 3.5.1
“Company Subsidiary”	Section 4.1
“Company Termination Fee”	Section 8.4.1
“Confidentiality Agreement”	Section 6.3.2
“Continuing Employee”	Section 6.8.1
“Contract”	Section 4.4.1
“D&O Insurance”	Section 6.9.3
“Debt Commitment Letters”	Section 5.6
“DGCL”	Recitals
“Dissenting Shares”	Section 3.1.1
“Dissenting Stockholders”	Section 3.1.1
“Effective Time”	Section 2.3
“Environmental Laws”	Section 4.12
“Equity Commitment Letter”	Recitals
“ERISA”	Section 4.9.2
“ERISA Affiliate”	Section 4.9.4
“Exchange Act”	Section 4.4.2
“Exchange Fund”	Section 3.2.1
“Executive Officers”	Section 6.1.1(i)
“FTC”	Section 6.5.1
“GAAP”	Section 4.6.2
“Governmental Entity”	Section 3.2.7
“HSR Act”	Section 4.4.2
“Indebtedness”	Section 4.10.1
“Indemnified Parties”	Section 6.9.2
“Intellectual Property”	Section 4.13
“IRS”	Section 4.9.1
“Liens”	Section 4.2.4
“Limited Guarantee”	Recitals
“LTIPs”	Section 4.2.1
“Marketing Period”	Section 6.13
“Merger”	Recitals
“Merger Consideration”	Section 3.1.1

“Merger Sub”	Preamble
“NASDAQ”	Section 4.4.2
“Option Payments”	Section 3.5.1
“Order”	Section 4.11
“Outside Date”	Section 8.1(b)(ii)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 5
“Parent Expenses”	Section 8.4.1
“Parent Group”	Section 5.3.1
“Parent Related Parties”	Section 8.5.2
“Parent Representatives”	Section 6.3.1
“Parent Termination Fee”	Section 8.5.1
“Party” and “Parties”	Preamble
“Paying Agent”	Section 3.2.1
“Permitted Liens”	Section 4.2.4
“Proxy Statement”	Section 6.2.1
“Purchaser Welfare Benefit Plan”	Section 6.8.3
“Real Property Leases”	Section 4.16
“Regulatory Approvals”	Section 6.5.1
“Representative”	Section 6.3.1
“Required Financial Information”	Section 6.14
“SEC”	Article 4
“Securities Act”	Section 4.6.1
“Solvency Opinion”	Section 6.12
“Solvent”	Section 5.11
“Special Committee”	Section 4.3.2
“Sponsor”	Recitals
“Stockholder Approval”	Section 4.3.1
“Surviving Corporation”	Section 2.1
“Surviving Corporation Benefit Plan”	Section 6.8.1
“Taxes”	Section 4.14.9
“Tax Return”	Section 4.14.12
“Tolling Period”	Section 6.2.1
“WARN Act”	Section 4.9.7

Section 1.3               Interpretation.   In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a)        references to Sections, Schedules, Exhibits, Clauses and Parties are references to sections or subsections, schedules, exhibits and clauses of and parties to, this Agreement;

(b)        references to any Person include references to such Person’s successors and permitted assigns;

(c)        words importing the singular include the plural and vice versa;

(d)        words importing one gender include the other gender;

(e)        references to the word “including” do not imply any limitation;

(f)         references to months are to calendar months;

(g)        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h)        references to “$” or “dollars” refer to U.S. dollars;

(i)         to the extent this Agreement refers to information or documents to be made available (or delivered or provided) to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company or any Company Representative has made such information or document available by (i) posting such information or document at least one day prior to the date of this Agreement to the “data room” maintained by the Company through Intralinks, Inc. for purposes of the transactions contemplated by this Agreement, or (ii) delivering such information or document to any member of the Parent Group or any Parent Representative on or prior to the date of this Agreement;

(j)         a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and

(k)        references to any specific provision of any Law shall also be deemed to be references to any successor provisions or amendments thereof and to any rules or regulations promulgated thereunder.

Article 2.
The Merger

Section 2.1               The Merger.   At the Effective Time, upon the terms and subject to satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the corporation surviving the Merger (the “Surviving Corporation”).

Section 2.2               Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071 at 10:00 a.m. (New York City time), no later than the second Business Day following the satisfaction of the conditions set forth in Article 7 (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions that, by their terms, are not capable of being satisfied until the Closing) or (b) at such other place, time and/or date as the Parties may otherwise agree; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article 7, the Parties shall not be required to effect the Closing until the earlier of (x) a date during the Marketing Period specified by Parent on no less than five Business Days’ notice to the Company and (y) the final day of the Marketing Period; provided, further, that this Agreement may be terminated pursuant to and in accordance with Section 8.1 such that the Parties shall not be required to effect the Closing, regardless of whether the final day of the Marketing Period shall have occurred before such termination. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.3               Effective Time.   At the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and properly executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is agreed upon by the Parties and specified as the Effective Time in the Certificate of Merger (the “Effective Time”).

Section 2.4               Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5               Certificate of Incorporation; Bylaws.   At the Effective Time, the Company Certificate and the Company Bylaws shall be amended in their entirety so as to read as set forth in Exhibit A and Exhibit B hereto, respectively, and, as so amended, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and to the extent permitted in this Agreement and as provided by applicable Law, in each case in accordance with the obligations set forth in Section 6.9.1.

Section 2.6               Directors and Officers.   The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Article 3.
Conversion of Securities; Exchange of Certificates

Section 3.1               Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any of their stockholders, the following shall occur.

Section 3.1.1           Conversion Generally.   Each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2 and any shares of Company Common Stock (“Dissenting Shares”) which are held by stockholders exercising appraisal rights in accordance with Section 262 of the DGCL (“Dissenting Stockholders”)), shall be converted into the right to receive $63.00 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1.1 shall as of the Effective Time no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate and each Book-Entry Share which immediately prior to the Effective Time represented such shares shall thereafter represent only the right to receive the Merger Consideration therefor. Certificates and Book-Entry Shares previously representing shares of Company Common Stock (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates or Book-Entry Shares in accordance with the provisions of Section 3.2.

Section 3.1.2           Cancellation of Certain Shares.   Each share of Company Common Stock held by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, in the treasury of the Company or by any Company Subsidiary immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without any conversion thereof and no payment shall be made with respect thereto.

Section 3.1.3           Merger Sub.   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 3.1.4           Change in Shares.   If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, exchange of shares or other similar transaction.

Section 3.2               Exchange of Certificates.

Section 3.2.1           Paying Agent.   At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company to act as agent for Parent (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 3, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that: (a) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of the shares of the Company Common Stock in the amount of any such losses and (b) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. The Exchange Fund shall not be used for any other purpose.

Section 3.2.2           Exchange Procedures.   Promptly following the Effective Time (but in no event later than two Business Days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or of non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) (a) a letter of transmittal in customary form, which shall be subject to the reasonable approval of the Company prior to the Effective Time and (b) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. After the Effective Time, upon surrender of Certificates (or affidavits of loss in lieu thereof), or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal, for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent or pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal), accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 3.3.

Section 3.2.3           Further Rights in Company Common Stock.   All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

Section 3.2.4           Termination of Exchange Fund.   Any portion of the Exchange Fund (including any interest received with respect thereto) which remains undistributed to the holders of Company Common Stock on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration, without any interest thereon. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration.

Section 3.2.5           No Liability.   None of Parent, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock entitled to payment of the Merger Consideration under this Article 3 for any cash from the Exchange Fund properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.2.6           Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in the form required by the Paying Agent and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration without any interest thereon.

Section 3.2.7           Withholding.   Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, holder of Company Options, holder of a Company Stock-Based Award or holder of a Company ESPP Right such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and paid over to the applicable domestic or foreign governmental, administrative, judicial or regulatory authority (each, a “Governmental Entity”), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, holder of Company Options, holder of a Company Stock-Based Award or holder of a Company ESPP Right in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

Section 3.3               Dissenters’ Rights.   Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of its Dissenting Shares, as provided in Section 262 of the DGCL, such Dissenting Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 3.3) and shall entitle such Dissenting Stockholder only to be paid the “fair value” of such Dissenting Shares, in accordance with

Section 262 of the DGCL, unless and until such Dissenting Stockholder (a) withdraws (in accordance with Section 262(k) of the DGCL) or (b) effectively loses the right to dissent and receive the “fair value” of such Dissenting Shares under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of “fair value” of Dissenting Shares prior to the Effective Time. The Company shall give Parent prompt notice of any demand by a Dissenting Stockholder to be paid the “fair value” of its Dissenting Shares prior to the Effective Time, any attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders’ rights of appraisal, and Parent shall have the right to participate at its own expense in all negotiations and proceedings with respect to any such demands. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or otherwise lost its right to dissent and receive the “fair value” of its Dissenting Shares, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent solely the right to receive the Merger Consideration, without interest thereon, pursuant to Section 3.1.

Section 3.4               Stock Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock outstanding on the records of the Company prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to the shares of Company Common Stock represented thereby except as otherwise provided herein or by Law. From and after the Effective Time, any Certificates presented to the Paying Agent, Parent or the Surviving Corporation for transfer or any other reason shall be cancelled and exchanged for the applicable Merger Consideration, without interest thereon, as provided in, and in accordance with, this Article 3.

Section 3.5               Company Options and Stock-Based Awards.

Section 3.5.1           Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall take any actions necessary, including adopting appropriate resolutions, to provide that, concurrent with the Effective Time: (a) each outstanding, unexpired and unexercised option to purchase Company Common Stock (the “Company Options”) granted under the stock plans of the Company or under any individual consultant, employee or director agreement (the “Company Stock Plans”), whether or not then exercisable, conditioned or vested, shall fully vest and be deemed to be exercised and cancelled and each holder of a Company Option shall receive at the Effective Time (or as soon as practicable thereafter), in consideration of the deemed exercise and cancellation of such Company Option, a payment by the Surviving Corporation (or, at Parent’s option, Parent) in cash (subject to any applicable withholding or other Taxes required to be withheld by applicable Law), without interest, in an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option (assuming such Company Option is fully vested and currently exercisable) and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”) and (b) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under Company Stock Plans (including restricted stock, restricted stock units, deferred stock and performance awards), other than Company Options and Company ESPP Rights (each, a “Company Stock-Based Award”), whether or not then vested, shall vest on the terms set forth in the applicable Company Stock Plan (or, if such Company-Stock Based Awards would not otherwise vest, the Company Board shall cause such Company-Stock Based Awards to vest in accordance with the applicable Company Stock Plan), and shall be cancelled and each beneficiary of a Company Stock-Based Award providing for such beneficiary to receive shares of Company Common Stock shall, in lieu thereof, be entitled to, and shall be paid pursuant to Section 3.2, the Merger Consideration, without interest and less any required withholding Taxes, payable pursuant to Section 3.1.1 in respect of such shares of Company Common Stock. At and after the Effective Time, each Company Option and each Company Stock-Based Award shall be cancelled and shall only entitle the holder thereof to payment as described in this Section 3.5.

Section 3.5.2           With respect to the Company’s Employee Stock Purchase Plan (the “Company ESPP”) pursuant to which the Company has granted rights to purchase Company Common Stock (each such right, a “Company ESPP Right”), each Company ESPP Right outstanding as of June 30, 2007 shall automatically be exercised on such date in accordance with the Company ESPP, unless such Company ESPP Right is terminated prior to such exercise in accordance with the Company ESPP. The Company shall take such actions as are reasonably necessary to provide that no offering period shall commence under the Company ESPP for the period beginning July 1, 2007, and ending on December 31, 2007 or for any subsequent period unless this Agreement is terminated in accordance with Section 8.1 prior to the beginning of such subsequent period. The Company shall cause the Company ESPP to terminate at the Effective Time and no further Company ESPP Rights shall be granted or exercised under the Company ESPP thereafter.

Section 3.5.3           The provisions of this Section 3.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each holder of any Company Options or Company ESPP Rights and each beneficiary of a Company Stock-Based Award, and their respective heirs, beneficiaries and representatives.

Article 4.
Representations and Warranties of the Company

Subject to (a) any information contained, or incorporated by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the Company’s Current Reports on Form 8-K filed since December 31, 2006, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 (other than disclosures in the “Risk Factors” sections of any such filings and any other disclosures included in such filings that are predictive or forward-looking in nature) filed with the United States Securities and Exchange Commission (the “SEC”) by the Company and publicly available prior to the date hereof (other than with respect to the representations and warranties of the Company set forth in Sections 4.2.1, 4.2.2, and 4.2.3) and (b) such exceptions as are disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being expressly understood and agreed that (i) the disclosure of any fact or item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement or the Company Disclosure Schedule to the extent that it is reasonably apparent that such fact or item is relevant to such other Section, subsection or schedule and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1               Organization and Qualification; Subsidiaries.   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company (each, a “Company Subsidiary”) has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule contains a complete list of all of the Company

Subsidiaries. The Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company Certificate and Company Bylaws and the certificate of incorporation and bylaws or similar organizational or governing documents of each Company Subsidiary, and all amendments thereto, as currently in effect. Neither the Company nor any Company Subsidiary is in violation of its organizational or governing documents.

Section 4.2               Capitalization; Subsidiaries.

Section 4.2.1           The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of June 26, 2007 there are, and as of the Effective Time there will be, (a) 29,574,800 shares of Company Common Stock issued and outstanding, (b) no shares of Company Common Stock held in the treasury of the Company, (c) 2,668,923 shares of Company Common Stock issuable upon exercise of outstanding Company Options having a weighted average exercise price of $35.0985 (subject to modifications due to potential issuances of options identified in Section 6.1.1(b) of the Company Disclosure Schedule), (d) 58,657 shares of Company Common Stock issuable pursuant to Company Stock-Based Awards (41,096 deferred share awards and 17,561 restricted share awards) other than performance awards (assuming consummation of the Merger and acceleration of such Company Stock-Based Awards as of such date), (e) a number of shares of Company Common Stock set forth on Section 4.2.1 of the Company Disclosure Schedule that are issuable pursuant to awards of performance shares under the Company’s 2005 and 2006 Long Term Incentive Plans (the “LTIPs”) (assuming consummation of the Merger and acceleration of such awards of performance shares as of such date) of which 120,111 shares shall be issued at Closing (assuming the Closing takes place on or prior to December 31, 2007), (f) 213,889 shares of Company Common Stock reserved for future issuance under the Company ESPP (of which the Company’s good faith estimate of the number of shares issuable thereunder as of the end of the Company ESPP’s purchase period ending on June 30, 2007 is set forth on Section 4.2.1 of the Company Disclosure Schedule), and (g) no shares of Company Preferred Stock issued and outstanding. Notwithstanding the foregoing, it is agreed and understood that the representation contained in clause (c) of the immediately preceding sentence shall be deemed modified to the extent any Company Options terminate, expire or are forfeited without being exercised by the holder thereof or additional Company Options are issued as contemplated by such clause (c), and the representation contained in clause (a) of the immediately preceding sentence shall be deemed modified to the extent of issuances of Company Common Stock as a result of (w) the exercise of Company Options described in clause (c), (x) the delivery of Company Common Stock to satisfy Company Stock-Based Awards as contemplated by clause (d), (y) the delivery of Company Common Stock to satisfy performance share awards under the LTIP’s as contemplated by clause (e), and (z) the delivery of Company Common Stock under the Company ESPP relating to the purchase period thereunder ending June 30, 2007 as contemplated by clause (f). Section 4.2.1 of the Company Disclosure Schedule sets forth, as of June 26, 2007, the aggregate amount of contributions made under the Company ESPP during the then current purchase period through such date and the aggregate amount of contributions that are permitted to be made by all employees to the Company ESPP through the end of the current purchase period.

Section 4.2.2           Section 4.2.2 of the Company Disclosure Schedule sets forth as of June 26, 2007, a list of the holders of Company Options and/or Company Stock-Based Awards, including (to the extent applicable) the date on which each such Company Option or Company Stock-Based Award was granted, the number of shares of Company Common Stock subject to such Company Option or Company Stock-Based Award, the expiration date of such Company Option or Company Stock-Based Award, the price at which such Company Option or Company Stock-Based Award may be exercised under an applicable Company Stock Plan and the vesting schedule/status of each such Company Option or Company Stock-Based Award.

Section 4.2.3           All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.2.2, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. There are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Equity Interests in the Company. Except as set forth in Section 4.2.2, from June 26 2007 through the date of this Agreement, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company.

Section 4.2.4           Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held by the Company or a Company Subsidiary free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind whatsoever (collectively, “Liens”), except for Liens permissible under Contracts governing Indebtedness of the Company and the Company Subsidiaries and Liens, whether or not of record, which in the aggregate do not materially affect the continued use of the Company’s assets or properties for the purposes for which they are currently being used (collectively, “Permitted Liens”). There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale of any shares of capital stock or other ownership interests of any Company Subsidiary.

Section 4.3               Authority.

Section 4.3.1           The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than (a) the affirmative vote of holders of a majority of outstanding shares of Company Common Stock to adopt this Agreement (the “Stockholder Approval”) and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or remedies and the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought (the “Bankruptcy and Equity Exceptions”).

Section 4.3.2           Subject to Section 6.4, (a) a committee (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”) formed for the purpose of evaluating, and making a recommendation to the Company Board with respect to, a sale of all or a portion of the Company, by resolutions duly adopted at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions provided for herein are fair to and in the best interest of the Company and the holders of Company Common Stock and (ii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger and (b) based in part on the recommendation of the Special Committee, the Company Board, by resolutions duly adopted at a meeting duly called and held, has unanimously (with one director absent) (i) determined that this Agreement and the transactions provided for herein are fair to and in the best interest of the Company and the holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend in accordance with applicable Law that the holders of Company Common Stock vote in favor of the adoption of this Agreement (the “Company Recommendation”).

Section 4.4               No Conflict; Required Filings and Consents.

Section 4.4.1           The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not, (a) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Restated Certificate of Incorporation of the Company, as originally filed with the Secretary of State of the State of Delaware on October 11, 1996, and as amended May 1, 2006 (the “Company Certificate”), or the Amended and Restated Bylaws of the Company dated March 14, 2005 (the “Company Bylaws”), or any equivalent organizational or governing documents of any Company Subsidiary, (b) assuming that all consents, approvals and authorizations described in Section 4.4.2 have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4.2 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens (except for Permitted Liens) on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.4.2           The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Entity, except (a) under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (including the filing of the Proxy Statement), any applicable state securities, takeover or “blue sky” Laws, the rules and regulations of the Global Select Market of the National Association of Securities Dealers, Inc. (“NASDAQ”), (b) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (c) the filing and recordation of the Certificate of Merger as required by the DGCL or (d) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (i) prevent or materially delay or impede performance by the Company of any of its obligations under this Agreement or (ii) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.5               Compliance with Laws.   Except (a) with respect to benefits and employee matters (which are addressed exclusively in Section 4.9), environmental matters (which are addressed exclusively in Section 4.12), intellectual property (which is addressed exclusively in Section 4.13) and Tax matters (which are addressed exclusively in Section 4.14) and (b) for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries hold all permits, licenses, franchises, approvals, registrations, qualifications, rights, variances, certificates, certifications and consents granted by Governmental Entities that are material to the conduct of the business of the Company and the Company Subsidiaries, as currently conducted (collectively, “Company Permits”) necessary for the ownership, use and operation of their assets and properties, and such Company Permits are in full force and effect and (ii) neither the Company nor any of the Company Subsidiaries is in violation of any Law applicable to the Company or such Company Subsidiary.

Section 4.6               SEC Filings; Financial Statements.

Section 4.6.1           Company SEC Filings.   The Company has filed all reports, schedules, forms, statements or other documents required to be filed by it under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act, as the case may be, since January 1, 2005 (collectively, the “Company SEC Filings”). Each Company SEC Filing (a) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (b) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Filings.

Section 4.6.2           Financial Statements.   Each of the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of the Company contained in the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the Company SEC Filings), and each of the Company Financial Statements presents fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of income, stockholder’s equity and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).

Section 4.6.3           No Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has any liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or in the notes thereto), except for liabilities or obligations (a) that were incurred after March 31, 2007 in the ordinary course of business, (b) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (c) that were disclosed or reserved against in the Company Financial Statements (including the notes thereto) or (d) that represent no more than $20,000,000 in the aggregate.

Section 4.6.4           Internal Controls.   Since January 1, 2006, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (a) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, or to the Knowledge of the Company, alleged fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting, and the Company is not aware of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2006, the Company has been in compliance in all material respects with (a) the applicable provisions of the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC thereunder and (b) the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.7               Affiliate Transactions.   To the Knowledge of the Company, no executive officer or director of the Company or any Company Subsidiary or any Person who beneficially owns five percent or more of the Company Common Stock is a party to any Contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of the Company Subsidiaries or has engaged in any material transaction with any of the foregoing within the 12 month period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.8               Absence of Certain Changes or Events.   From December 31, 2006 through the date of this Agreement, except for the transactions contemplated hereby or related hereto, (a) the Company has conducted its business in all material respects in the ordinary course consistent with past practice, (b) there has not been any Company Material Adverse Effect, (c) the Company has not adopted or amended any material Company Benefit Plan and (d) neither the Company nor any of its Subsidiaries has taken any action set forth in Sections 6.1.1(a), (c), (d), (e)(i)-(ii) or (k) that if taken after the date hereof would require the consent of Parent pursuant to Section 6.1.1.

Section 4.9               Benefit Plans; Employees and Employment Practices.

Section 4.9.1           Section 4.9.1 of the Company Disclosure Schedule contains a true, correct and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and each other material employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or transaction bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, retirement, life, health, disability, accident, medical, insurance, vacation, paid time off, long term care, or other material compensation or benefit plan, program, arrangement, agreement, fund or commitment (i) for the benefit or welfare of any director, officer or employee of the Company or any Company Subsidiary and maintained or contributed to by the Company or any Company Subsidiary, or (ii) with respect to which the Company or any Company Subsidiary has any material liability or obligation (each such plan or agreement, a “Company Benefit Plan”). The Company has made available to Parent or its agents or representatives copies of (a) each Company Benefit Plan other than any Company Benefit Plan that is maintained on behalf of employees outside of the United States, (b) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan, including schedules and financial statements attached thereto, (c) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto, (d) each trust agreement and any other material agreement relating to a Company Benefit Plan and (e) the most recent determination letter issued by the U.S. Internal Revenue Service

(“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

Section 4.9.2           Except for such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained, funded and administered in compliance with its terms, any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or the Code and any other applicable Laws. With respect to the Company Benefit Plans, all payments, premiums, contributions, and reimbursements for all periods ending prior to or as of the Effective Time shall have been made or have been accrued for on the financial statements of the Company or the applicable Company Subsidiary (including the Company Financial Statements). There are no audits, claims, suits, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or any other Governmental Entity or any other Person with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business) nor to the Knowledge of the Company is there any basis for any such audits, claims, suits, investigations, inquiries or proceedings. To the Knowledge of the Company, there has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan.

Section 4.9.3           Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and, to the Company’s Knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

Section 4.9.4           None of the Company, any Company Subsidiary or any trade or business that, together with the Company or any Company Subsidiary, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes to any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or any “defined benefit plan” (within the meaning of Section 3(35) of ERISA) subject to Title IV of ERISA, and neither the Company nor any Company Subsidiary has any current or potential liability or obligation under Title IV of ERISA or Section 412 of the Code.

Section 4.9.5           Neither the Company nor any Company Subsidiary maintains, contributes to or has any obligation or liability with respect to, the provision of any health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, employees or contractors (or any spouse or other dependent thereof) other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”). The Company, the Company Subsidiaries and the ERISA Affiliates have complied and are in compliance in all material respects with the requirements of COBRA.

Section 4.9.6           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) constitute an event under a Company Benefit Plan that will or may result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Person.

Section 4.9.7           Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. There is no pending labor dispute, strike or work stoppage, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes against the Company or any Company Subsidiary, and no such disputes have occurred during the past three years. None of the Company or any of the Company Subsidiaries is subject to any outstanding labor or employment-related order, settlement, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Entity. There is no pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency, and no material charges or complaints have been brought against the Company during the past three years. Within the past three years, to the extent that the Company or any of the Company Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), such plant closing or layoff of employees complied with the WARN Act in all material respects.

Section 4.9.8           Neither the Company nor any Company Subsidiary will have as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, any obligation to reimburse any employee, officer, or director of the Company or any Company Subsidiary for any Tax payable as a result of the receipt by any such person of an “excess parachute payment” as defined in Section 280G(b)(1) of the Code (or any corresponding provision of state, local, or foreign Tax law).

Section 4.10            Material Contracts; Indebtedness.

Section 4.10.1         None of the Company or any Company Subsidiary is a party to or bound by any Contract:

(i)         which, as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)       with respect to any joint venture or partnership arrangements that are material to the Company and the Company Subsidiaries, taken as a whole;

(iii)      pursuant to which any Indebtedness of the Company or any Company Subsidiary in an aggregate principal amount in excess of $10,000,000 is outstanding or may be incurred, other than any Contract between or among the Company and/or wholly-owned Company Subsidiaries;

(iv)       relating to a guarantee by the Company or any Company Subsidiary of indebtedness of any Third Party in excess of $1,000,000;

(v)        relating to any pending acquisition or disposition by the Company or any of the Company Subsidiaries of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business; or

(vi)       which contains covenants limiting the ability of the Company or any Company Subsidiary to engage in any of its material lines of business, or to compete with any Person or operate at any geographic location with respect to any of its material lines of business, in each case that could reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, except for any Real Property Leases.

Each Contract of the type described in this Section 4.10.1, whether or not set forth in Section 4.10.1 of the Company Disclosure Schedule (including Contracts which would be required to be set forth in Section 4.10.1 of the Company Disclosure Schedule if such Contracts were not filed as exhibits to, or otherwise included in, the Company SEC Filings, but excluding any Real Property Leases, which are addressed exclusively in Section 4.16), is referred to herein as a “Company Material Contract.” As of the date of this Agreement, the aggregate Indebtedness of the Company and the Company Subsidiaries is $183,304,948. “Indebtedness” means, without duplication, any (a) indebtedness of the Company and the Company Subsidiaries for borrowed money, (b) obligations under any note, bond or other debt security, (c) capitalized lease obligations of the Company and the Company Subsidiaries as determined in accordance with GAAP, (d) outstanding obligations (e.g., unreimbursed draws) of the Company and the Company Subsidiaries with respect to letters of credit of the Company and the Company Subsidiaries, (e) obligations relating to interest, currency, and other hedging contracts and arrangements, and (f) guarantees of the Company and the Company Subsidiaries with respect to any of the foregoing, and, with respect to clause (a), any prepayment premiums contemplated thereby (assuming prepayment as of June 26, 2007).

Section 4.10.2         Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each Company Material Contract is a valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (b) to the Company’s Knowledge, each Company Material Contract is a valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (c) the Company and each of the Company Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Company Material Contract (excluding performance obligations not yet due) and (d) neither the Company nor any Company Subsidiary has received written notice of a default under any Company Material Contract or of any event or condition which, after notice or lapse of time or both, will constitute a default on the part of the Company or a Company Subsidiary under any Company Material Contract. As of the date hereof, true and correct copies of all Company Material Contracts (as amended or modified) are either publicly filed with the SEC or the Company has made available to Parent copies of such Contracts. For the avoidance of doubt, this Section 4.10 does not relate to Real Property Leases, which are addressed exclusively in Section 4.16.

Section 4.11            Litigation.   Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. To the Company’s Knowledge, none of the Company or any of the Company Subsidiaries is subject to any material outstanding order, judgment, writ, stipulation, award, injunction (whether temporary, preliminary, permanent or otherwise), decree, arbitration award or finding of any Governmental Entity (“Order”).

Section 4.12            Environmental Matters.   Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) to the Knowledge of the Company, the Company and each Company Subsidiary is and has been in compliance with all applicable Laws (including applicable common law) relating to the protection of the environment or to occupational health and safety (“Environmental Laws”), (b) to the Knowledge of the Company, the Company and each Company Subsidiaries possess all Company Permits issued pursuant to Environmental Laws that are required to conduct the business of the Company and each Company Subsidiary as it is currently conducted, (c) to the Knowledge of the Company, there has been no release of any oil, petroleum, waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste” or otherwise regulated under any applicable Environmental Law into the environment as a result of the operations or activities of the Company or any Company Subsidiary at any of the Company Properties or any properties formerly owned or operated by the Company or any Company Subsidiary, in each case that would reasonably be expected to result in any liability under any Environmental Law and (d) to the Knowledge of the Company, none of the Company or any Company Subsidiary has received any written claim or notice of violation from any Governmental Entity alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law. To the Knowledge of the Company, the Company has furnished to Parent all material environmental reports and other material environmental, health and safety documentation prepared since January 1, 2006, by or on behalf of the Company or any Company Subsidiary with respect to the current and former properties and operations of the Company and the Company Subsidiaries.

Section 4.13            Intellectual Property.   Section 4.13 of the Company Disclosure Schedule sets forth a list of all (a) registered trademarks and applications for registration of trademarks and (b) material internet domain name registrations in each case that are owned by the Company or a Company Subsidiary, including for each item listed in clause (a), the owner, the jurisdiction, the serial/application number, the registration number, the filing date, and the issuance or registration date. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries own or possess valid rights to use all intellectual property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, free and clear of any Liens (other than Permitted Liens), (b) to the Company’s Knowledge, neither the Company nor any Company Subsidiary is infringing, misappropriating, or conflicting with the intellectual property rights of any Third Party, and (c) to the Company’s Knowledge, no Third Party is currently infringing or misappropriating any material intellectual property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of intellectual property that they own, each material information technology system utilized in their respective businesses, and all customer data that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

Section 4.14            Taxes.

Section 4.14.1         Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all respects.

Section 4.14.2         Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Taxes of the Company and the Company Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP). Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the unpaid Taxes of the Company and the Company Subsidiaries did not, as of the date of the most recent Company Financial Statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) contained in such Company Financial Statements.

Section 4.14.3         No deficiency for any amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Entity against the Company or any Company Subsidiary that remains unpaid, subject to exceptions for deficiencies (a) being contested in good faith by appropriate proceedings or (b) with respect to which the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any Taxes of the Company or any Company Subsidiary, subject to exceptions for proceedings that, if resolved in a manner unfavorable to the Company or any Company Subsidiary, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any Company Subsidiary.

Section 4.14.4         Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Taxes required to be withheld or collected by the Company and each Company Subsidiary have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Entity.

Section 4.14.5         Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty, and Liens for Taxes being contested in good faith by appropriate proceedings.

Section 4.14.6         Since January 1, 2005, neither the Company nor any Company Subsidiary has been a party to any transaction treated by the parties as a distribution to which Code Section 355 applies.

Section 4.14.7         Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) is liable for the Taxes of any other Person (other than the Company or any Company Subsidiary) under Treasury Regulation §1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement.

Section 4.14.8         The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

Section 4.14.9         Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2006, no claim in writing has been made by any Governmental Entity in a jurisdiction in which the Company and the Company Subsidiaries do not file Tax Returns that the Company or the Company Subsidiaries is or may be subject to taxation by the jurisdiction.

Section 4.14.10       Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

Section 4.14.11       Neither the Company nor any of the Company Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 4.14.12       As used in this Agreement, (a) “Taxes” shall mean any and all taxes, assessments, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, estimated franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, custom duties, environmental, alternative or add-on minimum, transfer and value-added taxes together with any interest, penalty, or addition thereto, and (b) “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) required to be filed with any Governmental Entity with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

Section 4.15            Insurance.   Except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, all material insurance policies of the Company and the Company Subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default under, or permit termination or modification of, any of such insurance policies, and (c) to the Knowledge of the Company, no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy.

Section 4.16            Real Estate.   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns fee simple title to all of its owned real property (the “Company Owned Properties”) and has valid leasehold interests in all of its leased real property (the “Company Leased Premises,” and together with the Company Owned Properties, the “Company Properties”), in each case sufficient to conduct their respective businesses as currently conducted and free and clear of all Liens (except for Permitted Liens) assuming the timely discharge of all obligations owing under or related to the Company Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all leases under which the Company or any Company Subsidiary leases any real property (the “Real Property Leases”) are valid and in full force and effect and constitute binding obligations of the Company or the Company Subsidiary party thereto and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, (b) there is not any existing default by the Company or any Company Subsidiary under any of the Real Property Leases that would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Company or the Company Subsidiary party thereto, as applicable, and (c) to the Knowledge of the Company, no event has occurred which, after notice or lapse of time or both, would constitute a default by the Company or a Company Subsidiary under any Real Property Lease where such default would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Company or the Company Subsidiary party thereto, as applicable.

Section 4.17            Proxy Statement.   The Proxy Statement will not at the time of the mailing of the Proxy Statement to the holders of Company Common Stock, at the time of the Company Stockholder’s Meeting, or at the time of filing or mailing any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by or related to, or the sufficiency of disclosures related to, Parent, Merger Sub or any other Person in the Parent Group. At the time of the Company Stockholder’s Meeting, the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.18            Fairness Opinion.   Each of Goldman, Sachs & Co. and Peter J. Solomon Company, L.P. (together, the “Company Financial Advisors”), has delivered to the Special Committee and the Company Board its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Merger Consideration to be received by the holders of Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock.

Section 4.19            Brokers.   Other than the Company Financial Advisors (the fees and expenses of which will be paid by the Company), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.20            No Other Representations or Warranties.   Except for the representations and warranties contained in this Article 4, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, or with respect to any other information provided to any member of the Parent Group or any Parent Representative and the Company hereby disclaims any other representations or warranties made by the Company, any Company Subsidiary or any Company Representative with respect to the execution and delivery of this Agreement or the Merger or the other transactions contemplated hereby (other than, for the avoidance of doubt, as set forth in Article 4 of this Agreement). Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to, or use by, any member of the Parent Group or any Parent Representative of any information provided to any member of the Parent Group or any Parent Representative by the Company, the Company Subsidiaries or any Company Representative, including any information, documents, projections, forecasts, business plans or other material made available in the “data room,” any confidential information memoranda or any management presentations in expectation of the transactions contemplated by this Agreement, unless such information is expressly set forth in a representation or warranty contained in Article 4 of this Agreement.

Section 4.21            Takeover Statutes.   The Company Board has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (including the interested stockholder provisions codified in Section 203 of the DGCL) or any anti-takeover provision in the Company Certificate or Company Bylaws is applicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

Article 5.
Representations and Warranties of Parent and Merger Sub

Subject to such exceptions as are disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement or the Parent Disclosure Schedule to the extent that it is reasonably apparent that such fact or item is relevant to such other Section, subsection or schedule and (b) disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially” or “materiality” or any word or phrase of similar import), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1               Organization and Qualification.   Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the certificate of incorporation and bylaws of Parent and Merger Sub, and all amendments thereto, as currently in effect. Neither Parent nor Merger Sub is in violation of its certificate of incorporation or bylaws.

Section 5.2               Authority.   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.3               No Conflict; Required Filings and Consents.

Section 5.3.1           The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) assuming that all consents, approvals and authorizations described in Section 5.3.2 have been obtained prior to the Effective Time and all filings and notifications described in Section 5.3.2 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent and its Affiliates (collectively, the “Parent Group”) or by which any property or asset of any member of the Parent Group is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets are bound.

Section 5.3.2           The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, require Parent or Merger Sub to obtain any consent, approval, or authorization of, or make any filing with or notification to, any Governmental Entity, except (a) under the Exchange Act, any applicable state securities, takeover or “blue sky” Laws, (b) pursuant to the HSR Act, (c) the filing and recordation of the Certificate of Merger as required by the DGCL or (d) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not prevent or materially delay or impede performance by Parent or Merger Sub of any of their material obligations under this Agreement.

Section 5.4               Litigation.   There are (a) no claims, actions, suits, proceedings or investigations pending or to the Knowledge of Parent, threatened, against Parent or Merger Sub which seek to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions provided for herein or which seek damages in connection therewith and (b) no Order has been entered or issued which restrains, enjoins or delays, or would reasonably be expected to restrain, enjoin or delay, the consummation of the Merger or any of the other transactions provided for herein.

Section 5.5               Ownership of Merger Sub; No Prior Activities.   Parent owns 100 percent of the issued and outstanding Equity Interests of Merger Sub and no other Person has any right to acquire any capital stock or other Equity Interests of Merger Sub or any option, warrant, right or security convertible, exchangeable or exercisable therefor. Each of Parent and Merger Sub was formed solely for the purpose of consummating the Merger and engaging in the other transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement (including the Commitments), neither Parent nor Merger Sub has, and, as of the Closing Date, will not have, incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.6               Financing.   Parent has delivered to the Company true, complete and correct signed counterpart(s) of (a) the Equity Commitment Letter, and (b) the debt commitment letter(s) (together with copies of any provisions relating to “market flex” with respect to the financing contemplated by such debt commitment letter(s)), each dated as of the date hereof, by and among JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Parent and Merger Sub, pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided, debt financing to Parent (which may include up to $640,000,000 in bridge financing to be utilized in the event that the placement of high yield securities in a comparable amount is not consummated) in connection with the transactions provided for herein (the “Debt Commitment Letters” and, with the Equity Commitment Letter, the “Commitments”). None of the Commitments has been amended or modified prior to the date of this Agreement and the respective commitments contained in the Commitments have not been withdrawn or rescinded prior to the date of this Agreement. As of the date of this Agreement, the Commitments are in full force and effect and constitute the legal, valid and binding obligations of each of Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto. The Commitments are subject to no contingencies or conditions of any kind whatsoever related to the funding of the full amount of the financing set forth in the Commitments (including any “flex provisions”), other than as set forth in the signed copies thereof (and in the copy of the “market flex” provision excerpted from the related fee letter) delivered to the Company on or prior to the date hereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would result in a breach or violation of or constitute a default on the part of Parent or Merger Sub under any term or condition of the Commitments. Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, as of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that it or any other party to the Commitments will be unable to satisfy on a timely basis any of the conditions of Closing that is required to be satisfied by it or such other party as a condition of the Commitments or that any portion of the financing contemplated by the Commitments will not be made available to Parent or Merger Sub on the Closing Date. Parent has fully paid any and all commitment fees and other fees required by the Commitments to be paid as of the date hereof. Subject to the terms and conditions of the Commitments set forth therein and this Agreement, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Commitments would provide Parent with financing at the Effective Time sufficient to (a) consummate the Merger upon the terms contemplated by this Agreement, including the payment of the Merger Consideration, (b) effect any other repayment or refinancing of debt contemplated in connection with the Merger or the Commitments and (c) pay all related fees and expenses.

Section 5.7               Limited Guarantee.   Parent has delivered to the Company a true, complete and correct signed copy of the Limited Guarantee, pursuant to which the Sponsor has, among other matters, guaranteed certain obligations of Parent and Merger Sub in connection with this Agreement, subject to the terms and limitations set forth therein. The Limited Guarantee, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Sponsor.

Section 5.8               Vote Required.   No vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Merger Sub (other than the vote of Parent as the sole stockholder of Merger Sub, which shall have occurred prior to the Effective Time) is necessary to approve or adopt this Agreement or the transactions contemplated hereby.

Section 5.9               Brokers.   No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub, except for Persons whose fees and expenses will be paid by Parent.

Section 5.10            Ownership of Company Common Stock.   Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.11            Solvency of the Surviving Corporation.   As of the Effective Time, immediately after giving effect to the transactions contemplated by this Agreement and actions taken in connection with the financing of these transactions, and assuming (a) satisfaction of the conditions set forth in Section 7.1 and Section 7.2, (b) the accuracy in all material respects of the representations and warranties of the Company set forth in Article 4 hereof (assuming accuracy in all material respects without regard to any materiality or “Company Material Adverse Effect” qualification set forth therein), (c) that any estimates, projections or forecasts with respect to the Company and its Subsidiaries provided by the Company or any Company Representatives have been prepared in good faith and are based upon reasonable assumptions, and (d) that all financial information concerning the Company and its Subsidiaries provided to Parent by the Company or any Company Representative (whether before or after the date hereof) fairly presents in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, the Surviving Corporation shall be Solvent. For purposes of this Agreement, the Surviving Corporation will be deemed to be “Solvent” so long, as of any date of determination: (a) each of the Surviving Corporation and its Subsidiaries will not have incurred, or be expected to incur, indebtedness (including contingent and other liabilities) beyond its ability to pay such indebtedness as it matures or becomes due, (b) the then present fair salable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the amount that will be required to pay (x) all liabilities of the Surviving Corporation and its Subsidiaries (including the amount necessary to provide for contingent liabilities) and (y) all existing indebtedness of the Surviving Corporation and its Subsidiaries (including the amount necessary to provide for contingent liabilities) as such indebtedness becomes absolute and matures and (c) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital to carry on their respective business, either (i) as presently conducted or (ii) as intended by Parent to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.

Section 5.12            Proxy Statement.   None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will at the time of the filing or mailing of the Proxy Statement to holders of Company Common Stock, at the time of the Company Stockholder’s Meeting, or at the time of filing or mailing any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub will use their reasonable best efforts to supply information necessary for the preparation of the Proxy Statement (or any amendment thereof or supplement thereto) as promptly as practicable.

Section 5.13            No Other Information.   Each of Parent and Merger Sub acknowledges and agrees that the Company makes no representation or warranty as to any matter whatsoever, except as expressly set forth in Article 4. The representations and warranties set forth in Article 4 are made solely by the Company, and no Company Representative, Company Subsidiary or Affiliate of the Company shall have any responsibility or liability related thereto.

Section 5.14            Access to Information; Disclaimer.   Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and the Company Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and the Company Subsidiaries and (ii) the “data room” maintained by the Company through Intralinks, Inc. for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from the management of the Company, (d) has conducted its own independent investigation of the Company and the Company Subsidiaries, their respective businesses and the Merger and the other transactions contemplated hereby, and neither Parent nor Merger Sub has relied on any representation, warranty or other statement by any Person on behalf of the Company or any Company Subsidiary, other than the representations and warranties of the Company expressly contained in Article 4, and (e) any and all representations and warranties made by or on behalf of the Company, any Company Subsidiary or any Company Representatives, other than the representations and warranties of the Company expressly contained in Article 4, are specifically disclaimed. It is agreed and acknowledged that nothing in this Section 5.14 shall in any way diminish or affect the validity of the Company’s representations and warranties set forth in Article 4 of this Agreement.

Article 6.
Covenants

Section 6.1               Conduct of Business Pending the Closing.

Section 6.1.1           Conduct of Business of the Company.   The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement (including this Section 6.1), as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably conditioned, delayed or withheld), the Company will, and will cause each Company Subsidiary to, in all material respects (it being understood that in no event shall the Company’s participation in the negotiation (including activities related to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith or otherwise with the consent of Parent (including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other Third Parties with whom the Company or any Company Subsidiary has any relationship), be considered a breach of any of the provisions of this Section 6.1), conduct its business substantially in the ordinary course consistent with past practice. Without limiting the foregoing, except as set forth in the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement (including this Section 6.1), as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably conditioned, delayed or withheld), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

(a)        amend or otherwise change the Company Certificate, the Company Bylaws or any material provision of the equivalent organizational or governing documents of the Company Subsidiaries;

(b)        issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of the capital stock of the Company or any Company Subsidiary, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of the capital stock of the Company or any Company Subsidiary (other than (i) pursuant to the requirements of Contracts of the Company or any Company Subsidiary and of the Company Benefit Plans, in each case as in existence on the date hereof (including the Company ESPP and the LTIPs) and as identified in Section 6.1.1(b) of the Company Disclosure Schedule, and (ii) pursuant to the vesting and/or exercise of Company Options, Company

Stock-Based Awards, Company ESPP Rights, warrants, conversion rights and other contractual rights that are (A) in existence on the date hereof or (B) granted or issued after the date hereof pursuant to clause (i) of this parenthetical);

(c)        declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary);

(d)        reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)        (i) acquire (including by merger, consolidation, or acquisition of stock or assets) or make any investment, outside of the ordinary course of business, in any Equity Interest in any Person or any assets, loans or debt securities thereof, (ii) sell or otherwise dispose of (whether by merger, consolidation, or acquisition of stock or assets or otherwise) any business organization or division thereof or any assets, in each case, which are material to the Company and its Subsidiaries taken as a whole, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts, (iii) abandon, fail to maintain or allow to expire, or sell or exclusively license to any Person, any material Intellectual Property of the Company or the Company Subsidiaries or (iv) authorize any material new capital expenditures, in the aggregate, in excess of 110% of the Company’s budgeted capital expenditures;

(f)         incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the Indebtedness of any Person (other than a wholly-owned Company Subsidiary), except for (i) Indebtedness incurred under the Company’s existing credit facilities or renewals or any refinancing thereof, (ii) Indebtedness in a principal amount not in excess of $10,000,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, (iii) Indebtedness owing by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary and (iv) Indebtedness incurred to refinance any existing Indebtedness in an amount not to exceed, and on terms no less favorable in the aggregate than, such existing Indebtedness;

(g)        grant any Lien in any of its material assets to secure any Indebtedness for borrowed money, except in connection with Indebtedness permitted under Section 6.1.1(f);

(h)        enter into any new line of business outside of its existing business segments that is material to the Company and the Company Subsidiaries, taken as a whole;

(i)         adopt or amend any material Company Benefit Plan, increase the compensation or fringe benefits of any director, officer or employee of the Company or pay any benefit not provided for by any existing Company Benefit Plan, in each case except (i) as reasonably necessary to comply with applicable Law, (ii) in the ordinary course of business (excluding any director or any executive officer of the Company or Company Subsidiaries identified on Schedule 6.1.1(i) of the Company Disclosure Schedule (the “Executive Officers”)) (except to address the requirements of written agreements or Contracts of the Company or any Company Subsidiary in existence on the date hereof), (iii) in connection with entering into or extending any employment or other compensatory agreements with individuals in the ordinary course of business (excluding any director or Executive Officer), (iv) general salary increases in the ordinary course of business (excluding any director or Executive Officer), (v) the termination or amendment of any Company Benefit Plan that may be subject to Code Section 409A consistent with Code Section 409A and any guidance issued thereunder and (vi) that do not materially increase the cost to the Company or any Company Subsidiary of maintaining the applicable Company Benefit Plan (excluding any director or Executive Officer);

(j)         pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business, (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (A) disclosed in the most recent Company Financial Statements (or the notes thereto) included in the Company SEC Filings filed prior to the date hereof or contemplated by documents made available to Parent prior to the date hereof or (B) incurred since the date of such financial statements in the ordinary course of business or in connection with the transactions contemplated by this Agreement, or (iv) settlement or satisfaction of any outstanding claim or litigation identified in Section 6.1.1(j) of the Company Disclosure Schedule, except to the extent (notwithstanding any other exceptions to this Section 6.1.1(j)) that the amount paid in settlement or satisfaction of all such claims and litigations does not exceed $5,000,000 in the aggregate;

(k)        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or among wholly-owned Subsidiaries);

(l)         other than in the ordinary course of business consistent with past practice or as required by applicable Law, make or change or rescind any material Tax election, change an annual Tax accounting period, adopt or change any material accounting method for Taxes, file any material amended Tax Return, enter into any closing agreement related to a material amount of Taxes, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of a material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary; or

(m)      knowingly commit or agree to take any of the actions described in Sections 6.1.1(a) through 6.1.1(l) above or any action which would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied.

Section 6.1.2           Conduct of Business of Parent and Merger Sub.   Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would, or would reasonably be expected to, individually or in the aggregate, materially delay or impede the consummation of the Merger or the other transactions contemplated hereby (including the consummation of the financing contemplated by the Commitments).

Section 6.1.3           No Control of Other Party’s Business.   Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete and independent control and supervision over its and its Subsidiaries’ respective operations.

Section 6.2               Proxy Statement; Company Stockholders’ Meeting.

Section 6.2.1           Proxy Statement.   Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC a proxy statement to be sent to the holders of shares of Company Common Stock in connection with the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company, after consultation with Parent, will use reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Without limiting the generality of the foregoing, (a) prior to filing the Proxy Statement (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, the

Company shall (i) give Parent a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response comments reasonably proposed by Parent, and (b) Parent and Merger Sub shall furnish all information relating to Parent, Merger Sub and their respective Affiliates as the Company may reasonably request (or as may be required to be included in the Proxy Statement) in connection with such actions and the preparation of the Proxy Statement. Subject to the terms and conditions of this Agreement and applicable Law, as promptly as reasonably practicable after the clearance of the Proxy Statement by the SEC (but in any event within ten Business Days thereafter), the Company shall mail the Proxy Statement to the holders of shares of Company Common Stock (provided that such ten Business Day period shall be tolled during (a) the pendency of any Order that prohibits the mailing of the Proxy Statement in the form cleared by the SEC or otherwise or the calling or holding of the Company Stockholder’s Meeting, (b) any period during which the Company reasonably and in good faith determines that distributing the Proxy Statement would violate Rule 14a-9 promulgated under the Exchange Act due to material misstatements or omissions contained therein, and (c) any period required for the revision or amendment and resubmission of the Proxy Statement to the SEC, and the subsequent clearance thereof by the SEC, in compliance with any Order or the settlement of any stockholder litigation relating to this Agreement or the transactions contemplated hereby (any such period in clause (a), (b) or (c), a “Tolling Period”)). Subject to and without limiting the rights of the Company Board pursuant to Section 6.4.2, the Proxy Statement shall include the Company Recommendation. The Company will advise Parent, as promptly as reasonably practicable, after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any information, event or circumstance relating to any Party hereto, or their respective officers, directors, Affiliates or Representatives, should be discovered by any Party hereto which should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party discovering such information, event or circumstance shall promptly inform the other Parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information, event or circumstance shall be promptly prepared and filed by the Company with the SEC and, if required, disseminated to the holders of shares of Company Common Stock.

Section 6.2.2           Stockholders’ Meeting.   Unless this Agreement has been terminated in accordance with Section 8.1, the Company shall call and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the SEC (but taking into account any advance notice or other requirements under applicable Law), and in any event shall hold the Company Stockholders’ Meeting within seventy-five days after such date (provided that such seventy-five day period shall be tolled during any Tolling Period and that such seventy-five day period shall be deemed to have expired on the first Business Day following the seventy-fourth calendar day after such date (giving full effect to any Tolling Period)), for the purpose of obtaining the Stockholder Approval. Provided this Agreement is not otherwise terminated pursuant to Section 8.1, the Company’s obligations pursuant to this Section 6.2.2 shall not be affected by the public announcement or public disclosure of, or the communication to the Company of, any Takeover Proposal, or by a Company Adverse Recommendation Change.

Section 6.3               Access to Information; Confidentiality.

Section 6.3.1           Access to Information.   Subject to Section 6.3.2, from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1, the Company shall, and shall instruct each Company Subsidiary and each of its and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (a) provide to Parent and Merger Sub and each of their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, debt financing sources, agents and other representatives (collectively, “Parent Representatives,” and, each, together with each of the Company Representatives, a “Representative”) reasonable access at reasonable times and upon reasonable prior notice to the Company, to the officers, employees, agents, properties, offices and other facilities of the Company or Company Subsidiary and to the books and records thereof and (b) furnish, or cause to be furnished, (i) such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or the Parent Representatives may reasonably request and (ii) to Parent, with respect to each fiscal month ending after the date of this Agreement, unaudited monthly consolidated balance sheets of the Company and its Subsidiaries for each fiscal month then ended and related consolidated statements of earnings and cash flows (which the Company shall furnish to Parent substantially contemporaneously with the time such information is furnished on a monthly basis to the Company Board in the ordinary course of business). Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to provide access to or disclose information where such access or disclosure would (a) interfere in any significant manner with the operation or business of the Company or any Company Subsidiary, (b) jeopardize the attorney-client privilege of the Company or any Company Subsidiary or (c) contravene any Law, binding Contract to which the Company or any Company Subsidiary is party or any privacy policy applicable to the Company’s or any Company Subsidiary’s customer information, it being acknowledged that the parties shall use their reasonable best efforts (which, for the avoidance of doubt, shall not require obtaining the consent, approval or authorization of any Third Party or Governmental Entity) to cause such information to be provided in a manner that does not so interfere, jeopardize or contravene as contemplated by clauses (a), (b) and (c) above.

Section 6.3.2           Confidentiality and Restrictions.   With respect to any information disclosed or provided by the Company, any Company Subsidiary or any Company Representative to any member of the Parent Group or any Parent Representative pursuant to, or in accordance with, this Agreement, Parent and Merger Sub shall comply with, and shall cause the Parent Representatives to comply with, that certain confidentiality letter agreement, dated as of April 10, 2007, between the Company and Bain Capital Partners, LLC (as such agreement may be amended from time to time, the “Confidentiality Agreement”). The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms, and shall survive any termination of this Agreement.

Section 6.4               No Solicitation of Transactions.

Section 6.4.1           The Company shall, and shall cause each Company Subsidiary and the Company Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Third Parties (other than the Parent Representatives) that may be ongoing as of the date hereof with respect to an actual or potential Takeover Proposal. The Company shall use its reasonable best efforts to obtain, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of any confidential information previously furnished to any such Person by the Company, any Company Subsidiary or any Company Representative. In addition, the Company shall not, and shall cause each Company Subsidiary and the Company Representatives not to, (a) directly or indirectly, solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a Takeover Proposal, (b) enter into any agreement or agreement in principle with respect to a Takeover Proposal or (c) engage in any negotiations or discussions regarding, or furnish or disclose to any Third Party any information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide Takeover Proposal received by the Company after the date hereof that was not solicited in violation of this Section 6.4.1 and that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a Superior Proposal, and, that the failure to take the actions set forth in clauses (x) or (y) below with respect to such Takeover Proposal would be inconsistent with its fiduciary duties under applicable law, then the Company may, in response to such Takeover Proposal, subject to compliance with Section 6.4.2 and Section 6.4.3, (x) provide access to its properties, Contracts, personnel, books and records and furnish information, data and/or draft agreements with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal; provided, that, prior to furnishing such information to or entering into discussions or negotiations with such Person, the Company shall receive from such Person an executed confidentiality agreement, the terms of which shall be substantially similar to, and not materially less favorable to the Company than, in the aggregate, those contained in the Confidentiality Agreement; provided, further that the Company shall promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries not previously provided to Parent or the Parent Representatives that is provided to the Person making such Takeover Proposal.

Section 6.4.2           Notwithstanding any provision of this Section 6.4 or Section 6.2 to the contrary, prior to obtaining the Stockholder Approval, the Company Board may (a) withdraw (or not continue to make) or modify, or publicly propose to withdraw (or not continue to make) or modify the Company Recommendation, (b) approve, recommend or adopt, or publicly propose to approve, recommend or adopt, a Superior Proposal (any action described in the foregoing clause (a) or this clause (b), a “Company Adverse Recommendation Change”) and/or (c) enter into an agreement regarding a Superior Proposal, if (x) in the case of an action described in clause (a), clause (b) or clause (c) above, the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board to the holders of shares of Company Common Stock under applicable Law, (y) in the case of an action described in clause (b) or clause (c) above, (A) the Company has given Parent five days prior written notice of its intention to take such action (it being understood and agreed that any change to the consideration offered or other material terms of such Superior Proposal shall require an additional notice to Parent and a new five day notice period) and (B) the Company Board shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed in writing by Parent and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect and (z) in the case of an action described in clause (c) above, (A) the Company has complied in all material respects with its obligations under this Section 6.4 and (B) the Company shall have terminated this Agreement in accordance with the provisions of Section 8.1(c)(ii) hereof and the Company pays Parent the Company Termination Fee in accordance with Section 8.4.1.

Section 6.4.3           The Company shall promptly (and in any event within three Business Days) advise Parent orally and in writing of the receipt of any Takeover Proposal, along with the identity of the Person making any such Takeover Proposal and the Company shall provide Parent with a copy or a written summary of the material terms of any such Takeover Proposal. The Company shall keep Parent reasonably informed of the status (including any change to the material terms) of any such Takeover Proposal. Following determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination and specifying the material terms of such Superior Proposal. The Company agrees that it shall not, and shall cause the Company Subsidiaries not to, enter into any confidentiality agreement or other agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend or modify any provision or any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, unless failure by the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law (in which case, such termination, waiver, amendment or modification shall also apply to the Confidentiality Agreement, to the extent applicable).

Section 6.4.4           Notwithstanding anything to the contrary contained herein, nothing in this Section 6.4 shall prohibit or restrict the Company or the Company Board from (a) taking and/or disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board, such disclosure would be reasonably necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.4.4 affect the obligations of the Company specified in Section 6.4.2.

Section 6.5               Further Action; Reasonable Best Efforts.

Section 6.5.1           Subject to the terms and conditions of this Agreement, including Section 6.4, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby, including using reasonable best efforts to accomplish the following: (a) preparing and filing as soon as practicable (but in no event later than 10 Business Days after the date of this Agreement in respect of any such filings required in connection with the HSR Act) all forms, registrations and notices relating to antitrust, competition, trade or other regulatory matters that are required by applicable Law to be filed in order to consummate the Merger and the other transactions contemplated hereby and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by, or to avoid an action or proceeding by, a Governmental Entity relating to antitrust, competition, trade or other regulatory matters (collectively, “Regulatory Approvals”), including (i) filings pursuant to the HSR Act, with the United States Federal Trade Commission (“FTC”) and with the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and (ii) preparing and filing, as soon as practicable, any form or report required by any other Governmental Entity relating to any Regulatory Approval, (b) taking all actions necessary to cause all conditions set forth in Article 7 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial 30 day waiting period thereunder)) to be satisfied as soon as practicable, (c) defending any lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of Merger and the other transactions contemplated hereby and (d) executing and delivering any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

Section 6.5.2           Each Party shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Subject to applicable Law, Parent and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

Section 6.5.3           Each Party shall (a) subject to Section 6.5.4 below, respond as promptly as reasonably practicable to any inquiries received from the FTC or the Antitrust Division and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with Regulatory Approvals and antitrust matters, (b) not extend any waiting period or agree to refile under the HSR Act (except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed) and (c) not enter into any agreement with the FTC or the Antitrust Division agreeing not to consummate the Merger and the transactions contemplated by this Agreement.

Section 6.5.4           In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (a) promptly notify the other Parties of any written communication to that Party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity, including regulatory authorities, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing, (b) not participate in or agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement, the Merger or the other transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat and (c) furnish the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective representatives on the one hand, and any Governmental Entity, including any regulatory authority, or members or their respective staffs on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.6               Certain Notices.   From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice the Company, of (a) any material notice or other material communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger or the other transactions contemplated hereby, (b) any material claims, actions, suits, proceedings or investigations commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated hereby and (c) any fact, event or circumstance known to such Party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any such Party’s representations, warranties, covenants or agreements contained herein or would prevent, delay or impede, or would reasonably be expected to prevent, delay or impede, the consummation of the Merger or any other transaction contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect any remedies available to the Party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant or failure to satisfy the conditions to the obligations of the Parties under this Agreement. This Section 6.6 shall not constitute a covenant or agreement for purposes of Sections 7.2.2 or 7.2.3.

Section 6.7               Public Announcements.   The initial press release with respect to this Agreement, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, none of the Parties shall (and each of the Parties shall cause its Representatives and, in the case of Parent, the other members of the Parent Group, if applicable, not to) issue any press release or make any public announcement concerning this Agreement, the Merger or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent, Merger Sub, any other member of the Parent Group, if applicable, or any Parent Representative or (b) Parent, in the event the disclosing party is the Company, any Company Subsidiary or any Company Representative, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that if a Party determines, based upon advice of counsel, that a press release or public announcement is required by, or reasonably necessary in order to comply with, applicable Law (or, in the case of the Company, required by, or reasonably necessary in order to comply with, the rules or regulations of NASDAQ), such Party may make such press release or public announcement, in which case the disclosing Party shall use its reasonable best efforts to provide the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.8               Employee Matters.

Section 6.8.1           Obligations with Respect to Continuing Employees.   Parent hereby agrees that, for the period immediately following the Effective Time through and including the 18 month anniversary of the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, provide (a) a level of base salary and wages to each Person who is actively employed by the Company or any Company Subsidiary as of the Effective Time (each such Person, a “Continuing Employee”) and (b) benefit plans for the benefit or welfare of any Continuing Employee, whether maintained by Parent, the Surviving Corporation or any of their Subsidiaries (each such plan, a “Surviving Corporation Benefit Plan”), that are no less favorable in the aggregate than the base salary, wages and benefits (except for equity-based compensation or equity based benefits) provided to the Continuing Employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms (including terms which provide for amendment or termination) all material Contracts, agreements, arrangements, programs, policies, plans and commitments of the Company and the Company Subsidiaries that have been made available to Parent and that are applicable to any current or former employees or directors of the Company or any Company Subsidiary, including the severance plans and policies adopted by the Company Board (or any committee thereof). Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Corporation or its Subsidiaries or Affiliates to terminate any Continuing Employee at any time and for any or no reason.

Section 6.8.2           Credit for Service.   Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any Surviving Corporation Benefit Plan under which each Continuing Employee may be eligible to participate on or after the Effective Time (other than any equity-based plan or arrangement) to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

Section 6.8.3           Welfare Plans.   With respect to any Surviving Corporation Benefit Plan that is a welfare benefit plan, program or arrangement (a “Purchaser Welfare Benefit Plan”) and in which a Continuing Employee may be eligible to participate on or after the Effective Time and in the plan year in which the Effective Time occurs, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (a) waive, or use reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such Purchaser Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan and (b) provide credit to each Continuing Employee (and such Continuing Employee’s beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and such Continuing Employee’s beneficiaries) under the comparable Company Benefit Plan during the relevant plan year, up to and including the Effective Time.

Section 6.8.4           Interpretation.   Nothing in this Section 6.8 or any other provision of this Agreement shall be construed to modify, amend, or establish any benefit plan, program, agreement or arrangement or in any way affect the ability of the Parties or any other Person to modify, amend or terminate any of its benefit plans, programs, agreements or arrangements. This Section 6.8 is not intended to, and shall not be construed to, confer upon any Person other than the Parties to this Agreement any rights or remedies hereunder.

Section 6.9               Indemnification of Directors and Officers.

Section 6.9.1           The Certificate of Incorporation and Bylaws of the Surviving Corporation and the comparable organizational or governing documents of its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers, employees and agents than are set forth in the Company Certificate and the Company Bylaws (or the equivalent organizational or governing documents of the relevant Company Subsidiary) as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such Persons; provided, however, that in the event any claim is asserted against any Person entitled to the protections of such provisions within such six year period, such provisions shall not be modified until the final disposition of any such claim.

Section 6.9.2           From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under the applicable Law of the relevant state of organization, and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Company Subsidiary entered into prior to the date hereof and made available to Parent, each present and former director, officer, employee or agent of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, inquiries, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (a) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any Company Subsidiary and (b) any and all matters pending, existing or occurring at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, (w) each Indemnified Party will be entitled to advancement of out-of-pocket expenses (including attorneys’ fees) incurred in the defense of such claim, action, suit proceeding or investigation from Parent or the Surviving Corporation within 10 Business Days after receipt by Parent of a written request for such advance (accompanied by invoices or other relevant documentation); provided, that any Person to whom expenses are advanced provides an undertaking in a reasonable and customary form to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, action, suit, proceeding, or investigation in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents to such settlement or compromise or the entry of such judgment and (y) the Surviving Corporation shall cooperate in the defense of any such matter with any Indemnified Parties affected thereby and their respective representatives (including their attorneys).

Section 6.9.3           At or prior to the Effective Time, the Company shall purchase a six year prepaid (or “tail”) policy that is no less favorable in terms of amount, terms and conditions of coverage than those contained in the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries (the “D&O Insurance”) and in effect on the date of this Agreement;

provided, however, that the cost of any such policy shall not exceed 300% of the annual premium currently paid by the Company for such insurance.

Section 6.9.4           If Parent or the Surviving Corporation or any of their respective successors or assigns shall (a) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquirer of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation set forth in this Section 6.9.

Section 6.9.5           The rights of each Indemnified Party under this Section 6.9 shall be in addition to any right such Person might have under the Company Certificate and the Company Bylaws, the Certificate of Incorporation and the Bylaws of the Surviving Corporation or any comparable organizational or governing documents of their respective Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries. The provisions of this Section 6.9 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and representatives.

Section 6.9.6           The Company will give Parent reasonable opportunity to consult with counsel to the Company with respect to, but not control, the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement. The Company will not settle any such stockholder litigation without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed.

Section 6.10            State Takeover Statutes.   If any state takeover statute or similar statute becomes applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, Merger Sub, the Company and their respective Boards of Directors shall take all reasonable action necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby or otherwise act to eliminate or minimize the effect of such statute or regulation on this Agreement or the transactions contemplated hereby.

Section 6.11            Section 16 Matters.   Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including any derivative securities with respect to such shares of Company Common Stock) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12            Solvency of the Surviving Corporation.   If Parent or any of its Affiliates obtains (on behalf or for the benefit of themselves or any other Person) an opinion from an independent expert opining or supporting the conclusion that, after giving effect to all of the transactions contemplated by this Agreement and actions taken in connection with the financing (or any Alternative Financing) thereof, Parent, the Surviving Corporation and/or any of their Subsidiaries will be Solvent (or shall achieve or retain any similar or equivalent financial status) (such opinion, the “Solvency Opinion”), Parent shall cause such independent expert to include the Company as an additional addressee with respect to the Solvency Opinion entitled to rely thereon and shall provide an executed copy of any such Solvency Opinion to the Company as promptly as reasonably practicable after the issuance thereof, but in any event prior to the Effective Time. Each of Parent and the Company shall, in connection with any such Solvency Opinion, subject to execution of a customary confidentiality agreement with the Company by such independent expert, use their reasonable best efforts to (a) make available their respective officers, agents and other Representatives on a customary basis and upon reasonable notice and (b) provide or make available such information concerning the business, properties, Contracts, assets and liabilities of the Company as may reasonably be requested in connection with the issuance and delivering of any such Solvency Opinion.

Section 6.13            Financing.   Each of Parent and Merger Sub shall, and shall cause each of the Parent Representatives to, use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to arrange, and close concurrently with the Closing, debt financing on terms and conditions described in the Debt Commitment Letters and/or any Alternative Financing (including obtaining rating agency approvals, maintaining in effect the Commitments, satisfying on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the financing contemplated by the Commitments (including by consummating the financing contemplated by the Equity Commitment Letter at or prior to the Closing), negotiating and entering into definitive agreements with respect to the Debt Commitment Letters on terms and conditions contained therein or with respect to any Alternative Financing, satisfying all conditions applicable to Parent and Merger Sub in such definitive agreements that are within their respective control and, if necessary, borrowing pursuant to the Debt Commitment Letters in the event any “flex” provisions are exercised). Parent shall keep the Company Board informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the terms of, and satisfy the conditions contemplated by, the financing contemplated by the Commitments in accordance with this Section 6.13 and shall not, and shall not permit Merger Sub to, agree or permit any cancellation, amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, the Commitments without obtaining the prior written consent of the Company Board (other than any amendment, supplement or other modification to the Debt Commitment Letters (x) adding additional lenders thereto or (y) resulting in terms that are no less beneficial to Parent or Merger Sub (including with respect to conditionality) and that would not reasonably be expected to prevent, delay or impede the consummation of the financing contemplated by the Commitments or the transactions contemplated by this Agreement; provided that no such amendment, supplement or waiver reduces the amount of the financing available thereunder). Parent shall give the Company Board prompt notice (and in any event within three Business Days) of any material breach by any party to the Commitments, any termination of any of the Commitments or any other circumstance, event or condition that would reasonably be likely to prevent, delay or impede the consummation of the financing contemplated by the Commitments, to the extent it becomes aware of such breach, termination, circumstance, event or condition. In the event that all or any portion of the debt financing contemplated by the Debt Commitment Letters becomes unavailable on the terms and conditions set forth in the Debt Commitment Letters, Parent shall use its reasonable best efforts to arrange, as promptly as reasonably practicable following the occurrence of such event but no later than the last day of the Marketing Period, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms that are no less beneficial to Parent or Merger Sub (including with respect to conditionality) and on terms that would not reasonably be expected to prevent, delay or impede the consummation of any remaining financing contemplated by the Commitments or the transactions contemplated by this Agreement (the “Alternative Financing”). In the event that on the last day of the Marketing Period (a) all or any portion of the high yield debt financing described in the Debt Commitment Letters has not been consummated, (b) all of the closing conditions contained in Article 7 shall have been satisfied or waived (other than those conditions that by their nature will not be satisfied until the Closing) and (c) the bridge financing described in the Debt Commitment Letters (or any Alternative Financing obtained in accordance with this Section 6.13) is available on the terms and conditions described in the Debt Commitment Letters (or such Alternative Financing), then Parent shall borrow under and use, or shall cause Merger Sub to borrow under and use, the proceeds of such bridge financing (or such Alternative Financing), in lieu of the high yield financing described in the Debt Commitment Letters no later than the last day of the Marketing Period. For the avoidance of doubt, if the financing provided for by the Commitments has not been or cannot be obtained, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 of this Agreement (other than those conditions that by their nature will not be satisfied until the Closing) and to Parent’s rights under Section 8.1 and the provisions of Section 8.5, regardless of whether Parent and

Merger Sub have complied with all of their other obligations under this Agreement (including their obligations under this Section 6.13). For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive days ending on a Business Day following the Stockholder Approval throughout which (i) Parent has received the Required Financial Information, provided that if the financial statements contained in the Required Financial Information available to Parent on the first day of any such 20-day period are as of a date that is equal to the number of days specified in paragraph (g) of Rule 3-12 of Regulation S-X with respect to the Company, or more, prior to any date during such 20-day period, then the Marketing Period shall not commence until Parent has received Required Financial Information containing financial statements that are as of a date that is less than the number of days specified in paragraph (g) of Rule 3-12 of Regulation S-X with respect to the Company on each date during such 20-day period, and (ii) the conditions set forth in Sections 7.1 shall be satisfied and nothing has occurred and no condition exists such that the closing conditions set forth in Section 7.2 (other than the receipt of the certificates or affidavit referred to in Section 7.2.3 and Section 7.2.4) would fail to be satisfied as of any day (assuming such day were the Closing Date) during such period. In no event shall the Marketing Period commence prior to September 4, 2007.

Section 6.14            Cooperation in Securing Financing.   From the date of this Agreement until the earlier of (i) termination of this Agreement in accordance with Section 8.1 and (ii) the Closing Date, and subject to Section 6.3, the Company shall, and shall cause each Company Subsidiary and shall instruct their respective officers, employees, consultants, advisors (including legal and accounting advisors) and other representatives to, use reasonable best efforts to provide such cooperation as may be reasonably requested by Parent (provided that such requested cooperation does not interfere in any significant respect with the ongoing operations of the Company or any Company Subsidiary) in connection with obtaining the financing contemplated by the Debt Commitment Letters (or commitments for any Alternative Financing obtained in accordance with Section 6.13), including (a) participation in meetings, presentations (including management presentations), roadshows, drafting sessions, due diligence sessions and sessions with rating agencies, including one or more meetings with prospective lenders, (b) assistance with the preparation of rating agency presentations, bank information memoranda (including execution and delivery of customary representation letters reasonably satisfactory in form and substance to the Company in connection with bank information memoranda), offering documents and similar marketing documents required in connection with the debt financing contemplated by the Debt Commitment Letters (or commitments from any Alternative Financing), (c) permitting lenders involved in the debt financing contemplated by the Debt Commitment Letters (including any Alternative Financing) to (i) evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (ii) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided that no right of any lender or any obligation of the Company or any of its Subsidiaries thereunder shall be effective until the Effective Time, (d) furnishing Parent and its debt financing sources with financial statements and financial data regarding the Company of a type customarily included in private placement memoranda relating to private placements under Rule 144A promulgated under the Securities Act, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X) (all such information in this clause (d), the “Required Financial Information”), (e) facilitating the pledging of collateral (including facilitating collateral field examinations and appraisals) and execution and delivery of definitive financing documents and other deliverables contemplated by the Debt Commitment Letters; provided that no obligation of the Company or any Company Subsidiary under any such pledge or document shall be effective until the Effective Time and (f) using its reasonable best efforts to obtain customary accountants’ comfort letters, accountants’ consent letters, legal opinions, and officer’s certificates (including a customary solvency certificate of the chief financial officer of the Company) and other customary documentation and items contemplated by the Debt Commitment Letters (including any Alternative Financing); provided, however, that notwithstanding the foregoing, (w) no officer, director or employee of the Company or any Company Subsidiary shall be required to execute any documents, including any registration statement to be filed with the SEC, any pledge or security documents or any other definitive financing documents that will be effective prior to the Effective Time, (x) neither the Company nor any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Commitments prior to the Effective Time, (y) neither the Company nor any Company Subsidiary shall be required to issue any private placement memoranda or prospectus (and no such private placement memoranda or prospectus shall reflect the Company or any Company Subsidiary as the issuer with respect to any time prior to the Effective Time) and (z) none of the Company nor any Company Subsidiary shall be required to indemnify any Person in connection with the financing contemplated by the Commitments prior to the Effective Time. Parent shall reimburse the Company for all reasonable and documented out of pocket costs, fees and expenses incurred by the Company or any Company Subsidiary in connection with such cooperation (the “Company Expenses”) to the extent provided in Section 8.5. Subject to the immediately preceding sentence, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, each Company Subsidiary and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated by the Commitments and any information utilized in connection therewith (other than information provided by the Company, its Subsidiaries or the Company Representatives). Notwithstanding anything to the contrary contained in this Agreement, the closing condition set forth in Section 7.2.2 of this Agreement, as it applies to the Company’s obligations under this Section 6.14, shall be deemed satisfied unless the financing contemplated by the Debt Commitment Letters has not been obtained as a result of the Company’s material breach of its obligations under this Section 6.14.

Article 7.
Closing Conditions

Section 7.1               Conditions to Obligations of Each Party Under This Agreement.   The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

Section 7.1.1           Stockholder Approval.   The Stockholder Approval shall have been obtained.

Section 7.1.2           HSR Act.   All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7.1.3           No Injunctions or Restraints.   No Law or Order issued by any court or other Governmental Entity of competent jurisdiction preventing the consummation of the Merger or any other transaction contemplated by this Agreement shall be in effect; provided, however, that the right to assert that this condition has not been satisfied shall not be available to any Party who has not used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, such Law or Order or who has not complied in all material respects with its obligations under Section 6.5.

Section 7.2               Additional Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Parent in accordance with Section 8.6.

Section 7.2.1           Representations and Warranties.   The representations and warranties of the Company set forth in Article 4 (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the representations and warranties of the Company set forth in Section 4.2.1, Section 4.2.2 and Section 4.2.3 (disregarding any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall be true and correct as of such earlier date); provided further, that, in any event, the condition set forth in the immediately preceding proviso of this Section 7.2.1 with respect to the representations and warranties set forth in Section 4.2.1, Section 4.2.2 and Section 4.2.3 shall be deemed to have been satisfied so long as any breach thereof or inaccuracy therein would not reasonably be expected to result in an aggregate increase in the Merger Consideration or consideration otherwise payable pursuant to any repurchase or cancellation of any Company Options, Company Stock-Based Awards or any other Company Equity Interest by more than $3,150,000.00 in the aggregate.

Section 7.2.2           Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

Section 7.2.3           Officer’s Certificate.   Parent shall have received a certificate of an officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2.1, 7.2.2 and 7.2.5.

Section 7.2.4           FIRPTA Affidavit.   The Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not, and has not been since January 1, 2000, a “United States real property holding corporation”, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).

Section 7.2.5           No Company Material Adverse Effect.   Since December 31, 2006, there shall not have occurred any event, change or occurrence, individually or in the aggregate, that has had or could reasonably be expected to have a Company Material Adverse Effect.

Section 7.3               Additional Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction of the following conditions, any one of which may be waived in writing by the Company in accordance with Section 8.6.

Section 7.3.1           Representations and Warranties.   The representations and warranties of Parent and Merger Sub set forth in Article 5 (disregarding for these purposes any exception in such representations and warranties relating to materiality) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which do not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder or which would not prevent the consummation of the Merger.

Section 7.3.2           Agreements and Covenants.   Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub, as applicable, at or prior to the Closing.

Section 7.3.3           Officer’s Certificate.   The Company shall have received a certificate of an officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3.1 and 7.3.2.

Section 7.4               Frustration of Closing Conditions.   None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused by such Party’s failure to comply with its obligations set forth in this Agreement to consummate and make effective the transactions provided for herein, as required by and subject to Section 6.5.

Article 8.
Termination, Amendment and Waiver

Section 8.1               Termination.   This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party, whether before or after the Stockholder Approval:

(a)        by mutual written consent of Parent and the Company;

(b)        by either Parent or the Company:

(i)         if the Stockholder Approval is not obtained at the Company Stockholders’ Meeting or any adjournment or postponement thereof at which adoption of this Agreement is voted upon;

(ii)       if the Merger shall not have been consummated by December 31, 2007 (the “Outside Date”); provided, however, that, if the Marketing Period has not ended on or prior to December 31, 2007, either Parent or the Company may, at its option and at any time or from time to time prior to the termination hereof, extend the Outside Date by up to one additional one month period (and, if so extended, the term “Outside Date” as used in this Agreement shall mean the “Outside Date” as so extended); and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party if any action of such Party (including, in the case of Parent, Merger Sub) or the failure by any Party (including, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated by this Agreement to be consummated on or before the Outside Date; or

(iii)      if (A) any Law prohibits or makes illegal the consummation of the Merger or (B) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and nonappealable, and, in the case of clause (B), the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Party who has not used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Order or whose breach of any provision of this Agreement (including, its obligations under Section 6.5) has been the cause of, or resulted in, the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable;

(c)        by the Company:

(i)         if (A) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3.2 would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) 30 Business Days after Parent or Merger Sub receives written notice of such breach from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(ii)       if, prior to obtaining the Stockholder Approval, (A) the Company Board has received a Superior Proposal, (B) the Company Board has determined in good faith (after consultation with outside legal counsel) that the failure to accept such Superior Proposal would be inconsistent with the fiduciary duties of the members of the Company Board to the holders of shares of Company Common Stock under applicable Law, (C) the Company has complied in all material respects with Section 6.4 and (D) the Company pays the Company Termination Fee to Parent in accordance with Section 8.4; or

(iii)      at any time following the last day of the Marketing Period if (A) neither Parent nor Merger Sub shall have received the proceeds of the debt financing contemplated by the Debt Commitment Letters (or any commitments for any Alternative Financing obtained in accordance with Section 6.13) and (B) as of the date of such termination (1) the conditions set forth in Section 7.1 have been satisfied and (2) nothing has occurred and no condition exists such that the closing conditions set forth in Section 7.2 (other than the receipt of certificates referred to in Section 7.2.3 and receipt of the affidavit referred to in Section 7.2.4) would fail to be satisfied (assuming such date of termination were the Closing Date); or

(d)        by Parent:

(i)         if (A) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2.2 would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) 30 Business Days after the Company receives written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii)       if (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company has failed to include the Company Recommendation in the Proxy Statement or (C) the Company Board approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, a Takeover Proposal or approves or recommends that holders of Company Common Stock tender their shares of Company Common Stock in any tender offer or exchange offer that is a Takeover Proposal.

Section 8.2               Effect of Termination.   Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company (or their respective Affiliates) hereunder; provided, however, that the provisions of this Section 8.2, Sections 6.3.2, 8.3, 8.4, 8.5 and Article 9 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, further, that, subject to the limitations set forth in Section 8.5, no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement. In no event shall any Party be liable for punitive damages.

Section 8.3               Fees and Expenses.   Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring, or required to incur, such expenses, whether or not the Merger is consummated.

Section 8.4               Company Termination Fee.

Section 8.4.1           If this Agreement is terminated pursuant to Section 8.1(c)(ii) then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, $58,000,000 (the “Company Termination Fee”); provided, however, that such termination shall not be effective until the Company pays the Company Termination Fee. If this Agreement is terminated pursuant to Section 8.1(d)(ii) then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, the Company Termination Fee as promptly as reasonably practicable (and in any event within two Business Days following such termination). If this Agreement is terminated pursuant to Section 8.1(b)(i), then, in the event that, (a) at any time after the date of this Agreement and prior to such termination any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal, which bona fide Takeover Proposal was not retracted or rescinded prior to such termination, and (b) within twelve months of the termination of this Agreement, the Company or any Company Subsidiary enters into a definitive agreement with respect to a Takeover Proposal or any Takeover Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent, by wire transfer of same day funds, the Company Termination Fee (provided that, in the event that the Company Termination Fee is paid, the amount of the Company Termination Fee shall be reduced dollar for dollar by the amount of any previously paid Parent Expenses), such payment to be made upon the earlier to occur of the execution of a definitive agreement relating to, or consummation of, such Takeover Proposal. In addition, if this Agreement is terminated pursuant to Section 8.1(b)(i), then the Company shall reimburse Parent and Merger Sub for the reasonable documented out-of-pocket costs, fees and expenses incurred by Parent or Merger Sub in connection with this Agreement and the Merger up to an amount not to exceed $11,500,000 in the aggregate (the “Parent Expenses”), with such reimbursement (i) payable by wire transfer of same day funds to Parent (or as directed by Parent) within two (2) Business Days following the date of such termination and (ii) credited on a dollar-for-dollar basis against any subsequent Company Termination Fee that may thereafter be payable to Parent. For purposes of this Section 8.4.1, each reference in the definition of Takeover Proposal to “20 percent” will be deemed to be references to “50 percent.”

Section 8.4.2           If paid, the Company Termination Fee (less the amount of any previously paid Parent Expenses) shall be the sole and exclusive remedy of Parent, Merger Sub and their Affiliates against the Company, any Company Subsidiary and any Company Representative for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in this Agreement by the Company, any Company Subsidiary or any Company Representative and the failure of the Merger to be consummated and, upon payment of the Company Termination Fee (less the amount of any previously paid Parent Expenses) in accordance with Section 8.4.1, none of the Company, any Company Subsidiary or any Company Representative shall have further liability or obligation to Parent, Merger Sub or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion and in no event shall the Company be obligated to reimburse Parent or Merger Sub for any Parent Expenses in addition to paying the Company Termination Fee.

Section 8.4.3           The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay the Company Termination Fee or the Parent Expenses when due, and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for all or any portion of the Company

Termination Fee or the Parent Expenses, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

Section 8.5               Parent Termination Fee.

Section 8.5.1           Parent Termination Fee.   If this Agreement is terminated pursuant to Section 8.1(c)(iii), then Parent shall pay to the Company (or as directed by the Company), by wire transfer of same day funds, (x) $58,000,000 (the “Parent Termination Fee”) plus (y) an amount equal to the Company Expenses, in each case, as promptly as reasonably practicable (and, in any event, within two Business Days following such termination). If this Agreement is terminated pursuant to Section 8.1(c)(i), then Parent shall pay to the Company (or as directed by the Company) as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) by wire transfer of same day funds, an amount equal to the Company Expenses.

Section 8.5.2           If (a) this Agreement is terminated pursuant to Section 8.1(c)(iii) and (b) except for Parent’s breach of its obligation to deposit (or cause to be deposited) the Exchange Fund to the Paying Agent in accordance with Section 3.2.1, (i) neither Parent nor Merger Sub are in breach of this Agreement and (ii) the conditions set forth in Sections 7.3.1, 7.3.2 and 7.3.3 would otherwise be satisfied, then payment of the Parent Termination Fee and the Company Expenses to the Company (or as directed by the Company) in accordance with Section 8.5.1 or in accordance with the Limited Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, their respective Affiliates (including, without limitation, Sponsor) and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents (including, without limitation, any Parent Representative) (collectively, the “Parent Related Parties”), for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in this Agreement by Parent, Merger Sub or any Parent Representative and the failure of the Merger to be consummated, and upon payment of the Parent Termination Fee and the Company Expenses in accordance with Section 8.5.1, none of the Parent Related Parties shall have any further liability or obligation to the Company or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement. In no event, whether or not this Agreement has been terminated, shall the Parent Related Parties, either individually or in the aggregate, be subject to any liability in excess of $100,000,000 in the aggregate (including the Parent Termination Fee and the Company Expenses) for all losses or damages relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including breaches by Parent or Merger Sub of any representations, warranties, covenants or agreements contained in this Agreement. For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to be paid, the Parent Termination Fee or the Company Expenses on more than one occasion.

Section 8.5.3           Parent acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. If Parent fails to promptly pay the Parent Termination Fee or the Company Expenses when due and, in order to obtain any such payment, the Company commences a suit which results in a judgment against Parent for all or any portion of the Parent Termination Fee or the Company Expenses, Parent shall pay to the Company its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

Section 8.6               Extension; Waiver.   At any time prior to the Effective Time, Parent or the Company may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party under this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other Party or conditions to the obligations of the waiving Party contained herein; provided, however, that after any approval of this Agreement by the stockholders of the Company, no extension or waiver that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

Section 8.7               Amendment.   At any time prior to the Effective Time, this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors; provided, however, that, after approval of the Agreement by the stockholders of the Company, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval. This Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub and the Company.

Article 9.
General Provisions

Section 9.1               Non-Survival of Representations and Warranties; Agreements.   None of the representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement (or the Schedules of Exhibits attached hereto) shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the Parties contained in this Article 9, in Article 3 and in Sections 6.8 and 6.9 and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2               Notices.   Any notices or other communications required or permitted under, or otherwise made in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to Parent or Merger Sub, addressed to it at:
c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention:	Jordan Hitch
Matt Levin
John Tudor
Facsimile:	617.516.2010

with a mandated copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention:	Matthew E. Steinmetz, P.C.
Jon A. Ballis, P.C.
Facsimile:	312.861.2200
If to the Company, addressed to it at:
Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, CA 91362
Attention:	Leland P. Smith
Facsimile:	818.735.4923
with a mandated copy (which shall not constitute notice) to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:	Anthony J. Richmond
Facsimile:	650.463.2600
and
Bingham McCutchen LLP
355 South Grand Avenue, Suite 4400
Los Angeles, CA 90071
Attention:	Richard J. Welch
Facsimile:	213.830.8610

Section 9.3               Headings.   The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4               Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.5               Entire Agreement; Parties in Interest.   This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other instruments delivered pursuant hereto), the Commitments, the Limited Guarantee and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement, express or implied, shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the provisions of Sections 3.5.1 and 6.9 shall inure to the benefit of those Persons benefiting therefrom who are intended third-party beneficiaries thereof.

Section 9.6               Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void; provided, however, that Parent and Merger Sub may assign all or any of their rights (but not their obligations) hereunder to one or more of their wholly-owned Affiliates without obtaining any such consent. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.7               Mutual Drafting.   Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.8               Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury.

Section 9.8.1           This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.

Section 9.8.2           Any legal action, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this Agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this Agreement in any other court. Each Party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 9.2, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.

Section 9.8.3           The Parties agree that irreparable damage would occur to Parent in the event that any provision of this Agreement were not performed by the Company in accordance with its specific terms or was otherwise breached by the Company. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and that Parent and Merger Sub may enforce specifically the terms and provisions of this Agreement, with all such matters to take place exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity. It is expressly agreed and acknowledged that neither the Company, its Affiliates nor any other

Person (a) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or (b) may specifically enforce the provisions of this Agreement against Parent, Merger Sub or any of their respective Affiliates.

Section 9.8.4           EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

Section 9.9               Counterparts.   This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile or otherwise) to the other Parties.

(signature page follows)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above.

VH ACQUISITIONcO, INC.
By:	/s/ MATT LEVIN
Name:	Matt Levin
Title:	Managing Director
VH MERGERsUB, INC.
By:	/s/ MATT LEVIN
Name:	Matt Levin
Title:	Managing Director
GUITAR CENTER, INC.
By:	/s/ MARTY ALBERTSON
Name:	Marty Albertson
Title:	Chairman and Chief Executive Officer

Annex B

PERSONAL AND CONFIDENTIAL

June 27, 2007

Special Committee of the Board of Directors
Board of Directors
Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, CA 91362

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Guitar Center, Inc. (the “Company”) of the $63.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of June 27, 2007 (the “Agreement”), by and among the Company, VH Acquisitionco, Inc. (“Parent”), an affiliate of Bain Capital Partners, LLC (“Bain Capital”), and VH Mergersub, Inc., a wholly owned subsidiary of Parent.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we and our affiliates have provided certain investment banking and other financial services to the Company from time to time. We and our affiliates also have provided certain investment banking and other financial services to Bain Capital and its affiliates and portfolio companies from time to time, including having acted as lead arranger in connection with the leveraged recapitalization of Brenntag AG, a former portfolio company of Bain Capital (“Brenntag”),  in January 2006; as co-financial advisor to Brenntag in

Special Committee of the Board of Directors
Board of Directors
Guitar Center, Inc.
June 27, 2007
Page Two

connection with its sale in September 2006; and as financial advisor to Houghton Mifflin Holding Company, Inc., a former portfolio company of Bain Capital, in connection with its sale in December 2006. In addition, an affiliate of Goldman, Sachs & Co. may provide financing to Parent in connection with its acquisition of the Company. We and our affiliates also may provide investment banking and other financial services to the Company and its affiliates and Bain Capital and its affiliates and portfolio companies in the future. In connection with the above-described investment banking and other financial services, we and our affiliates have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company and its affiliates and Bain Capital and its affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of the Company and its affiliates and affiliates and portfolio companies of Bain Capital for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have co-invested with Bain Capital and its affiliates from time to time and such affiliates of Goldman, Sachs & Co. have invested and may invest in the future in limited partnership units of affiliates of Bain Capital.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including their views on the risks and uncertainties associated with achieving the Forecasts. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the retail industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed

Special Committee of the Board of Directors
Board of Directors
Guitar Center, Inc.
June 27, 2007
Page Three

by us. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. In addition, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Bain Capital or the ability of the Company or Bain Capital to pay its obligations when they come due.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising, or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $63.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

Annex C

520 Madison Avenue
New York, New York 10022
TEL: 212.508.l600
FAX: 212.508.l633
info@pjsolomon.com

June 27, 2007

The Board of Directors of Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, CA 91362

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness from a financial point of view to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Guitar Center, Inc. (the “Company”) of the consideration proposed to be received by the holders of Company Common Stock pursuant to the terms of the Agreement and Plan of Merger, to be dated June 27, 2007 (the “Merger Agreement”), by and among VH AcquisitionCo, Inc. (“Parent”), VH MergerSub, Inc., a wholly-owned direct subsidiary of Parent (“Merger Sub”), and the Company. Defined terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

We understand that the Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Parent (the “Merger”), and that, upon the effectiveness of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Parent, Merger Sub or any subsidiary of Parent or the Company or held in the treasury of the Company or by any Company Subsidiary or shares held by stockholders properly exercising appraisal rights) will be converted into the right to receive $63.00 in cash (the “Merger Consideration”).

For purposes of the opinion set forth herein, we have:

(i)    reviewed certain publicly available financial statements and other information concerning the business, financial condition and operations of the Company, including analyst research reports;

(ii)   reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii)  reviewed certain financial projections for the Company prepared by the management of the Company;

(iv)  discussed the past and current operations, financial condition and prospects of the Company with the management of the Company;

(v)    reviewed the reported prices and trading activity of the Company Common Stock;

(vi)  compared the financial performance and condition of the Company and the reported prices and trading activity of the Company Common Stock with that of certain other comparable publicly traded companies;

(vii) reviewed publicly available information regarding the financial terms of certain transactions we consider comparable, in whole or in part, to the Merger; and

(viii)     reviewed a draft of the Merger Agreement dated as of June 25, 2007.

We have assumed and relied upon the accuracy and completeness of the information that is publicly available or that was provided to us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have further relied upon the assurances of management of the Company that they are not aware of any facts that would make the information and projections provided by them and that are meaningful to our analysis inaccurate, incomplete or misleading. We have not conducted a physical inspection of the facilities or property of the Company. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Merger or the transaction structure on any person or entity.

We have assumed that the final form of the Merger Agreement will not differ in any respects material to our analysis from the last draft of the Merger Agreement reviewed by us. We have further assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that would be in any respect meaningful to our analysis and that Parent will obtain the necessary financing to effect the Merger in accordance with the terms of financing commitments in the forms provided by Parent. We have further assumed that all representations and warranties set forth in the Merger Agreement and all related agreements are and will be true and correct in all material respects as of all of the dates made or deemed made and that all parties to the Merger Agreement and all agreements related thereto will comply with all covenants of such party thereunder. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessments of the Company and its legal, tax and regulatory advisors with respect to such matters.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof and we do not assume any responsibility to update or revise our opinion based on circumstances or events occurring after the date hereof. In particular, we do not express any opinion as to the prices at which shares of

Company Common Stock may trade at any future time. Furthermore, our opinion does not address the Company’s underlying business decision to undertake any part of the Merger. Our opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified herein. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they become due. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any consideration payable to, the holders of any class of securities, creditors or other constituencies of the Company other than the holders of Company Common Stock.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets.

The financial advisory services we have provided to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the Merger were limited to the delivery of this opinion and certain other financial advisory services requested by the Special Committee. We will receive a fee for our services, a portion of which is payable upon the delivery of this opinion. In addition, the Company has agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of our services (including the rendering of this opinion).

This letter is solely for the information of the Special Committee and the Board of Directors of the Company, is not on behalf of, and is not intended to confer rights or remedies upon, any other entity or person, and may not be used for any other purpose without our prior written consent. This letter does not constitute a recommendation to any holder of Company Common Stock or any other person as to how any such holder or person should vote or act on any matter relating to any part of the Merger.

Based on, and subject to, the foregoing, we are of the opinion that, on the date hereof, the Merger Consideration proposed to be received by the holders of Company Common Stock in connection with the Merger is fair from a financial point of view to the holders of Company Common Stock.

Very truly yours,
PETER J. SOLOMON COMPANY, L.P.

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE

§ 262. Appraisal Rights

(a)        Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)        Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)        Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.          Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.          Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.          Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.          Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)        In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)        Appraisal rights shall be perfected as follows:

(1)        If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)        If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)         Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)        After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)         The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)         The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)         The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

GUITAR CENTER, INC.

SPECIAL MEETING OF STOCKHOLDERS

September 18, 2007

5:00 p.m. (local time)

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California  91362

The undersigned stockholder of Guitar Center, Inc. hereby acknowledges receipt of the Notice of Special Meeting of Stockholders of Guitar Center, Inc. and the Proxy Statement dated August 14, 2007, revokes any proxy or proxies previously granted and appoints Marty Albertson, Erick Mason and Leland Smith, or any of them, as proxies, each with full power of substitution and resubstitution, to vote the shares of the undersigned at the Special Meeting of Stockholders of Guitar Center, Inc. on September 18, 2007 and at any adjournment or postponement thereof.

This proxy is solicited on behalf of the Board of Directors of Guitar Center, Inc. for use at the Special Meeting of Stockholders of Guitar Center, Inc. on September 18, 2007.  This proxy will be voted in accordance with the specifications made on the reverse side.  If a choice is not indicated, this proxy will be voted “FOR” Proposals 1 and 2.

(See Reverse Side for Voting Instructions)

Address Change (Mark the corresponding box on the reverse side)

^   FOLD AND DETACH HERE   ^

This Board of Directors of Guitar Center, Inc. recommends you vote “FOR” Proposals 1 and 2.				Mark Here for Address Change or Comments		☐
PLEASE SEE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2. The proxies cannot vote your shares unless you sign and return this card or vote electronically over the Internet or via telephone.

1.

Proposal to adopt the Agreement and Plan of Merger, dated as of June 27, 2007, among VH AcquisitionCo, Inc., VH MergerSub, Inc. and Guitar Center, Inc., pursuant to which, upon the merger becoming effective, each outstanding share of Guitar Center common stock, par value $0.01 per share, will be converted into the right to receive $63.00 in cash, without interest.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

				FOR ☐	AGAINST ☐	ABSTAIN ☐

Please sign exactly as your name appears hereon. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, signing such person’s title and relationship to the partnership.

Signature		Signature		Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^   FOLD AND DETACH HERE   ^

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to Special Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/gtrc		TELEPHONE 1-866-540-5760

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.